PREM14A

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934, as amended

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐ Preliminary Proxy Statement ☒ Definitive Proxy Statement	☐ Confidential, for Use of the Commission Only(as permitted by Rule 14a-6(e)(2))
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

EMBARCADERO TECHNOLOGIES, INC.

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐    No fee required.

☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☒    Fee paid previously with preliminary materials.

☐    Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

EMBARCADERO TECHNOLOGIES, INC.

100 California Street, 12th Floor

San Francisco, California 94111

May 24, 2007

Dear Fellow Stockholder:

You are cordially invited to attend the Special Meeting of Stockholders (the “special meeting”) of Embarcadero Technologies, Inc. (“Embarcadero,” “Company,” “we,” “us,” or “our”), which will be held on Friday, June 22, 2007, at 10:00 a.m., local time, at the Company’s principal executive offices located at 100 California Street, 12th Floor, San Francisco, California 94111. The Company’s telephone number is (415) 834-3131.

At this meeting, you will be asked to consider and vote upon a proposal to adopt an agreement and plan of merger, dated as of April 5, 2007, by and among EMB Holding Corp., EMBT Merger Corp. and the Company (the “merger agreement”), pursuant to which EMBT Merger Corp. will be merged with and into the Company, with the Company continuing as the surviving corporation. If the merger is completed, each share of Company common stock issued and outstanding at the effective time of the merger will be converted into the right to receive $7.20 in cash, without interest, other than shares held by the Company or any of its subsidiaries or EMB Holding Corp., which will be cancelled without payment, and shares held by stockholders who are entitled to, and who properly exercise and perfect, appraisal rights in compliance with all of the required procedures under Delaware law.

If the merger is completed, the Company will continue its operations as a privately-held company owned by an affiliate of Thoma Cressey Bravo, Inc., a private equity firm.

As a result of the merger, the Company’s shares will no longer be quoted on The NASDAQ Global Select Market.

Our board of directors approved the merger agreement and the transactions contemplated by the merger agreement and determined that the merger is fair to, advisable and in the best interests of our stockholders. The board of directors recommends that you vote “FOR” the adoption of the merger agreement.

The proxy statement accompanying this letter provides you with information about the proposed merger and the special meeting. We encourage you to read the entire proxy statement carefully, including the merger agreement and the other documents annexed to the proxy statement. You may also obtain more information about Embarcadero from documents we have filed with the Securities and Exchange Commission.

Your vote is very important. The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of Embarcadero common stock. If you fail to vote on the merger agreement, the effect will be the same as a vote against the adoption of the merger agreement for purposes of the vote referred to above.

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. ALTERNATIVELY, YOU MAY SUBMIT A PROXY OVER THE INTERNET OR BY TELEPHONE, AS INDICATED ON THE PROXY CARD. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

Submitting a proxy will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting.

We thank you for your support and look forward to seeing you at the meeting.

Sincerely,

/s/ MICHAEL SHAHBAZIAN
Michael Shahbazian Senior Vice President and Chief Financial Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or the merger agreement or passed upon the adequacy or accuracy of the information contained in the accompanying proxy statement. Any representation to the contrary is a criminal offense.

THE ACCOMPANYING PROXY STATEMENT IS DATED MAY 24, 2007

AND IS FIRST BEING MAILED TO STOCKHOLDERS ON OR ABOUT MAY 31, 2007.

EMBARCADERO TECHNOLOGIES, INC.

100 California Street, 12th Floor

San Francisco, California 94111

(415) 834-3131

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To be Held on June 22, 2007

To Our Stockholders:

Notice is hereby given that a special meeting of stockholders of Embarcadero Technologies, Inc., a Delaware corporation (the “Company”), will be held on Friday, June 22, 2007, at 10:00 a.m., local time, at the Company’s principal executive offices located at 100 California Street, 12th Floor, San Francisco, California 94111, for the following purposes:

1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of April 5, 2007, by and among EMB Holding Corp., EMBT Merger Corp. and the Company (the “merger agreement”), pursuant to which, upon the merger becoming effective, each share of common stock, par value $0.001 per share, of the Company will be converted into the right to receive $7.20 in cash, without interest, other than shares held by the Company or any of its subsidiaries or EMB Holding Corp., which will be cancelled without payment, and shares held by stockholders who are entitled to, and who properly exercise and perfect, appraisal rights in compliance with all of the required procedures under Delaware law;

2. To approve the adjournment of the meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement; and

3. To act upon such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

Only holders of the Company’s common stock at the close of business on May 1, 2007 are entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting.

You are cordially invited to attend the meeting in person.

Your vote is important, regardless of the number of shares of the Company’s common stock that you own. The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of the Company’s common stock entitled to vote on that proposal. The proposal to adjourn the meeting, if necessary, to solicit additional proxies requires the affirmative vote of a majority of the shares present and entitled to vote on the matter at the special meeting.

Even if you plan to attend the meeting in person, please complete, sign, date and return the enclosed proxy to ensure that your shares will be represented at the meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your vote will be counted as a vote in favor of the adoption of the merger agreement, in favor of the proposal to adjourn the meeting, if necessary, to solicit additional proxies, and in accordance with the recommendation of our board of directors on any other matters properly brought before the meeting for a vote. If you fail to return your proxy card, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the meeting and will have the same effect as a vote against the adoption of the merger agreement, but will not affect the outcome of the vote regarding the adjournment of the meeting, if necessary, to solicit additional proxies. Alternatively, you may submit a proxy for your shares over the Internet or by telephone, as indicated on the proxy card. If you are a stockholder of record and do attend the meeting, you may vote in person.

YOUR VOTE IS IMPORTANT!

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. ALTERNATIVELY, YOU MAY SUBMIT A PROXY OVER THE INTERNET OR BY TELEPHONE, AS INDICATED ON THE PROXY CARD. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

Stockholders of the Company who do not vote in favor of the adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares if the merger is completed, but only if they submit a written demand for appraisal to the Company before the vote is taken on the merger agreement and they comply with all of the other requirements of Delaware law, which are summarized in the accompanying proxy statement.

By Order of the Board of Directors,

/S/ MICHAEL SHAHBAZIAN
Michael Shahbazian Senior Vice President and Chief Financial Officer

San Francisco, California

May 24, 2007

ii

SUMMARY TERM SHEET

The following summary term sheet highlights selected information from this proxy statement and may not contain all of the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. In this proxy statement, the terms “Embarcadero,” “Company,” “we,” “our,” “ours,” and “us” refer to Embarcadero Technologies, Inc. and its subsidiaries, taken together unless the context requires otherwise.

The Merger and Related Matters

•

The Merger. You are being asked to vote to adopt an agreement and plan of merger among EMB Holding Corp. (“Parent”), EMBT Merger Corp. and Embarcadero, which provides for the merger of EMBT Merger Corp. with and into Embarcadero. Upon the completion of the merger, Embarcadero will be the surviving corporation and a wholly-owned subsidiary of Parent, and the separate existence of EMBT Merger Corp. will cease. We refer to the agreement and plan of merger in this proxy statement as the “merger agreement.” See “Proposal No. 1 – The Merger Agreement” beginning on page 49. A copy of the merger agreement is attached as Annex A to this proxy statement.

•	Parties to the Merger. See “The Parties to the Merger” beginning on page 41.

•

Embarcadero Technologies, Inc. Embarcadero was incorporated in California on July 23, 1993 and reincorporated in Delaware on February 15, 2000. Embarcadero is a leading provider of strategic data management solutions that help companies to improve the availability, integrity, accessibility and security of corporate data. Embarcadero develops, markets, sells and supports software that helps customers to manage corporate data more effectively.

•

EMBT Merger Corp. EMBT Merger Corp. is a Delaware corporation that was incorporated on August 24, 2006 solely for the purpose of completing the merger and related transactions. EMBT Merger Corp. has not participated in any activities to date other than activities incident to its formation and the transactions contemplated by the merger agreement.

•

EMB Holding Corp. EMB Holding Corp. is a Delaware corporation that was incorporated on August 24, 2006 solely for the purpose of completing the merger and related transactions. Parent is the sole stockholder of EMBT Merger Corp.

•	Other Participants. See “Other Participants” beginning on page 42.

•

Thoma Cressey Bravo, Inc. Thoma Cressey Bravo, Inc. (“TCB”) is a Delaware corporation and its principal business is investing in strategic business opportunities, principally in the information technology, healthcare, business services and consumer products and services fields. TCB was incorporated in the state of Delaware on December 19, 1997. In connection with the merger, TCB formed EMBT Holdings, Inc. to hold all of the shares of Parent.

•

EMBT Holdings, Inc. EMBT Holdings, Inc. is an affiliate of TCB and was incorporated in Delaware on August 24, 2006 solely for the purpose of holding the shares of Parent. EMBT Holdings, Inc. has not participated in any activities to date other than activities incident to its formation. EMBT Holdings, Inc. is the sole stockholder of Parent. In connection with the merger, TCB, together with other potential investors including Thoma Cressey Fund VIII, L.P. (collectively, the “Investors”), are expected to make equity investments in EMBT Holdings, Inc., which will be used to fund the equity capital of Parent. Thoma Cressey Fund VIII, L.P. is an affiliated fund of TCB and invests largely in companies in the software and healthcare industries, as well as in areas such as business services and consumer products and services.

•

Payment for Common Stock. If the merger is completed, each share of Embarcadero common stock issued and outstanding at the effective time of the merger will be converted into the right to receive $7.20 in cash, without interest, other than shares held by us or any of our subsidiaries, or EMB Holding

Corp., which shares will be cancelled without payment, and shares held by stockholders who are entitled to, and who properly exercise and perfect, appraisal rights in compliance with all of the required procedures under Delaware law. See “The Merger Agreement—Treatment of Stock and Options” beginning on page 49.

•

Treatment of Options. Immediately prior to the effective time of the merger, all outstanding options to purchase Embarcadero common stock will accelerate and become fully vested. Upon completion of the merger, any options having an exercise price equal to or greater than $7.20 per share will be cancelled without payment and any options having an exercise price less than $7.20 per share will entitle the holder thereof to receive an amount in cash equal to the product of (i) the total number of shares of Embarcadero common stock subject to the option, multiplied by (ii) the excess of $7.20 over the exercise price per share of Embarcadero common stock underlying such option, less any applicable withholding taxes. Each of the Company’s equity incentive plans will be terminated upon completion of the merger. See “The Merger Agreement—Treatment of Stock and Options” beginning on page 49.

•

Treatment of Restricted Stock. If any share of restricted Embarcadero common stock outstanding immediately prior to the effective time of the merger is unvested or subject to a repurchase option, then, effective immediately prior to the completion of the merger, any such share of restricted common stock will accelerate and become fully vested and any repurchase option will lapse. Thereafter, each such share will be converted into the right to receive $7.20 in cash, without interest. See “The Merger Agreement—Treatment of Restricted Stock” beginning on page 49.

•

Effect of the Merger on Embarcadero. After the merger, Embarcadero’s shares will no longer be quoted on The NASDAQ Global Select Market. In addition, Embarcadero will terminate the registration of Embarcadero common stock under the Securities Exchange Act of 1934.

•

Board of Directors Recommendation. In evaluating the merger, our board of directors considered a number of factors, including, among other things, the challenges facing the Company to increase stockholder value as an independent publicly-traded company, our current business and prospects, financial condition and results of operations, the consideration to be received by our stockholders pursuant to the merger, comparable transactions and a fairness opinion, dated April 5, 2007, from Morgan Stanley & Co. Incorporated (“Morgan Stanley”), the financial advisor to the board of directors, which is described below. After careful consideration of these and other factors, our board of directors approved the merger agreement and related documents and determined to recommend that our stockholders vote “FOR” the adoption of the merger agreement. See “The Merger—Background of the Merger” beginning on page 13 and “The Merger—Recommendation of the Board of Directors” beginning on page 25.

•

Opinion of Financial Advisor. Our board of directors received a fairness opinion, dated April 5, 2007, from Morgan Stanley, the financial advisor to the board of directors, to the effect that, as of that date and based upon and subject to the assumptions, qualifications and limitations set forth in the opinion, the merger consideration of $7.20 per share to be received by holders of shares of Embarcadero common stock pursuant to the merger agreement is fair from a financial point of view to the holders of Embarcadero common stock, other than one or more officers of Embarcadero who are investing a portion of their proceeds from the merger in the capital stock of EMBT Holdings Inc. Embarcadero has agreed to pay Morgan Stanley a fee for its services of approximately $3.0 million, a substantial portion of which is contingent upon the completion of the merger. See “The Merger—Opinion of Morgan Stanley & Co. Incorporated” beginning on page 27. A copy of Morgan Stanley’s opinion is attached as Annex B to this proxy statement.

•

Interests of Certain Persons in the Merger. Some of our directors and officers have interests in the merger that may be different from, or in addition to, the interests that apply to our stockholders generally. These interests include the following:

•	All outstanding options to purchase Embarcadero common stock, including those held by our directors and officers other than certain options granted to our directors and officers that were cancelled in connection with the execution of the merger agreement, will accelerate and become fully vested immediately prior to the completion of the merger, and in the case of any options having a per share exercise price less than $7.20, will entitle the holder thereof to receive an amount in cash equal to the product of (i) the total number of shares of Embarcadero common stock subject to the option, multiplied by (ii) the excess of $7.20 over the exercise price per share, less applicable withholding taxes;

•

All outstanding shares of restricted Embarcadero common stock, including those held by our officers, will accelerate and become fully vested immediately prior to the completion of the merger, and any repurchase option will lapse, after which each such share will be converted into the right to receive $7.20 in cash, without interest, less applicable withholding taxes;

•

Pursuant to the terms of his existing employment agreement with us, Michael Shahbazian, our Chief Financial Officer, will be entitled to accelerated vesting of all unvested stock options and restricted common stock held by him, as well as certain other severance benefits, upon the completion of the merger and the termination of his employment as Chief Financial Officer after the merger;

•	Mr. Shahbazian will also receive a one-time transaction bonus of $100,000 payable upon consummation of the merger;

•

As the surviving corporation, Embarcadero is required after completion of the merger to maintain certain indemnification and insurance policies applicable to the existing directors and executive officers of the Company;

•

Raj Sabhlok will become the Chief Executive Officer of the surviving corporation after the merger pursuant to an employment agreement entered into in connection with the execution of the merger agreement and to become effective upon the completion of the merger that provides for, among other things, severance payments under certain circumstances and the right to receive management incentive equity awards in EMBT Holdings, Inc.;

•

Pursuant to his employment agreement, Mr. Sabhlok will be entitled upon completion of the merger to invest $720,000 in shares of capital stock of EMBT Holdings, Inc. on the same terms as the other investors in EMBT Holdings, Inc.; and

•

We expect that each of Scott Schoonover, Greg Davoll, Greg Keller and Wayne Williams will also enter into employment agreements with the surviving corporation prior to the completion of the merger and that each will accordingly continue as an officer of the surviving corporation after the merger.

Our board of directors was aware of these interests and considered them, among other things, when approving the merger agreement. See “The Merger—Interests of Certain Persons in the Merger” beginning on page 37.

•

Financing of the Merger. TCB estimates that the total amount of funds required to pay the aggregate merger consideration in connection with the merger will be approximately $200,000,000. TCB expects this amount, together with the related working capital requirements of Embarcadero following the completion of the merger, to be provided through a combination of the proceeds of the following:

•	an aggregate cash equity investment in EMBT Holdings, Inc. by TCB and the other Investors of up to approximately $52,000,000;

•

new senior secured credit facilities in the aggregate amount of $100,000,000, consisting of two term loans in the amounts of $65,000,000 and $25,000,000, respectively, and a $10,000,000 revolving credit facility; and

•	cash and cash equivalents held by Embarcadero.

See “The Merger—Financing of the Merger” beginning on page 36.

•

Sponsor Guarantee. Thoma Cressey Fund VIII, L.P. has agreed to be responsible for the performance by Parent and EMBT Merger Corp. of all of their obligations under the merger agreement, up to a maximum amount of $5,000,000. See “Other Agreements—Limited Guarantee” beginning on page 63.

•

Other Offers. The merger agreement restricts our ability to, among other things, solicit or engage in discussions or negotiations with a third party regarding specified transactions involving Embarcadero. However, under specified circumstances, our board of directors may terminate the merger agreement if it receives and accepts a superior proposal, as defined in the merger agreement, subject to the payment of a termination fee of $5,000,000 to Parent and the fulfillment of certain other conditions. See “The Merger Agreement—No Solicitation of Transactions” beginning on page 56 and “The Merger Agreement—Termination” beginning on page 60.

•

Tax Consequences. Generally, the exchange of your shares for cash pursuant to the merger will be taxable for U.S. federal income tax purposes. You will recognize taxable gain or loss in the amount of the difference between $7.20 per share that you receive and your adjusted tax basis for each share of Embarcadero common stock that you own. See “The Merger—Material U.S. Federal Income Tax Consequences” beginning on page 39.

•

Conditions. The completion of the merger pursuant to the merger agreement is subject, among other things, to (i) adoption of the merger agreement by the holders of a majority of the outstanding shares of Embarcadero common stock; (ii) the delivery by an appraisal firm to our board of directors of an opinion indicating that, among other things, after giving effect to the merger and related transactions, Embarcadero will not be insolvent and will have assets sufficient to pay its debts and other obligations and to conduct its business, (iii) expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), which condition has been met, (iv) purchase by Parent or the surviving corporation of a directors’ and officers’ insurance policy that provides coverage for acts or omissions of our existing directors and officers occurring prior to the effective time of the merger, (v) no material adverse effect relating to Embarcadero, and (vi) filing by Embarcadero with the SEC of its Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 and its Annual Report on Form 10-K for the year ended December 31, 2006, which condition has been met. Although the merger is not contingent on any financing, neither Parent nor EMBT Merger Corp. has any material assets and Thoma Cressey Fund VIII, L.P. has only guaranteed their performance under the merger agreement up to a maximum amount of $5,000,000. See “The Merger Agreement—Conditions to the Merger” beginning on page 59.

The Special Meeting and Related Matters

•

Date, Time and Place. The special meeting of our stockholders will be held on Friday, June 22, 2007, at 10:00 a.m., local time, at our principal executive offices located at 100 California Street, 12th Floor, San Francisco, California 94111.

•

Record Date and Voting. You are entitled to vote at the special meeting if you owned shares of Embarcadero common stock at the close of business on May 1, 2007, the record date for the special meeting. Each outstanding share of Embarcadero common stock on the record date entitles the holder to one vote on each matter submitted to stockholders for approval at the special meeting. As of the close of business on the record date, there were 26,134,970 shares of common stock of Embarcadero entitled to be voted at the special meeting. See “The Special Meeting—Record Date, Quorum and Voting Power” beginning on page 46.

•

Stockholder Vote Required to Adopt the Merger Agreement. For Embarcadero to complete the merger, stockholders holding at least a majority of the shares of Embarcadero common stock outstanding at the close of business on the record date must vote “FOR” the adoption of the merger agreement. See “The Special Meeting—Required Vote” beginning on page 46.

•

Share Ownership of Directors and Executive Officers. As of the close of business on the record date for the special meeting, our directors and executive officers held and are entitled to vote, in the aggregate, 305,955 shares of Embarcadero common stock, representing approximately 1.17% of the outstanding shares of our common stock. Stephen Wong, our former Chairman, President and Chief

Executive Officer, held, as of the close of business on the record date for the special meeting, and is entitled to vote 4,385,000 shares of Embarcadero common stock, representing approximately 16.78% of the outstanding shares of our common stock. Each of Stephen Wong, Raj Sabhlok, our Senior Vice President of Operations, Michael Shahbazian, our Chief Financial Officer, Wayne Williams, our Chief Technology Officer, and Scott Schoonover, our Vice President, Worldwide Sales, has agreed to vote, or cause to be voted or consented, all of his shares of our common stock and those acquired after the date of the voting agreements, if any, in favor of the adoption of the merger agreement. As of the record date, the voting agreements executed by Messrs. Wong, Sabhlok, Shahbazian, Williams and Schoonover cover an aggregate of 4,775,955 shares of Embarcadero common stock, representing approximately 18.27% of the shares of Embarcadero common stock entitled to vote upon the adoption of the merger agreement. In addition to the shares that Messrs. Wong, Sabhlok, Shahbazian, Williams and Schoonover have agreed to vote in favor of adoption of the merger agreement pursuant to the voting agreements, the affirmative vote of holders of Embarcadero common stock representing at least 8,291,531 shares of our common stock, or approximately 31.73% of the outstanding shares of our common stock, will be required to adopt the merger agreement. See “The Special Meeting—Voting by Directors and Executive Officers” beginning on page 47. A copy of the form of voting agreement entered into by each of Messrs. Wong, Sabhlok, Shahbazian, Williams and Schoonover is included as Exhibit A to the merger agreement, which is attached as Annex A to this proxy statement.

•

Appraisal Rights of Stockholders. Under Delaware law, you are entitled to appraisal rights in connection with the merger. As a result, you will have the right under Delaware law to have the “fair value” of your shares of Embarcadero common stock determined by the Delaware Chancery Court. This right to appraisal is subject to a number of restrictions and procedural requirements. Generally, in order to exercise your appraisal rights, you must:

•	send a written demand to Embarcadero for appraisal in compliance with the General Corporation Law of the State of Delaware before the vote on the adoption of the merger agreement;

•	not vote in favor of the adoption of the merger agreement; and

•	continuously hold your Embarcadero common stock from the date you make the demand for appraisal through the effective date of the merger.

Merely voting against the adoption of the merger agreement will not protect your rights to an appraisal, which requires you to take all the steps provided under Delaware law. Delaware law requirements for exercising appraisal rights are described in further detail in this proxy statement. See “Appraisal Rights” beginning on page 67. In addition, Section 262 of the General Corporation Law of the State of Delaware, which is the section of Delaware law regarding appraisal rights, is reproduced and attached as Annex C to this proxy statement.

If you vote for the adoption of the merger agreement, you will waive your rights to seek appraisal of your shares of Embarcadero common stock under Delaware law.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following questions and answers briefly address some commonly asked questions about the merger and the special meeting. They may not include all of the information that may be important to you. We urge you to read carefully this entire proxy statement, including the annexed documents and the other documents we refer to and incorporate by reference in this proxy statement.

Q:	What matters will I be asked to vote on at the special meeting?

A:	You will be asked to vote upon the following proposals:

•	the adoption of the merger agreement, which provides for the merger of EMBT Merger Corp. with and into Embarcadero;

•

the approval of the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement; and

•	such other business as may properly come before the special meeting.

Q:	What will happen to Embarcadero as a result of the merger?

A: Embarcadero will continue its operations as a privately-held company directly held by Parent, which is a wholly-owned subsidiary of EMBT Holdings, Inc. After the merger, EMBT Holdings, Inc. will be controlled by TCB and the other Investors. Our common stock will no longer be publicly traded, and we will no longer file periodic and other reports with the Securities and Exchange Commission with respect to our common stock or proxy or information statements with respect to stockholders’ meetings.

Q:	What will I receive for my Embarcadero common stock if the merger is completed?

A: If the merger is completed, you will no longer own shares of Embarcadero common stock. If the merger is completed, each share of your Embarcadero common stock will be converted into the right to receive $7.20 in cash, without interest, unless you validly exercise and perfect appraisal rights in compliance with all of the required procedures under Delaware law, in which case your shares will be subject to appraisal in accordance with Delaware law.

Q:	What will happen to my stock options in the merger?

A: Immediately prior to the effective time of the merger, all outstanding options to acquire Embarcadero common stock will accelerate and become fully vested. Upon the completion of the merger, any options having an exercise price equal to or greater than $7.20 per share will be cancelled without payment and any options having an exercise price less than $7.20 per share will entitle the holder thereof to receive an amount in cash, without interest, less applicable withholding taxes, equal to the product of (i) the total number of shares of Embarcadero common stock subject to the option, multiplied by (ii) the excess of $7.20 over the exercise price per share of Embarcadero common stock underlying such option, which cash amount we refer to as the “option consideration.” Each of the Company’s equity incentive plans will be terminated upon the completion of the merger.

Q:	What will happen to my restricted shares of Embarcadero common stock in the merger?

A: If any shares of your restricted common stock outstanding immediately prior to the effective time of the merger is unvested or subject to a repurchase option, then, effective immediately prior to the completion of the merger, any such share of restricted common stock will accelerate and become fully vested and any repurchase option will lapse. Thereafter, each such share will be converted into the right to receive $7.20 in cash, without interest.

Q:	How does Embarcadero’s board of directors recommend that I vote on the merger?

A: Our board of directors approved the merger agreement and related documents and determined that the merger, on the terms and conditions set forth in the merger agreement, is fair to, advisable and in the best interests of our stockholders. The board of directors recommends that you vote “FOR” the adoption of the merger agreement.

Q: Do any members of the board of directors or management of Embarcadero have interests in the merger that may be different from my interests as a stockholder?

A: Yes, some of our directors and officers have interests in the merger that may be different from, or in addition to, the interests that apply to our stockholders generally, including the following:

•

All outstanding options to purchase Embarcadero common stock, including those held by our directors and executive officers other than certain options granted to our directors and executive officers that were cancelled in connection with the execution of the merger agreement, will accelerate and become fully vested immediately prior to the completion of the merger, and in the case of any options having an exercise price less than $7.20 per share, will entitle the holder thereof to receive the option consideration;

•

All outstanding shares of restricted Embarcadero common stock, including those held by our executive officers, will accelerate and become fully vested immediately prior to the completion of the merger, and any repurchase option will lapse, after which each such share will be converted into the right to receive $7.20 in cash, without interest;

•

Pursuant to the terms of his existing employment agreement with us, Michael Shahbazian, our Chief Financial Officer, will be entitled to accelerated vesting of all unvested stock options and restricted common stock held by him, as well as certain other severance benefits, upon the completion of the merger and the termination of his employment as Chief Financial Officer after the merger;

•	Mr. Shahbazian will also receive a one-time transaction bonus of $100,000 payable upon consummation of the merger;

•

As the surviving corporation, Embarcadero is required after completion of the merger to maintain certain indemnification and insurance policies applicable to the existing directors and executive officers of the Company;

•

Raj Sabhlok will become the Chief Executive Officer of the surviving corporation after the merger pursuant to an employment agreement entered into in connection with the execution of the merger agreement and to become effective upon completion of the merger that provides for, among other things, severance payments under certain circumstances and the right to receive management incentive equity awards in EMBT Holdings, Inc.;

•

Pursuant to his employment agreement, Mr. Sabhlok will be entitled to invest, on the same terms as the other Investors, $720,000 of his proceeds from the merger in shares of capital stock of EMBT Holdings, Inc., representing approximately 1.28% of the equity capital of that company, upon completion of the merger; and

•

We expect that each of Scott Schoonover, Greg Davoll, Greg Keller and Wayne Williams will also enter into employment agreements with the surviving corporation prior to the completion of the merger and that each will accordingly continue as an officer of the surviving corporation after the merger.

See “The Merger—Interests of Certain Persons in the Merger” beginning on page 37.

Q: What are EMBT Merger Corp., EMB Holding Corp. and EMBT Holdings, Inc.?

A: EMBT Merger Corp. was incorporated in Delaware on August 24, 2006 solely for the purpose of completing the merger and related transactions. EMB Holding Corp., or Parent, is the sole stockholder of EMBT Merger Corp., and was incorporated in Delaware on August 24, 2006 solely for the purpose of completing the merger and related transactions. EMBT Holdings, Inc. was incorporated in Delaware on August 24, 2006 solely for the purpose of holding the shares of Parent. Upon the completion of the merger, the Investors are expected to make equity investments in EMBT Holdings, Inc., which will be used to fund the equity capital of Parent.

Q: How will EMBT Merger Corp. and Parent pay the merger consideration?

A: EMBT Merger Corp. and Parent will pay the merger consideration from the proceeds of equity investments in EMBT Holdings, Inc., the sole stockholder of Parent, to be made by the Investors, in connection with the merger. In addition, it is anticipated that debt financing arrangements to be entered into in connection with the merger, together with cash and cash equivalents held by Embarcadero and its subsidiaries, will be used to fund payment of a portion of the merger consideration and to fund the business and operations of Embarcadero after the merger. For more information about the financing of the merger, see “The Merger—Financing of the Merger” beginning on page 36.

Q: When do you expect the merger to be completed?

A: We are working to complete the merger as quickly as possible, and we anticipate that it will be completed in the second quarter of 2007. In order to complete the merger, we must obtain stockholder approval, and the other closing conditions under the merger agreement must be satisfied or waived. See “The Merger Agreement—Conditions to the Merger” beginning on page 59 and “The Merger Agreement—Effective Time” beginning on page 49.

Q: What are the conditions to the completion of the merger?

A:	The completion of the merger is subject to a number of conditions, including, among others:

•	adoption of the merger agreement by the holders of a majority of the outstanding shares of our common stock;

•	the absence of any law or order that prevents or prohibits completion of the merger;

•	the receipt from all governmental authorities and third parties of all material consents, approvals and authorizations required in order to complete the merger;

•	the expiration or termination of the applicable waiting period under the HSR Act, which condition has been met;

•

the purchase by Parent or the surviving corporation of a directors’ and officers’ insurance policy that provides coverage for acts on omissions of our existing directors and officers occurring prior to the effective time of the merger;

•	the accuracy of the representations and warranties made by us, Parent and EMBT Merger Corp. in the merger agreement, subject to specified materiality thresholds;

•	the performance, in all material respects, by us, Parent and EMBT Merger Corp. of the covenants and agreements in the merger agreement;

•	the absence of any occurrence that has had a material adverse effect on Embarcadero;

•	the delivery of specified certifications;

•	the delivery of a solvency opinion to our board of directors; and

•

the filing with the SEC of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 and our Annual Report on Form 10-K for the year ended December 31, 2006, which condition has been met.

If all of these conditions are not either satisfied or waived, the merger will not be completed even if our stockholders vote to adopt the merger agreement. See “The Merger Agreement—Conditions to the Merger” beginning on page 59.

Q: Will I owe any U.S. federal income tax as a result of the merger?

A: Generally, the exchange of your shares for cash pursuant to the merger will be taxable for U.S. federal income tax purposes. You will recognize taxable gain or loss in the amount of the difference between $7.20 per share that you receive and your adjusted tax basis for each share of Embarcadero common stock that you own. For further information about the U.S. federal income tax consequences of the merger, see “The Merger—Material U.S. Federal Income Tax Consequences” beginning on page 39.

Q: When and where is the special meeting?

A: The special meeting will be held on Friday, June 22, 2007, at 10:00 a.m., local time, at Embarcadero’s principal executive offices located at 100 California Street, 12th Floor, San Francisco, California 94111.

Q: Who can vote on the merger agreement?

A: Holders of our common stock at the close of business on May 1, 2007, the record date for the special meeting, may vote in person or by proxy on the merger agreement at the special meeting.

Q: What vote of stockholders is required to adopt the merger agreement?

A: In order to complete the merger, stockholders holding at least a majority of the shares of our common stock outstanding at the close of business on the record date must vote “FOR” the adoption of the merger agreement.

Q: What vote of stockholders is required for the proposal to adjourn the meeting?

A: The proposal to adjourn the meeting, if necessary, to solicit additional proxies requires the affirmative vote of a majority of the shares present and entitled to vote on the matter at the special meeting.

Q: Are any stockholders required to vote in favor of adopting the merger agreement?

A: Yes. Under the terms of voting agreements entered into in connection with the merger agreement, Messrs. Wong, Sabhlok, Shahbazian, Williams and Schoonover have agreed to vote all shares of Embarcadero common stock currently held or subsequently acquired by them in favor of adopting the merger agreement. As of the record date, the voting agreements executed by Messrs. Wong, Sabhlok, Shahbazian, Williams and Schoonover cover an aggregate of 4,775,955 shares of Embarcadero common stock, representing approximately 18.27% of the shares of our common stock entitled vote upon the adoption of the merger agreement.

Q: What does it mean if I receive more than one proxy card?

A: If you have shares of our common stock that are registered differently and are in more than one account, you will receive more than one proxy card. Please follow the directions for voting on each of the proxy cards you receive to ensure that all of your shares are voted.

Q: How do I vote without attending the special meeting?

A: If you hold shares in your name as the stockholder of record, then you received this proxy statement and a proxy card from us. If you hold shares in street name through a broker, bank or other nominee, then you received this proxy statement from the nominee, along with the nominee’s form of proxy card which includes voting instructions. In either case, you may submit a proxy for your shares by Internet, telephone or mail without attending the special meeting. To submit a proxy by mail, mark, sign and date the proxy card and return it in the postage-paid envelope provided. To submit a proxy by Internet or telephone, 24 hours a day, seven days a week, follow the instructions on the proxy card. Internet and telephone proxy submission provide the same authority to vote your shares as if you returned your proxy card by mail.

Q: How do I vote in person at the special meeting?

A: If you hold shares in your name as the stockholder of record, you may vote those shares in person at the special meeting by giving us a signed proxy card or ballot before voting is closed. If you want to do that, please bring proof of identification with you. Even if you plan to attend the special meeting, we recommend that you submit a proxy for your shares in advance as described above, so your vote will be counted even if you later decide not to attend.

If you hold shares in street name through a broker, bank or other nominee, you may vote those shares in person at the special meeting only if you obtain and bring with you a signed proxy from the necessary nominee giving you the right to vote the shares. To do this, you should contact your nominee.

Q: Can I change my vote?

A: After you submit a proxy for your shares, whether by Internet, telephone or mail, you may change your vote at any time before voting is closed at the special meeting. If you hold shares in your name as the stockholder of record, you should write to our Corporate Secretary at our principal offices, 100 California Street, 12th Floor, San Francisco, California 94111, stating that you want to revoke your proxy and that you need another proxy card. If you hold your shares in street name through a broker, bank or other nominee, you should contact the nominee and ask for a new proxy card. Alternatively, you may submit a proxy again by Internet or telephone. If you attend the special meeting, you may vote by proxy or ballot as described above, which will cancel your previous vote. Your last vote before voting is closed at the special meeting is the vote that will be counted.

Q: What happens if I do not respond?

A: For purposes of the proposal to adopt the merger agreement, the failure to respond by returning your proxy card will have the same effect as voting against the merger agreement unless you vote for the merger agreement in person at the special meeting. For purposes of any proposal to adjourn the meeting, if necessary, to solicit proxies, the failure to respond by returning your proxy card will not count as a vote entitled to be cast on the proposal but if the failure to respond causes your shares to be deemed to be a broker non-vote, your shares will count for determining whether a quorum is present.

Q: What is a quorum?

A: A quorum of the holders of the outstanding shares of our common stock must be present for the special meeting to be held. A quorum is present if the holders of a majority of the outstanding shares of our common stock entitled to vote are present at the special meeting, either in person or represented by proxy. Abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present.

Q: If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A: Yes, but only if you provide instructions to your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without those instructions, your shares will not be voted.

Q: How are votes counted?

A: For the proposal relating to the adoption of the merger agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not count as votes cast on the proposal relating to adoption of the merger agreement, but will count for the purpose of determining whether a quorum is present. If you ABSTAIN, it has the same effect as if you vote AGAINST the adoption of the merger agreement.

For the proposal to adjourn the meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not count as votes cast on the proposal to adjourn the meeting, if necessary, to solicit additional proxies, but will count for the purpose of determining whether a quorum is present.

If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the adoption of the merger agreement, “FOR” adjournment of the meeting, if necessary, to solicit additional proxies, and in accordance with the recommendations of our board of directors on any other matters properly brought before the meeting for a vote.

A broker non-vote generally occurs when a broker, bank or other nominee holding shares on your behalf does not vote on a proposal because the nominee has not received your voting instructions and lacks discretionary power to vote the shares. Broker non-votes will not count as votes cast on a proposal, but will count for the purpose of determining whether a quorum is present. Broker non-votes will have the same effect as a vote against the adoption of the merger agreement.

Q: Who will bear the cost of this solicitation?

A: We will pay the cost of this solicitation, which will be made primarily by mail. Proxies also may be solicited in person, or by telephone, facsimile, Internet or similar means, by our directors, officers or employees without additional compensation. We will, on request, reimburse stockholders who are brokers, banks or other nominees for their reasonable expenses in sending proxy materials to the beneficial owners of the shares they hold of record.

Q: Should I send in my stock certificates now?

A: No. If the merger is completed, you will receive a letter of transmittal with instructions informing you how to send your stock certificates to the paying agent in order to receive the merger consideration. You should use the letter of transmittal to exchange Embarcadero stock certificates for the merger consideration to which you are entitled as a result of the merger. If your shares are held in “street name” by your broker, you will receive instructions from your broker as to how to effect the surrender of your “street name” shares and receive cash for those shares. DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY.

Q: What rights do I have to seek appraisal for my shares?

A: If you wish, you may seek an appraisal of the fair value of your shares, but only if you comply with all requirements of Delaware law as described in the section of this proxy statement entitled “Appraisal Rights” beginning on page 67 and in Annex C of this proxy statement. Depending upon the determination of the Delaware Court of Chancery, the appraised fair value of your shares of Embarcadero common stock, which will be paid to you if you seek an appraisal and comply with all requirements of Delaware law, may be more than, less than or equal to the per share consideration to be paid pursuant to the merger.

Merely voting against the adoption of merger agreement will not preserve your appraisal rights under Delaware law. In order to validly exercise and perfect appraisal rights under Section 262 of the General Corporation Law of the State of Delaware, among other things, you must not vote for the adoption of the merger agreement and you must deliver to Embarcadero written demand for appraisal in compliance with Delaware law prior to the vote on the merger agreement at the special meeting. Failure to take all of the steps required under Delaware law may result in the loss of your appraisal rights.

Q: Who can help answer my other questions?

A: The information provided above in the summary term sheet and in the “question and answer” format is for your convenience only and is merely a summary of the information contained in this proxy statement. You should carefully read this entire proxy statement, including the documents annexed to this proxy statement and the documents we refer to or incorporate by reference in this proxy statement. If you have more questions about the special meeting or the merger, you should contact Investor Relations at investor@embarcadero.com or by telephone at (415) 834-3131.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, the annexes attached to this proxy statement, the documents incorporated by reference in this proxy statement and the documents to which we refer you in this proxy statement may contain forward-looking statements. These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations and intentions and other statements that are not historical facts. The words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including our plans, objectives, expectations and intentions and other factors discussed under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q filed with the SEC and incorporated by reference in this proxy statement. Factors that could cause or contribute to such differences include but are not limited to:

•

matters relating to the recently completed review by a Special Committee of our Board of Directors of our historical stock option grant practices and the restatement of our consolidated financial statements;

•	our non-compliance with NASDAQ listing requirements and the potential delisting of our securities;

•	our ability to generate revenues from sales of DBArtisan® and our other products;

•	the performance of, the levels of customer demand for and satisfaction with, our products;

•	our ability to generate new business from existing customers and to add new customers from our existing or new products; and

•	the effect of economic conditions on spending in the information technology market.

Statements about the expected timing, completion and effects of the proposed merger and the possibility of satisfying the conditions required to complete the merger also constitute forward-looking statements. We may not be able to complete the proposed merger on the terms described in this proxy statement or other acceptable terms or at all because of a number of factors, including the failure to obtain stockholder approval or the failure to satisfy the other closing conditions. In addition to other factors and matters contained in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the satisfaction of the conditions to complete the merger, including the receipt of the required stockholder and regulatory approvals;

•	the actual terms of the financing arrangements obtained in connection with the merger;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•	the failure of the merger to close for any other reason;

•	the amount of the costs, fees, expenses and charges related to the merger; and

•	our substantial indebtedness following the completion of the merger.

All forward-looking statements contained or incorporated by reference in the proxy statement speak only as of the date of this proxy statement or as of such earlier date that those statements were made and are based on current expectations or expectations as of such earlier date and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. We undertake no obligation to release any revisions to such forward-looking statements to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events. Notwithstanding the foregoing, in the event of any material change in any of the information previously disclosed, we will update such information through a supplement to this proxy statement, to the extent required by applicable law.

THE MERGER

Background of the Merger

In response to preliminary inquiries by three potential strategic buyers, the board of directors, on April 7, 2006, recommended that management engage an investment banking firm to undertake a review of the Company’s strategic alternatives. After reviewing its relationships with different investment banking firms and soliciting input from the board of directors, management asked Morgan Stanley to make a presentation to the board of directors regarding such alternatives at a meeting on May 8, 2006. After that meeting and further discussion among the directors, the board of directors resolved to retain Morgan Stanley as its financial advisor at a subsequent board meeting on June 6, 2006 and asked Morgan Stanley to prepare a list of potentially interested strategic and financial parties for the Company. On June 12, 2006, the Company executed an engagement letter with Morgan Stanley. On June 16, 2006, Morgan Stanley presented a list of potentially interested parties to the Board, and the Board authorized Morgan Stanley to approach a select group of potentially interested parties to solicit indications of interest in a transaction with the Company.

In early June 2006, Silver Oak Partners approached Stephen Wong, then the Company’s Chairman, President and Chief Executive Officer, on behalf of Thoma Cressey Bravo, Inc. (“TCB”), formerly known as Thoma Cressey Equity Partners, Inc., to discuss a potential acquisition of the Company and to arrange a meeting between representatives of the Company and TCB. On June 19, 2006, Mr. Wong, Raj Sabhlok, the Company’s Senior Vice President of Operations, and Michael Shahbazian, the Company’s Chief Financial Officer, met with Orlando Bravo, Scott Crabill and Seth Boro, representatives of TCB, and discussed various background and public financial information about the Company and the possibility of a potential acquisition of the Company. At this meeting, TCB made a preliminary proposal to acquire the Company at a price of $7.50 per share in cash. Subsequent to this meeting, TCB was informed of the engagement of Morgan Stanley and asked to coordinate any further contact with Morgan Stanley.

Between July 6 and July 13, 2006, Morgan Stanley and TCB held a series of conversations to negotiate a confidentiality agreement between the Company and TCB and to schedule a second meeting between TCB and representatives of the Company.

In early July 2006, Morgan Stanley also contacted seven additional parties, including four strategic parties and three private equity firms, regarding a potential transaction with the Company and indicated that the board of directors was interested in entertaining offers for the Company. Two of these parties subsequently entered into confidentiality agreements with the Company and met with representatives of the Company during the month of July 2006.

On July 13, 2006, TCB and the Company entered into a Confidentiality Agreement in connection with a potential transaction for the Company. Thereafter, TCB commenced its due diligence review of the Company and its operations, prospects and affairs.

On July 20, 2006, Messrs. Wong and Bravo met to discuss a potential acquisition of the Company by TCB and Mr. Wong’s level of interest in continuing to lead the Company following such a transaction. On July 21, 2006, Messrs. Wong, Sabhlok and Shahbazian of the Company met with Messrs. Bravo, Crabill and Boro of TCB and discussed, among other things, the Company’s business, customer base, product portfolio, organizational structure and financial projections.

On July 25, 2006, Morgan Stanley contacted an additional party (which had not been previously contacted) regarding a potential transaction with the Company.

On July 30, 2006, TCB delivered to Morgan Stanley a draft letter of intent and form of merger agreement with an offering price of $8.25 per share in cash and requested that the Company enter into the letter of intent, which included an exclusivity period.

Representatives of the Company and TCB met again on July 31, 2006 to discuss various due diligence matters and the draft letter of intent, and met with potential lenders to familiarize these potential lenders with the transaction and the Company’s financial ability. Later that day and again on August 1, 2006, the board of directors met with Messrs. Wong, Sabhlok and Shahbazian, Morgan Stanley and Heller Ehrman LLP, counsel to the Company, to discuss the proposal from TCB. Mr. Wong reported to the board of directors on the status of discussions with TCB, TCB’s due diligence efforts and the material economic terms and conditions of TCB’s proposal. Morgan Stanley then discussed certain issues with the board of directors, including, among other things, Morgan Stanley’s preliminary valuation analysis of the Company and the status of discussions with other potential buyers. Heller Ehrman also advised the board of directors of its fiduciary duties in the context of an all cash offer for the Company and entertained questions from the directors concerning their fiduciary duties and the terms of the proposal from TCB. After further deliberations, both in and out of executive session, the Board rejected TCB’s offer as inadequate and instructed Morgan Stanley to continue its negotiations with TCB, while furthering discussions with other potential buyers.

Morgan Stanley informed TCB of the board of directors’ decision on August 1, 2006. On August 2, 2006, TCB made a revised proposal for the Company at $9.00 per share and requested that the Company enter into an exclusivity agreement to enable TCB to complete its due diligence and negotiate a merger agreement with the Company and its legal counsel.

On August 2, 2006, Morgan Stanley contacted an additional party (which had not been previously contacted) regarding a potential transaction with the Company. On August 3, 2006, that party entered into a confidentiality agreement with the Company and held a telephonic meeting with representatives of the Company.

On August 3, 2006, the board of directors met with Messrs. Wong, Sabhlok and Shahbazian and its financial advisor and legal counsel and deliberated about the revised proposal submitted by TCB. Morgan Stanley updated the board on the negotiations with TCB and summarized the terms of its revised proposal and TCB’s desire to enter into an exclusivity agreement while it completed its due diligence review. After questions and further discussions, the board of directors authorized the Company to enter into an exclusivity agreement with TCB.

On August 5, 2006, TCB and the Company entered into an exclusivity agreement for a period of up to 15 business days.

From August 6 to August 21, 2006, representatives of TCB conducted further meetings with Messrs. Wong, Sabhlok, and Shahbazian and Wayne Williams, Robert Lamvik and Greg Keller of the Company to review its products, operating results, projections, prospects and obligations. Kirkland & Ellis LLP, legal counsel to TCB, also commenced its legal due diligence review of the Company. On August 8, 2006, Messrs. Wong, Sabhlok and Shahbazian made presentations on the Company’s business, products, operating results, projections and prospects to representatives of TCB at the offices of TCB in Chicago, Illinois. On August 10, 2006, Heller Ehrman delivered a revised draft of the merger agreement to Kirkland & Ellis.

On August 21, 2006, Messrs. Wong, Sabhlok and Shahbazian presented additional information regarding the Company and its business to potential lenders at the offices of TCB in Chicago, Illinois.

On August 24, 2006, TCB informed Morgan Stanley that, based on its due diligence review of the Company, TCB was not willing to proceed with the transaction at a price of $9.00 per share, but would be interested in proceeding at a reduced offering price of $8.50 per share. The board of directors met on August 23, 2006, with Messrs. Wong, Sabhlok and Shahbazian, and its financial advisor and legal counsel to consider the revised proposal. Mr. Wong and certain representatives of Morgan Stanley described the reasons offered by TCB for its reduction in price, recent inquiries from other potential buyers and the potential value of the Company’s shares. Morgan Stanley then presented an updated preliminary financial analysis of the proposed transaction at $8.50 per share. Heller Ehrman also reviewed the status of the merger agreement and open issues yet to be resolved by the parties. The board of directors then reviewed its various alternatives and instructed Morgan Stanley to advise TCB that its revised proposal was not acceptable and to pursue, upon expiration of the exclusivity period on August 25, 2006, other indications of interest that had surfaced during the exclusivity period.

Messrs. Wong and Bravo had several conversations during the next two days, and TCB agreed to increase its offer price to $8.55 per share. During the week of August 25, 2006, Heller Ehrman and Kirkland & Ellis continued to negotiate the terms of the merger agreement. On August 25, 2006, the board of directors met and conferred with Messrs. Wong, Sabhlok and Shahbazian, and the Company’s financial advisor and legal counsel. Heller Ehrman reviewed the open issues on the merger agreement and entertained questions concerning various terms of the merger agreement and the board of directors’ fiduciary duties. After further deliberations, the board of directors decided to continue discussions based on TCB’s revised offer of $8.55 per share, subject to TCB’s agreement to accept certain changes in the merger agreement and related documents.

On August 30, 2006, TCB advised Morgan Stanley that TCB had completed its due diligence review, including final review of the Company’s capitalization and other aspects of the Company’s operations. TCB informed Morgan Stanley that TCB had previously not accounted for 275,000 shares of restricted common stock that had been awarded but not issued by the Company and proposed to reduce the offer price for the Company’s common stock by an amount TCB had yet to determine. The board of directors of the Company was informed of this development at a meeting scheduled for later that day. At that meeting, the directors conferred with Messrs. Wong, Sabhlok and Shahbazian and its financial advisor and legal counsel regarding the status of the proposed transaction with TCB. Heller Ehrman reviewed the open issues on the latest draft of the merger agreement and the progress made to resolve those issues. The board was then informed that TCB had required that Messrs. Sabhlok, Lamvik and Williams enter new employment and non-competition agreements (to be effective upon completion of the merger) contemporaneously with the merger agreement, and that the terms of such agreements had been substantially agreed upon. The board was also informed that the new employment arrangements included equity incentive awards substantially similar to the employee’s existing equity arrangements, except that Mr. Sabhlok would receive equity incentive awards in an aggregate amount equal to approximately 4.58% of the outstanding shares of EMBT Holdings, Inc. Further, the board was informed that Mr. Sabhlok would become President and Chief Executive Officer of the Company upon completion of the merger and that he intended to invest $300,000 of the proceeds he was to receive in the merger in capital stock of EMBT Holdings, Inc., representing approximately 0.33% of the equity capital of that company, on the same terms as the other Investors.

Between August 30, 2006 and September 1, 2006, Messrs. Wong, Sabhlok and Shahbazian of the Company, representatives of Morgan Stanley and Mr. Bravo of TCB held various telephone conversations regarding the status of the transaction and various open issues on the merger agreement, including the price for the Company’s shares. Also on September 1, 2006, Mr. Wong authorized Morgan Stanley to contact other parties that had expressed an interest in pursuing a transaction with the Company.

On September 1, 2006, Morgan Stanley contacted an additional party (which had not been previously contacted) regarding a potential transaction with the Company.

On September 5, 2006, Mr. Bravo informed Mr. Wong that TCB was prepared to go forward with the proposed transaction at a price of $8.35 per share and proposed resolutions of the other open issues on the merger agreement. Based upon his discussion with the other Embarcadero directors, Mr. Wong informed Mr. Bravo that the Company’s board of directors would not entertain any further offers from TCB unless they were presented in a signed agreement from TCB and its applicable affiliates. In addition, Mr. Wong asked Mr. Bravo to consider increasing TCB’s proposal to $8.40 per share. Later that day, Mr. Bravo called Mr. Wong with what Mr. Bravo said was TCB’s final proposal of $8.38 per share. Mr. Bravo also agreed to deliver a signed agreement to the Company containing TCB’s proposal for consideration by the Company’s board of directors. On September 6, 2006, TCB delivered a form of merger agreement and signature pages to the merger agreement and related documents to be held in escrow by the Company’s counsel pending the board of directors’ approval of the transaction on the revised terms.

The board of directors of the Company met with Messrs. Wong, Sabhlok and Shahbazian, and its financial advisors and legal counsel on September 6, 2006 and discussed the signed agreement submitted by TCB. Mr. Wong reported on the discussions that ensued over the Labor Day weekend and the terms of the revised offer. Morgan Stanley then updated the board of directors as to its financial analysis of the proposed transaction. Morgan Stanley also provided a status report on discussions with other potential buyers, indicating that none had submitted an acquisition proposal for consideration by management or the board of directors. Morgan Stanley then informed the board of directors that it was prepared to issue its fairness opinion on the revised offer. Heller Ehrman reviewed the material terms of the merger agreement, including the provisions enabling the board of directors to accept a superior proposal, if one should be presented after signing the merger agreement, and terminate the agreement upon the payment of a termination fee. Heller Ehrman also reviewed the board of directors’ fiduciary duties in the context of considering the proposed offer. Morgan Stanley then delivered its fairness opinion orally to the board of directors, which was confirmed subsequently in writing, that, as of September 6, 2006 and based upon and subject to the assumptions, qualifications and limitations to its opinion, the merger consideration of $8.38 per share to be received by holders of shares of Embarcadero common stock pursuant to the merger agreement is fair from a financial point of view. The board of directors then approved the merger agreement and related documents, and determined to recommend that our stockholders adopt the merger agreement, by a vote of five-to-one, with Mr. Frank M. Polestra voting against the matter, and authorized the chairman of the board to execute such documents on behalf of the Company.

The merger agreement and related documents were executed and delivered by the chairman of the board of directors on the evening of September 6, 2006, and the parties issued a joint press release on September 7, 2006.

Beginning shortly thereafter and continuing through September, the Company began preparing the preliminary proxy statement to be filed with the SEC in connection with the merger.

On October 2, 2006, the Federal Trade Commission, on behalf of itself and the Antitrust Division of the Department of Justice, informed the Company in writing that it had granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, with respect to the merger.

On October 4, 2006, the Company filed the preliminary proxy statement with the SEC. On October 18, 2006, the board of directors called a special meeting of stockholders for November 30, 2006, at 12 p.m., local time, at the principal executive offices of the Company, to vote on the adoption of the merger agreement, and fixed the record date for the determination of stockholders entitled to notice of and to vote at such meeting at the close of business on October 18, 2006. The Company filed a definitive proxy statement with the SEC on October 24, 2006. The Company mailed the definitive proxy statement to stockholders of record on or about October 30, 2006.

Also during October 2006, in connection with the preparation of the Company’s financial statements for the quarter ended September 30, 2006 and the associated Quarterly Report on Form 10-Q, the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, asked Company management to refine its testing and analysis of the Company’s historical stock option grant practices, which testing and analysis had preliminarily begun at the request of the Audit Committee of the board of directors in July 2006. In early November 2006, Company management finished its testing and analysis, and reported the results to the Audit Committee and PricewaterhouseCoopers. After reviewing the results, PricewaterhouseCoopers suggested that two grants made in 2001 required further investigation by an independent third party.

On November 5, 2006, the Audit Committee engaged O’Melveny & Myers LLP to assist it in reviewing these two option grants. Mr. Wong also held a series of conversations with representatives of TCB regarding the status of the stock option review and the engagement of O’Melveny & Myers as special independent counsel to the Audit Committee.

On November 13, 2006, the Company submitted to the SEC a Notification of Late Filing pursuant to Rule 12b-25 of the Securities Exchange Act of 1934 in respect of its Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 (the “Third Quarter 10-Q”). The Company reported that the filing had been delayed to enable the Audit Committee to evaluate the Company’s accounting for certain stock option grants made in 2000 and 2001. The Company also announced that the Audit Committee had retained O’Melveny & Myers.

On November 15, 2006, the Company received a Staff Determination Letter from the NASDAQ Stock Market (“NASDAQ”), stating that the Company was not in compliance with NASDAQ Marketplace Rule 4310(c)(14) because it had not filed the Third Quarter 10-Q in a timely manner. The Staff Determination Letter indicated that the Company’s securities would be delisted from NASDAQ unless the Company timely requested a hearing before a NASDAQ Listing Qualifications Panel.

On November 17, 2006, the Company announced that, based on preliminary findings, the Audit Committee had decided to expand the scope of the previously-announced review of stock option grant practices. The Company also announced that although the Audit Committee’s review was in its early stages, the Audit Committee believed that it was possible that the Company would need to restate its financial statements for certain historical reporting periods in order to record additional non-cash charges for stock-based compensation expense relating to the measurement dates of certain stock option grants. The Company further announced that it had voluntarily contacted the SEC to inform them about the ongoing review, and that the SEC had requested that the Company provide them with certain information relating to the Company’s stock option practices.

In late November and early December 2006, Gary Haroian, chairman of the Audit Committee, and Morgan Stanley held a series of conversations with TCB regarding the status of the Audit Committee’s review. Mr. Bravo of TCB indicated that TCB desired to receive a report directly from O’Melveny & Myers regarding the review. Mr. Bravo further indicated that TCB was reserving all of its rights under the merger agreement and would evaluate the impact of the review on the merger after receipt of the report.

On November 30, 2006, the Company announced that the Audit Committee had discovered evidence of backdating of stock options from 2000 to 2005, but was unable to determine the impact of such practices on the Company’s historical financial statements with any degree of certainty. The Company also announced that the Audit Committee had advised the Company that the Company might need to restate its historical financial statements for the periods commencing on or after January 1, 2000 through the present, including those in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and the Quarterly Reports on Form 10-Q for the first and second quarters of fiscal 2006.

The Company also announced on November 30, 2006 that although the Company had received proxies representing a sufficient number of votes to constitute a quorum and to adopt the proposed merger agreement at the special meeting of stockholders scheduled for later that day, the Company intended to convene and then promptly move to adjourn the meeting to December 18, 2006, without a vote on the merger. The Company stated that the reason for this adjournment was to allow time for the Audit Committee to proceed with its review and for the Company to discuss the results of the review with TCB and to disseminate any supplemental proxy materials that might be required prior to the vote on the merger.

At 12 p.m., local time, on November 30, 2006, the Company convened and then promptly moved to adjourn the special meeting of stockholders to December 18, 2006 without a vote on the merger. The meeting was so adjourned.

On December 5, 2006, Mr. Bravo and other representatives of TCB and Gerald Nowak of Kirkland & Ellis met with Mr. Haroian and Stephen Ferruolo of Heller Ehrman and, pursuant to a nondisclosure agreement, received a report from O’Melveny & Myers on the status of the stock option review and the findings of the Audit Committee to date.

On December 8, 2006, the board of directors formed a Special Committee for the purpose of continuing the review of the Company’s stock option grant practices commenced by the Audit Committee. Also on December 8, 2006, the board of directors asked Morgan Stanley to arrange a meeting between representatives of TCB and the Company for December 13, 2006 to discuss the status of the review and its potential impact on the merger.

On December 9, 2006, Kirkland & Ellis approached Heller Ehrman regarding a request from TCB that the Company agree to extend the period of time provided in the merger agreement for notification by one party to the other party if such party believed that the other party had breached any representation, warranty, covenant or agreement contained in the merger agreement that could, individually or in the aggregate, result in the failure of a closing condition under the merger agreement to occur. On December 11, 2006, the board determined that it was in the best interests of the Company and its stockholders to extend the period for notification provided under the merger agreement solely as it related to the matters that were specifically the subject of the report on the status of the stock option review and the findings of the Audit Committee, and only until 5:00 p.m., Pacific time, on December 15, 2006.

On December 13, 2006, the board of directors held a meeting with representatives of Heller Ehrman and Richards, Layton & Finger, P.A., special Delaware counsel to the Company. The board and its legal advisors considered the options available to the Company under the merger agreement, and the possible scenarios that could occur, including without limitation, the possibility that the transaction might not close on or prior to December 31, 2006, in which case the merger agreement could be terminated by TCB and the Company would be obligated to pay Parent the termination fee of $8,100,000 in the event that the Company entered into a new acquisition agreement in the six months following such termination. The board and its legal advisors also discussed whether the Company could proceed with a stockholder vote on the proposed merger while the Special Committee’s review was pending and given the likelihood that the Company’s historical financial statements would need to be restated. After lengthy discussion of the many issues involved, the board of directors agreed that Morgan Stanley should be asked to approach TCB regarding a possible mutual termination of the merger agreement prior to December 31, 2006.

On December 14, 2006, TCB and Kirkland & Ellis had a telephonic meeting with PricewaterhouseCoopers and Heller Ehrman to discuss the status of the Special Committee’s report.

During December 14 and December 15, 2006, Morgan Stanley and Messrs. Haroian and Ferruolo had a series of conversations with TCB and Mr. Nowak of Kirkland & Ellis regarding a mutual termination of the merger agreement. On December 16, 2006, TCB indicated its willingness to mutually terminate the merger agreement. Later that day, the Company entered into an agreement with Parent and Merger Sub to mutually terminate the merger agreement and whereby both the Company, on the one hand, and Parent and Merger Sub, on the other hand, agreed to release any and all claims they had against the other and further agreed that no termination fee would be paid or payable by either party. The Company announced the termination of the merger agreement on December 18, 2006, and indicated that due to the termination of the merger agreement, the special meeting of stockholders scheduled for later that day was cancelled and would not be reconvened.

Also on December 18, 2006, the Company announced that the Audit Committee had determined that the Company would need to restate its historical financial statements to record additional non-cash stock-based compensation expense related to past stock option grants having incorrect measurement dates due to backdating of stock options. The Company accordingly advised that its financial statements and related communications for the periods commencing on or after January 1, 2000 through the present, including those in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and the Quarterly Reports on Form 10-Q for the first and second quarters of fiscal 2006, should not be relied upon. The Company announced that it had concluded that the issues underlying the restatements represented material weaknesses with respect to the effectiveness of internal control over financial reporting, and that as such, Company management had concluded that the Company’s internal control over financial reporting was not effective as of December 31, 2005 and the Company expected to receive an adverse report from its independent registered public accounting firm that the Company’s internal control over financial reporting was not effective as of December 31, 2006.

On January 11, 2007, the Company announced that Stephen Wong, the Company’s Chairman, President and Chief Executive Officer, was retiring from the Company and resigning from the board of directors effective as of January 12, 2007. The Company also announced that it had commenced a search to fill the permanent position of Chief Executive Officer, and that the board of directors had formed a Management Oversight Committee consisting of Timothy Chou and Samuel Spadafora to assist the Company’s management team on business and operational matters until a new Chief Executive Officer was appointed.

On or about January 15, 2007, representatives of TCB contacted Mr. Haroian to gauge the Company’s interest in reopening discussions relating to the merger. The board of directors considered the matter at its regularly scheduled meeting on January 16, 2007 and decided that, while the Company should continue to evaluate all available options, the Company should focus its available resources on moving forward as an independent company, completing the Special Committee’s review of stock option grant practices and the restatement of the Company’s financial statements. The board of directors instructed TCB to direct any further communications through Kirkland & Ellis and Heller Ehrman. At the same time, the Company engaged an executive recruiter, initiated the search for a new Chief Executive Officer of the Company and began interviewing potential candidates.

On January 18, 2007, the Company appeared before a NASDAQ Listing Qualifications Panel (the “Panel”) to discuss the potential delisting of the Company’s securities from NASDAQ for failing to timely file the Third Quarter 10-Q, in violation of NASDAQ Marketplace Rule 4310(c)(14).

During the week of January 22, 2007, Kirkland & Ellis contacted Heller Ehrman and requested certain updated financial information about the Company and inquired about the status of the Special Committee’s review. Heller Ehrman brought such requests to the attention of the board of directors, and the board determined to have Morgan Stanley provide appropriate updated financial information to TCB. Meanwhile, the Company’s search for a Chief Executive Officer continued, with additional meetings and interviews with additional potential candidates.

During the week of February 5, 2007, following TCB’s receipt and review of updated financial information relating to the Company, Mr. Bravo contacted Morgan Stanley and indicated, on a preliminary basis, that TCB was prepared to make an offer in the range of $7.25 per share in cash to acquire the Company. Mr. Bravo proposed that the transaction be structured as a tender offer with a 90% tender condition. Morgan Stanley brought these discussions to the attention of the board at a scheduled meeting held on February 7, 2007. Morgan Stanley presented the board with preliminary financial analysis of the potential offer and comparable valuation metrics. The board then conferred with Heller Ehrman about the proposed tender offer transaction structure and its fiduciary duties in the context of this potential offer. The board considered the potential offer relative to Morgan Stanley’s comparable valuation metrics and financial analysis, the likelihood of 90% of the Company’s stockholders tendering at the price being proposed, the impact that a tender offer would have on the Company, its business, strategy, employee morale and search for a new Chief Executive Officer, particularly if the tender were to be launched and the 90% tender condition was not achieved. The board also considered the developments at the Company that had occurred between September 2006 and that time and the impact of those developments on the valuation of the Company. After considering these and other factors, the board agreed that Morgan Stanley should be instructed to inform TCB that the board did not believe that a price in the range being proposed would be acceptable to the Company’s stockholders and that the board would not recommend acceptance of such an offer to the stockholders. Morgan Stanley thereafter informed TCB of the board’s determination.

On February 9, 2007, the NASDAQ Panel notified the Company that the Panel had determined to continue the listing of the Company’s securities on NASDAQ, provided that the Company met certain requirements. Those requirements were that the Company (i) provide NASDAQ with specified information regarding the results of the Company’s review of its stock option grant practices on or about March 1, 2007, (ii) file the Third Quarter 10-Q, any other delinquent periodic reports, and any required restatements on or before April 18, 2007 and (iii) comply with all other requirements for continued listing on NASDAQ.

On February 12, 2007, Mr. Bravo sent a letter to the board of directors indicating that TCB had been notified of the board’s concerns and determinations regarding the potential tender offer and that TCB was now prepared to offer $7.50 per share in cash to acquire the Company. The letter proposed that the transaction be structured as a one-step merger transaction rather than as a tender offer, in light of the board’s stated concerns regarding the likelihood of a 90% tender condition being achieved. The letter was accompanied by a draft merger agreement based substantially on the previous merger agreement executed in September 2006, but reflecting the revised terms, including price.

On February 12, 2007, the board met and considered the offer proposed in Mr. Bravo’s letter. The board again conferred with Morgan Stanley and Heller Ehrman regarding the revised terms and the revised transaction structure. The board considered a number of factors in the context of the revised offer, including the financial analysis and comparable valuation metrics presented by Morgan Stanley, the impact that a merger would have on the Company, its business and its strategic direction and the likelihood that the stockholders would approve a price of $7.50 per share. The board again considered and discussed the impact of the developments since September 2006 on the valuation of the Company. At this meeting, Morgan Stanley also informed the board that another potential buyer had contacted Morgan Stanley and indicated its interest in beginning preliminary discussions and due diligence regarding a potential offer to acquire the Company. The board questioned Morgan Stanley regarding the new potential buyer’s level of interest, its ability to consummate a transaction and how long it would take the new potential buyer to complete its due diligence and present an offer. After discussion of TCB’s revised offer and contacts with the new potential buyer, and after conferring with both Morgan Stanley and Heller Ehrman on a number of issues, the board instructed Morgan Stanley to inform TCB that its revised offer of $7.50 per share was not acceptable. The board also instructed Morgan Stanley to take appropriate steps to begin discussions with the new potential buyer, including negotiating an acceptable confidentiality agreement and arranging for due diligence meetings between the new potential buyer and Company management. The board also agreed to actively continue the search for a new Chief Executive Officer of the Company, and scheduled further meetings with the leading candidates.

On February 16, 2007, the Company announced that a stockholder derivative lawsuit related to the Company’s stock option grant practices had been filed in the U.S. District Court for the Northern District of California on February 9, 2007. On February 26, 2007, a second stockholder derivative lawsuit related to the Company’s stock option grant practices was filed in the Superior Court of the State of California, County of San Francisco.

On February 23, 2007, Mr. Spadafora and Mr. Shahbazian, along with Erik Marth of Morgan Stanley and Stephen Ferruolo of Heller Ehrman, met in San Francisco with Orlando Bravo, Gerald Nowak of Kirkland & Ellis and other representatives of TCB. Mr. Roberts participated in the meeting by teleconference. The parties discussed developments at the Company, including the status of the Special Committee’s review of stock option grant practices and the restatement, the Company’s search for a Chief Executive Officer and TCB’s continuing due diligence and the terms, structure and timing of a possible transaction. At that meeting, the parties agreed that Kirkland & Ellis and Heller Ehrman should further discuss the structure and timing of a transaction.

At a scheduled meeting of the board held on February 27, 2007, Company management reported on due diligence meetings held with the new potential buyer since the last meeting of the board. The board then conferred with Morgan Stanley and Heller Ehrman regarding appropriate next steps in the due diligence process with the new potential buyer, and the board agreed to continue to move forward in the process. The board also discussed a new written offer from Mr. Bravo that had been received earlier that day indicating that TCB was now prepared to offer $7.85 per share in cash to acquire the Company, provided that Stephen Wong agree to certain conditions relating to liabilities arising from the review of the Company’s historical stock option grant practices. The board again evaluated a number of factors in the context of this revised offer, including the updated financial analysis of Morgan Stanley, the Company’s business and strategic direction, the search for a new Chief Executive Officer, and whether the stockholders, including in particular Mr. Wong, would approve the revised offer. The board concluded that it was in the best interests of all of the stockholders that the board further consider TCB’s revised offer and that Mr. Wong be approached to determine whether the terms of the revised offer were acceptable to him.

On or about February 28, 2007, Morgan Stanley contacted Mr. Wong and reported on TCB’s revised offer to acquire the Company. Mr. Wong indicated that the terms of the revised offer were not acceptable to him. Mr. Wong’s response was then relayed to representatives of TCB.

On March 1, 2007, the Company provided NASDAQ with information regarding the results of the Company’s review of its stock option grant practices.

On March 2, 2007, TCB contacted Morgan Stanley and indicated that it was considering making a new proposal to acquire the Company either for $7.65 per share or $7.78 per share with certain conditions relating to liabilities arising from the review of the Company’s historical stock option grant practices and the related restatements. Morgan Stanley reported to the board regarding this proposal, and the board discussed the matter at a meeting held on March 5, 2007. The board requested that Heller Ehrman talk with Kirkland & Ellis to clarify the terms of TCB’s proposal and consult with special Delaware counsel and the SEC regarding various legal and regulatory issues involved with filing a proxy statement to approve a merger given the status of the Special Committee’s review and the restatement.

On March 5, 2007, the Special Committee reported to the Board of Directors regarding the findings of its review, which had been substantially completed. In its report, the Special Committee recommended, among other things, that Raj Sabhlok, the Company’s Senior Vice President of Operations, either resign or be terminated. On March 9, 2007, O’Melveny & Myers met with the SEC to discuss the Special Committee’s review and matters relating thereto.

At a board meeting on March 12, 2007, management reported to the board on further due diligence meetings conducted with TCB. The board also conferred with Morgan Stanley, who indicated that TCB was likely to revise the terms of their potential proposal as a result of their continuing due diligence. The board discussed with Morgan Stanley the likely timing for receipt of a new offer from TCB. The board also discussed the continued search for a new Chief Executive Officer and interviews relating thereto, and began consideration of potential compensation packages in the event a particular candidate was selected.

On March 14, 2007, Mr. Bravo, Mr. Nowak of Kirkland & Ellis, and other representatives of TCB and its advisors met with O’Melveny & Myers and Heller Ehrman, pursuant to the existing nondisclosure agreement, to review the Special Committee’s report regarding the findings of its review of the Company’s stock option grant practices. Later that day, Kirkland & Ellis met with Heller Ehrman, the Company’s litigation counsel, to discuss the stockholder derivative lawsuits filed relating to the Company’s stock option grant practices.

On March 16, 2007, the Company submitted to the Securities and Exchange Commission a Notification of Late Filing pursuant to Rule 12b-25 of the Securities Exchange Act of 1934 in respect of its Annual Report on Form 10-K for the year ended December 31, 2006 (the “2006 Form 10-K”). The Company reported that the filing had been delayed to enable the Special Committee of the board of directors to complete its review of the Company’s historical stock option grant practices.

At a meeting of the board held on March 19, 2007, Morgan Stanley reported that TCB had indicated that it would likely be submitting a revised offer to acquire the Company for $7.55 per share, once TCB had completed final due diligence meetings scheduled for later that week. The board again discussed with Morgan Stanley the status of discussions with the new potential buyer discussed at the board meeting on February 12, 2007, and whether any other potential buyers had indicated interest in beginning discussions. Morgan Stanley reported that the new potential buyer was still at the very initial stages in the process and that no other parties had expressed serious interest in beginning discussions about potential offers to acquire the Company. The board instructed Morgan Stanley to communicate to TCB that any revised offer should be accompanied by a form of merger agreement that TCB would be prepared to sign and included a reduced breakup fee and a revised definition of “material adverse effect” that excluded any adverse events or consequences from the Special Committee’s review or the restatement. Also on March 19, 2007, in an unrelated matter, Mr. Ferruolo moved from Heller Ehrman to Goodwin Procter LLP, and the Company engaged Goodwin Procter as its legal counsel in connection with the transaction.

On March 21, 2007, the Company received an additional Staff Determination Letter from the NASDAQ, stating that the Company was not in compliance with NASDAQ Marketplace Rule 4310(c)(14) because it had not filed the 2006 Form 10-K in a timely manner. The additional Staff Determination Letter indicated that the Company was required to present its views with respect to this additional deficiency to the Panel in writing no later than March 28, 2007.

On March 23, 2007, the board held a meeting and received an update from Morgan Stanley on discussions that had taken place earlier that week with TCB. Morgan Stanley reported that TCB had conducted its final due diligence meetings and had indicated that it would submit an offer to acquire the Company at $7.55 per share. Morgan Stanley also reported to the board on the transaction terms and conditions that Morgan Stanley expected TCB to include in its draft merger agreement. The board again questioned Morgan Stanley regarding the status of the new potential buyer, and Morgan Stanley reported that the new potential buyer had signed the Company’s form of confidentiality agreement earlier in the week but had not followed up or scheduled any due diligence meetings with the Company. Morgan Stanley then presented the board with updated financial analysis of the anticipated offer of $7.55 per share and comparable valuation metrics at that price. The board also conferred with Goodwin Procter regarding the expected terms of the merger agreement and legal analysis relating thereto.

On March 24, 2007, Kirkland & Ellis sent a revised draft of the merger agreement to Morgan Stanley and Goodwin Procter, which reflected, among other things, an offer to acquire the Company for $7.55 per share in cash.

On March 25, 2007, the board held a meeting and received reports from Morgan Stanley and Goodwin Procter on TCB’s revised offer and the terms of the draft merger agreement that had been received. Morgan Stanley again presented its financial analysis in the context of the offer of $7.55 per share, and the board discussed this analysis and a number of other factors relating to the valuation of the Company. The board also discussed the remaining open issues in the draft merger agreement, including, among others, the size of the breakup fees, the solvency opinion, the closing conditions and the definition of “material adverse effect”. The board agreed that Samuel Spadafora should communicate the board’s position on the open issues to TCB in an effort to resolve those issues. The board also agreed that Mr. Spadafora should communicate to TCB that the board expected the terms of TCB’s offer and the open issues to be finally resolved by March 27, which was the date of the next scheduled meeting of the board. Immediately following this meeting, Mr. Spadafora contacted TCB and reported the board’s views.

On March 27, 2007, the board met to consider the revised offer and merger agreement from TCB. Mr. Spadafora reported that he believed that the open issues in the merger agreement had been resolved with TCB, including, among others, the size of the breakup fees, the solvency opinion, the closing conditions and the definition of “material adverse effect”. Mr. Spadafora also indicated that, while TCB was willing to agree to the Company’s resolution of the open issues in the merger agreement, TCB had communicated that it was not willing to offer any price above $7.55 per share. Mr. Spadafora also informed the board that TCB required that the Company enter into an employment agreement with Raj Sabhlok to be effective upon the closing of the merger and that Mr. Sabhlok also be retained by the Company in his current position until closing. Morgan Stanley then updated the board as to its financial analysis of the proposed offer and the status of discussions with the new potential buyer, which had not progressed. Morgan Stanley then informed the board of directors that it was prepared to issue its fairness opinion on the revised offer of $7.55 per share. Goodwin Procter then described for the board the material terms and conditions of the merger agreement, including the provisions enabling the board of directors to accept a superior proposal, if one should be presented after signing the merger agreement, and terminate the agreement upon the payment of a termination fee, which had been reduced to $5,000,000. Goodwin Procter again advised the board of its fiduciary duties in the context of considering the proposed offer. Morgan Stanley then delivered its fairness opinion orally to the board of directors, that was to be confirmed subsequently in writing, that, as of March 27, 2007 and based upon and subject to the assumptions, qualifications and limitations to its opinion, the merger consideration of $7.55 per share to be received by holders of shares of Embarcadero common stock pursuant to the merger agreement was fair from a financial point of view. The board of directors then approved the merger agreement and related documents, subject to any changes or additions thereto as approved by Michael Roberts, lead director, and determined to recommend that the Company’s stockholders adopt the merger agreement, by a vote of four-to-one, with Frank M. Polestra voting against the matter. The board authorized Michael Shahbazian, the Company’s Chief Financial Officer, and Timothy Chou and Samuel Spadafora, members of the Management Oversight Committee, to execute and deliver documents on behalf of the Company.

During the course of the day on March 28, 2007, Kirkland & Ellis and Goodwin Procter had a series of conversations regarding final revisions to the merger agreement and the related ancillary documents. Also discussed were severance obligations that would be payable to certain officers of the Company and certain matters relating to the agreements to be entered into with Stephen Wong. Through the course of the evening on March 28, Kirkland & Ellis and Goodwin Procter worked to finalize all of the outstanding documentation, although a few issues remained unresolved, including particularly matters relating to the agreements to be entered into with Stephen Wong. Also on March 28, 2007, the Company responded to the NASDAQ Panel in writing regarding the additional deficiency resulting from its failure to timely file the 2006 Form 10-K.

During the course of the morning on March 29, 2007, Kirkland & Ellis and Goodwin Procter continued to work to finalize the merger agreement and related documentation, and they had a series of conversations with Stephen Wong’s legal counsel. As the Company’s first quarter was now drawing to a close, it had also come to the attention of Company management that the projected revenues for the first quarter of fiscal 2007 were likely to be significantly lower than previously expected. Company management informed the board of directors of this development. The board of directors then instructed Company management to report these developments to representatives of TCB. The board also determined that another meeting of the board of directors was necessary so that, among other things, management could report to the board on the first quarter developments and the board could evaluate their impact on the proposed transaction.

During the afternoon of March 29, 2007, Raj Sabhlok, the Company’s Senior Vice President of Operations went to the San Francisco offices of TCB to discuss the first quarter developments with TCB in person. Samuel Spadafora, as a member of the Management Oversight Committee, participated in the meeting with TCB via telephone. Messrs. Sabhlok and Spadafora presented a report to TCB on the likely revenue numbers for the first quarter, the status of certain larger transactions that had been expected to close and had not, and reviewed the sales pipeline for the rest of the first quarter and into the second quarter of fiscal 2007. At the end of this meeting, Mr. Bravo indicated to Messrs. Sabhlok and Spadafora that TCB would need to consider these developments and their impact on the proposed merger.

Later that evening, the board held a meeting to review with Company management the first quarter revenues. Messrs. Sabhlok and Spadafora repeated for the entire board the report that had been presented to TCB. The board asked questions of Company management regarding the first quarter results and reviewed in detail with Company management the status of particular customer contracts and the projected sales pipeline. The board also discussed with management the extent to which the results were affected by the Special Committee’s review, the recent departure of key personnel, the merger negotiations and other extraordinary events, or whether the results reflected longer-term trends. The board also reviewed with management the prospects for the second quarter and the remainder of 2007. The board then met in executive session and consulted with Morgan Stanley about the likely impact of the first quarter results on the valuation of the Company and the proposed transaction. The board also discussed the status of discussions with the leading candidate to fill the position of Chief Executive Officer of the Company.

On April 2, 2007, the board held a meeting to discuss the status of the transaction and discussions with the leading candidate for Chief Executive Officer of the Company. Goodwin Procter reported to the board that TCB and their counsel had not communicated their position on the first quarter developments and their impact on the transaction remained uncertain. The board then discussed the steps necessary to move forward with the candidate for Chief Executive Officer of the Company. Following this discussion, the CEO candidate was invited to join the meeting and he presented his views on the state of the business, its outlook, the industry generally, and what steps he would recommend if the board determined to remain an independent company. The board then met in executive session to discuss the candidate and the strategy of remaining an independent company.

Late in the day on April 3, 2007, Kirkland & Ellis sent via email to Morgan Stanley and Goodwin Procter a revised merger agreement and revised ancillary documents that reflected an offer to acquire the Company for $7.20 per share. The revised documents were accompanied by signature pages that had been executed by TCB, to be held in escrow by the Company’s counsel pending the board of directors’ approval of the transaction on the revised terms. The message indicated that the offer proposed was conditioned on acceptance of all of the documents as revised, and that the offer was the final and best offer of TCB. The message further indicated that the offer would remain open for acceptance until 11:59 p.m., Pacific time, on April 4, 2007, at which time, if not accepted, the offer would be automatically withdrawn.

The board of directors then convened a meeting on April 4, 2007 to evaluate the proposed offer. Goodwin Procter again summarized for the board the material terms and conditions of the merger agreement and the ancillary documents, including the price of $7.20 per share. The board discussed a number of issues and factors relating to the proposed transaction, including matters relating to the agreements to be executed by Stephen Wong. It was noted that Stephen Wong and TCB had not come to final agreement on the terms of his Voting Agreement. The board of directors then agreed that it would be in the best interests of the Company and its stockholders, and for the certainty of completing the transaction, if and when agreed to by the board of directors, that these matters with Stephen Wong be resolved and that Stephen Wong agree to deliver a Voting Agreement. The board accordingly deferred action on TCB’s offer pending resolution of those issues. In an unrelated matter, the board of directors also learned during this meeting that the Company had been notified earlier in the day that a third stockholder derivative lawsuit had been filed against the Company, its directors and certain current and former executive officers in connection with the Company’s historical stock option grant practices. The board instructed Goodwin Procter to inform TCB and Kirkland & Ellis of the filing of this suit.

Immediately following this meeting, Goodwin Procter informed Kirkland & Ellis of the existence of the third stockholder derivative lawsuit and provided Kirkland & Ellis with a copy of the filed complaint. Kirkland & Ellis then notified Goodwin Procter that TCB’s offer was temporarily withdrawn, pending their review of the filed complaint. Goodwin Procter then notified the board of directors of this development. Mr. Roberts also communicated to Stephen Wong that the board of directors would not consider approving the transaction in the absence of a Voting Agreement from Mr. Wong.

On the morning of April 5, 2007, Stephen Wong and his attorneys indicated that Mr. Wong would sign a Voting Agreement in the form proposed by TCB. Kirkland & Ellis also sent via email to Morgan Stanley and Goodwin Procter copies of the merger agreement and ancillary documents that were substantially identical to the versions sent on April 3, 2007 and continued to reflect an offer to acquire the Company for $7.20 per share in cash. The message included signature pages executed by TCB, to be held in escrow by the Company’s counsel pending the board of directors’ approval of the transaction on the proposed terms, and indicated that the prior offer was re-proposed and would remain open for acceptance until 5:00 p.m., Pacific time that day.

The board of directors then convened a meeting on the afternoon of April 5, 2007 to consider TCB’s offer. Goodwin Procter again summarized for the board of directors the material terms and conditions of the merger agreement and the ancillary documents, which remained substantially unchanged. It was also reported that Mr. Wong had agreed to sign a Voting Agreement in the form proposed by TCB. Morgan Stanley then informed the board of directors that it had revised its financial analysis of the offer, taking into account the lower first quarter revenues and the prospects for the second quarter and the remainder of 2007. The board considered and discussed Morgan Stanley’s revised financial analysis and the concerns regarding the potential for lower revenues for the balance of fiscal 2007 in light of lower recent license revenue results and projections relating thereto. Morgan Stanley then indicated to the board of directors that it was prepared to issue its fairness opinion on the revised offer. Goodwin Procter then reviewed the board of directors’ fiduciary duties in the context of considering the proposed offer. Goodwin Procter also summarized the provisions in the merger agreement, including those enabling the board of directors to accept a superior proposal, if one should be presented after signing the merger agreement, and the reduced termination fee in connection therewith. Morgan Stanley then delivered its fairness opinion orally to the board of directors, which was confirmed subsequently in writing, that, as of April 5, 2007, and based upon and subject to the assumptions, qualifications and limitations to its opinion, the merger consideration of $7.20 per share to be received by holders of shares of Embarcadero common stock pursuant to the merger agreement is fair from a financial point of view. The board of directors then approved the merger agreement and related documents, and determined to recommend that our stockholders adopt the merger agreement, by a vote of four-to-one, with Frank M. Polestra voting against the matter. The board authorized Michael Shahbazian, the Company’s Chief Financial Officer, and Timothy Chou and Samuel Spadafora, members of the Management Oversight Committee, to execute and deliver documents on behalf of the Company.

The merger agreement and related documents were executed and delivered on behalf of the Company by Michael Shahabazian on the evening of April 5, 2007, and the parties issued a joint press release on April 6, 2007.

Recommendation of the Board of Directors

Our board of directors has approved the merger agreement and related documents, and determined that the merger, on the terms and conditions set forth in the merger agreement, is fair to, advisable and in the best interests of the Company and its stockholders. As described below under “Other Agreements—Voting Agreements,” each of Messrs. Wong, Sabhlok, Shahbazian, Williams and Schoonover has agreed to vote all shares of Embarcadero common stock that he currently holds and subsequently acquires in favor of the adoption of the merger agreement. Our board of directors considered a number of factors, as more fully described above under “The Merger—Background of the Merger” and below under “The Merger—Reasons for the Board’s Recommendation,” in determining to recommend that the stockholders adopt the merger agreement. Our board of directors recommends that you vote FOR the adoption of the merger agreement.

Reasons for the Board’s Recommendation

In reaching its conclusion regarding the fairness of the merger to the stockholders and its decision to approve the merger agreement and recommend its adoption by our stockholders, our board of directors considered the following factors, each of which the board believes supported its conclusion but which are not listed in any relative order of importance:

•

the board’s belief that we face several challenges in our efforts to increase stockholder value as an independent publicly-traded company, including competition from companies with substantially greater scale, declining valuation multiples in our market sector and that our long-term efforts to address these and other concerns are made more difficult by the short-term focus of the public equity markets on quarterly financial results;

•	concerns regarding the potential for lower revenues for fiscal 2007 in light of lower recent license revenue results and projections;

•

projections of the Company’s future financial performance prepared by management, together with management’s analysis of the Company’s financial condition, results of operations and business prospects;

•

the board’s knowledge of our business, financial condition, results of operations and prospects including our recent financial performance, and the board’s belief that the merger is more favorable to our stockholders than any other alternative reasonably available to the Company and our stockholders, including remaining as a standalone public company;

•	the consideration to be received by our stockholders in the merger and a comparison of similar merger transactions;

•

the belief that the terms of the merger agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, are reasonable and were the product of extensive negotiations between the board and its advisors and TCB and its advisors;

•

financial analyses and pro forma and other information with respect to Embarcadero presented by Morgan Stanley to the board as discussed below under “Opinion of Morgan Stanley & Co. Incorporated,” including Morgan Stanley’s fairness opinion that, as of April 5, 2007 and based upon and subject to the assumptions, qualifications and limitations set forth in its opinion, the merger consideration of $7.20 per share to be received by holders of shares of Embarcadero common stock pursuant to the merger agreement is fair from a financial point of view;

•

the commitments for debt financing contained in the debt commitment letter and for equity financing by TCB and the Investors contained in the equity commitment letter described below under “The Merger—Financing of the Merger,” which the board believes reduce the risk that the merger will not be completed;

•

the fact that the merger consideration is all cash, so that the transaction allows our stockholders to realize immediately a fair value, in cash, for their investment and provides such stockholders certainty of value for their shares of Embarcadero common stock;

•

the fact that the $7.20 per share price to be paid pursuant to the merger represented a 9.08% premium to the average closing price of our common stock over the 30 trading day period prior to and including the date of the board’s approval of the merger and a 15% premium to the average closing price of our common stock over the 30 trading day period prior to and including March 6, 2007, which was the day before Chapman Capital made its initial disclosure of its investment in Embarcadero and Chapman Capital’s desire for Embarcadero to be sold;

•	the breadth of the Company’s solicitation for indications of interest and the fact that no other proposals were received by the Company;

•

the fact that, subject to compliance with the terms and conditions of the merger agreement, we are permitted to terminate the merger agreement prior to the completion of the merger in order to approve any alternative transaction proposed by a third party that is a “superior proposal,” as defined in the merger agreement, upon the prior or concurrent payment to Parent of a $5,000,000 termination fee;

•

the fact that Thoma Cressey Fund VIII, L.P. has agreed to guarantee the performance by Parent and EMBT Merger Corp. of their obligations under the merger agreement, up to a maximum amount of $5,000,000;

•

the fact that, pursuant to the terms of their voting agreements, Messrs. Wong, Sabhlok, Shahbazian, Williams and Schoonover have agreed to vote all shares of Embarcadero common stock that they currently hold or subsequently acquire in favor of the adoption of the merger agreement and the related transactions and any matter required to effect those transactions;

•

the fact that, under the General Corporation Law of the State of Delaware, the affirmative vote of a majority of the outstanding shares of Embarcadero common stock as of the close of business on the record date of May 1, 2007 is required to adopt the merger agreement; and

•	the availability of appraisal rights to holders of our common stock who comply with all of the required procedures under Delaware law.

The board also considered a variety of potentially negative factors concerning the merger agreement and the merger, including the following factors which are not listed in any relative order of importance:

•

the possibility that the merger might not be completed and the potential negative effect of public announcement of the merger on our sales and operating results and our ability to attract and retain key management, marketing and technical personnel if the merger is not completed;

•	the fact that an all cash transaction would be taxable to our stockholders for U.S. federal income tax purposes;

•	the fact that our stockholders would not participate in any future earnings or growth of Embarcadero and will not benefit from any appreciation in value of Embarcadero;

•	the fact that certain of our directors and officers may have interests in the merger that are different from, or in addition to, the interests of our stockholders in general;

•	the restrictions under the merger agreement on the conduct of our business prior to the completion of the merger; and

•

the fact that we are entering into a merger agreement with two newly formed corporations with essentially no assets and, accordingly, that any remedy in connection with a breach of the merger agreement by Parent or EMBT Merger Corp. may be limited to the amount guaranteed by Thoma Cressey Fund VIII, L.P.

The foregoing discussion of the information and factors considered by the board is not intended to be exhaustive, but includes a number of the factors considered by the board. In view of the wide variety of factors considered by the board, the board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the foregoing factors in reaching its conclusion. In addition, individual members of the board gave different weight to different factors and viewed some factors more positively or negatively than others. By a vote of four-to-one, with Frank M. Polestra voting against the matter, the board approved the merger agreement and related documents and determined to recommend that our stockholders adopt the merger agreement based upon the totality of the information presented to and considered by it.

Opinion of Morgan Stanley & Co. Incorporated

Embarcadero retained Morgan Stanley to provide it with financial advisory services and a financial opinion in connection with a possible merger, sale or other business combination. Embarcadero’s board of directors selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation and its knowledge of the business and affairs of Embarcadero. At the meeting of the Embarcadero board of directors on April 5, 2007, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that, as of April 5, 2007, and based upon and subject to the assumptions, qualifications and limitations set forth in the opinion, the consideration to be received by holders of shares of Embarcadero common stock pursuant to the merger agreement was fair from a financial point of view to such holders other than one or more officers of Embarcadero who are investing a portion of their proceeds from the merger in shares of capital stock of EMBT Holdings, Inc.

The full text of the written opinion of Morgan Stanley, dated as of April 5, 2007, is attached to this proxy statement as Annex B. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. We encourage you to read the entire opinion carefully. Morgan Stanley’s opinion is directed to Embarcadero’s board of directors and addresses only the fairness from a financial point of view of the consideration to be received by holders of shares of Embarcadero common stock pursuant to the merger agreement as of the date of the opinion. It does not address any other aspects of the merger and does not constitute a recommendation to any holder of Embarcadero common stock as to how to vote on the merger agreement at the special meeting of stockholders. The summary of the opinion of Morgan Stanley set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion.

In connection with rendering its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of Embarcadero;

•	reviewed certain internal financial statements and other financial and operating data concerning Embarcadero prepared by the management of Embarcadero;

•	reviewed certain financial projections of Embarcadero prepared by the management of Embarcadero;

•	discussed the past and current operations and financial condition and the prospects of Embarcadero with senior executives of Embarcadero;

•	reviewed the reported prices and trading activity for Embarcadero common stock and other publicly available information regarding Embarcadero;

•	compared the financial performance of Embarcadero and the prices and trading activity of Embarcadero common stock with those of certain other comparable publicly-traded companies and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	participated in discussions and negotiations among representatives of Embarcadero, the Parent and their respective financial and legal advisors;

•	reviewed the merger agreement and certain related documents; and

•	performed such other analyses and considered such other factors as it deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information supplied or otherwise made available to Morgan Stanley by Embarcadero for the purposes of its opinion. With respect to the financial projections, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best available estimates and judgments of the future financial performance of Embarcadero. Although Morgan Stanley understood that the financial statements of Embarcadero would be restated, for the purposes of this opinion Morgan Stanley reviewed and relied upon, without independent verification, the existing financial statements of Embarcadero available as of April 5, 2007. Morgan Stanley also assumed that the merger would be completed in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions including, among other things, that the Parent would obtain financing for the merger. Morgan Stanley relied upon, without independent verification, the assessment by the management of Embarcadero of the validity of, and risks associated with, Embarcadero’s existing and future technologies, intellectual property, products and services, and the strategic rationale for the merger. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the merger, no delays, limitations, conditions or restrictions would be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the merger. Morgan Stanley is not a legal, tax or regulatory advisor and relied upon, without independent verification, the assessment of Embarcadero and its legal, tax or regulatory advisors with respect to such matters. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Embarcadero nor was Morgan Stanley furnished with any such appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of April 5, 2007. Events occurring after April 5, 2007 may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley has not assumed any obligation to update, revise or reaffirm its opinion.

The following is a brief summary of the material analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion letter, dated April 5, 2007. The various analyses summarized below were based on the closing price for the common stock of Embarcadero on April 5, 2007, the day of the meeting of Embarcadero’s board of directors to consider and approve the merger agreement. Some of these summaries of financial analyses include information presented in tabular format. In order to understand fully the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

Trading Range Analysis. Morgan Stanley performed a trading range analysis to provide background and perspective with respect to the historical share prices of Embarcadero common stock. Morgan Stanley reviewed the range of closing prices of Embarcadero common stock for various periods ending on April 5, 2007. Morgan Stanley noted that the closing price of Embarcadero’s common stock on April 5, 2007, the day Embarcadero’s board of directors voted to approve the transaction, was $6.88. Morgan Stanley also observed that on March 7, 2007, Chapman Capital made its initial disclosure of its investment in Embarcadero and Chapman Capital’s desire for Embarcadero to be sold. Morgan Stanley observed that, on March 7, 2007, Embarcadero’s share price increased 5% to $6.57. Morgan Stanley noted that the unaffected price as of March 6, 2007, prior to the Chapman Capital disclosure, was $6.28.

Morgan Stanley also observed that the twelve month trading period for Embarcadero’s common stock for up to and including April 5, 2007 included a period from September 7, 2006 to December 16, 2006 in which Embarcadero and TCB were parties to a merger agreement whereby Embarcadero would be acquired for $8.38 per share of common stock. Morgan Stanley noted that the trading range for Embarcadero’s common stock for the twelve month period up to and including April 5, 2007, but excluding the period in which Embarcadero and TCB were parties to a merger agreement whereby Embarcadero would be acquired for $8.38 per share of common stock was $5.40 to $7.60.

The following data summarizes the historical trading range of Embarcadero’s common stock, including the actual historical prices and ranges and the price and ranges adjusted to exclude trading prices and ranges incorporating (i) the period subsequent to March 7, 2007 and (ii) the period from April 5, 2006 to March 6, 2007 (“Unaffected Prices”):

Morgan Stanley observed the following:

Range of Closing Prices
Period Ending April 5, 2007	Unaffected Prices	Actual
Last 30 Trading Days	$6.02 – $6.28	$6.02 – $7.02
Since December 16, 2006	$5.80 – $6.38	$5.80 – $7.02
Last 12 Months	$5.40 – $7.60	$5.40 – $8.33

Morgan Stanley noted that the consideration per share of $7.20 pursuant to the merger agreement reflected a 15% premium to Embarcadero’s closing price on March 6, 2007 and a 15% premium to the average closing price per share of Embarcadero common stock for the 30 trading days prior to and including March 6, 2007. In addition, Morgan Stanley noted that the aggregate value of Embarcadero, defined as market capitalization plus total debt less cash and cash equivalents, based on the consideration per share of $7.20, represented a 26% premium to Embarcadero’s aggregate value as of March 6, 2007.

Historical Financial Performance. Morgan Stanley reviewed certain historical annual and quarterly financial results for Embarcadero, excluding certain non-cash expenses and nonrecurring items. Morgan Stanley observed the following:

Financial Statistic	Revenues ($ in millions)	Operating Income ($ in millions)	Earnings Per Share ($)
CY 2005	$57.6	$8.7	$0.25
CY 2006	$60.0	$11.8	$0.34
Q1 2007	$13.3	$1.8	$0.06

Morgan Stanley observed that this data excluded expenses related to the investigation of Embarcadero’s stock option granting practices and associated restatement of Embarcadero’s financial results. Including estimates of these expenses, Morgan Stanley noted that Embarcadero’s earnings per share for calendar year 2006 and the first quarter of calendar year 2007 were $0.31 and $0.00, respectively.

Morgan Stanley also observed Embarcadero’s historical quarterly license revenues for the last nine quarters up to and including the quarter ended March 31, 2007. A summary of this data is as follows:

License Revenue Statistic Calendar Year	($ in millions)
Q1 2005	$6.1
Q2 2005	$6.5
Q3 2005	$7.1
Q4 2005	$7.8
Q1 2006	$6.6
Q2 2006	$6.7
Q3 2006	$6.4
Q4 2006	$6.9
Q1 2007	$4.8

Morgan Stanley noted that Embarcadero’s license revenue for the quarter ended March 31, 2007 represented a decline of 31% from the license revenue for the quarter ended December 31, 2006 and a 28% decline from the license revenue for the quarter ended March 31, 2006. Morgan Stanley also noted that the license revenue for the quarter ended March 31, 2007 was the lowest of the nine historical quarters reviewed.

Morgan Stanley further noted that Embarcadero’s EBITDA, defined as earnings before interest, taxes, depreciation and amortization (excluding certain non-cash expenses and nonrecurring items), was $13.4 million for the twelve month period ended March 31, 2007. Giving effect to the exclusion of certain costs related to Embarcadero’s status as a publicly-traded company on a pro forma basis, Embarcadero’s Pro Forma EBITDA would have been $15.4 million for the same twelve month period.

Review of Projected Financial Performance. Morgan Stanley reviewed two cases of Embarcadero’s expected future financial performance for calendar year 2007 provided by Embarcadero’s management. The Revised Management Case assumed substantial growth in quarterly license revenues for the remainder of calendar 2007 relative to the license revenue for the quarter ended March 31, 2007. The Sensitivity Case assumed more modest growth in quarterly license revenues for the remainder of calendar year 2007 relative to the license revenue for the quarter ended March 31, 2007. Morgan Stanley noted that Embarcadero management’s forecast as of April 5, 2007 of license revenue for the quarter ending June 30, 2007 was consistent with the Sensitivity Case Forecast. A summary of the two cases is set forth in the following table:

Calendar Year Financial Statistic (Excluding Certain Non-Cash Expenses and Nonrecurring Items)	March (Actual)	June (Forecast)	September (Forecast)	December (Forecast)	Total (Forecast)
Revised Management
Revenue	$13.3	$15.4	$15.6	$16.0	$60.2
Operating Income (excluding restatement expenses)	$1.8	$3.8	$4.0	$4.5	$14.0
Operating Income (including restatement expenses)	($0.4)	$3.5	$4.0	$4.5	$11.5
Earnings Per Share (excluding restatement expenses)	$0.06	$0.11	$0.11	$0.12	$0.40
Earnings Per Share (including restatement expenses)	$0.00	$0.10	$0.11	$0.12	$0.34

Sensitivity Case
Revenue	$13.3	$14.6	$14.9	$15.5	$58.2
Operating Income (excluding restatement expenses)	$1.8	$3.1	$3.5	$4.1	$12.6
Operating Income (including restatement expenses)	($0.4)	$2.8	$3.5	$4.1	$10.1
Earnings Per Share (excluding restatement expenses)	$0.06	$0.09	$0.10	$0.12	$0.37
Earnings Per Share (including restatement expenses)	$0.00	$0.08	$0.10	$0.12	$0.30

Comparable Company Analysis. Morgan Stanley compared certain financial information of Embarcadero with publicly available consensus equity research estimates for two categories of other companies that shared similar business characteristics of Embarcadero. The first category consisted of companies that sell enterprise software products that are directly competitive with the products sold by Embarcadero or, more generally, sell software that address enterprise information technology infrastructure and database management. This category included the following software companies:

•	BMC Software, Inc.

•	CA, Inc.

•	Informatica Corporation

•	Oracle Corporation

•	Quest Software, Inc.

•	Sybase, Inc.

Morgan Stanley also compared certain financial information of Embarcadero with publicly available consensus equity research estimates for a second category of software companies with estimated revenue scale, revenue growth, and operating margins that were more comparable to Embarcadero’s estimated revenue, revenue growth and operating margins, respectively. This category included the following software companies:

•	Altiris, Inc.

•	Ariba, Inc.

•	Borland Software Corp.

•	Interwoven, Inc.

•	IONA Technologies Plc

•	Progress Software Corporation

•	QAD, Inc.

•	SPSS, Inc.

•	Vignette Corporation

•	webMethods, Inc.

For purposes of this analysis, Morgan Stanley analyzed the following statistics of each of these companies for comparison purposes:

•	the ratio of aggregate value, as defined above, to estimated calendar year 2007 revenue (based on publicly available equity research estimates);

•	the ratio of aggregate value, as defined above, to estimated calendar year 2007 EBITDA (based on publicly available equity research estimates);

•

the ratio of price to estimated cash earnings per share, defined as net income excluding certain non-cash and non-recurring expenses divided by fully-diluted shares outstanding, for calendar year 2007 (based on publicly available equity research estimates); and

•

the ratio of aggregate value, as defined above, to calendar year 2007 unlevered earnings, defined as earnings before interest and taxes (excluding certain non-cash expenses and nonrecurring items) less the tax that would be paid on such amount based on an estimated effective tax rate.

Based on the analysis of the relevant metrics for each of the comparable companies, Morgan Stanley selected representative ranges of financial multiples and other statistics of the comparable companies and applied this range of multiples and statistics to the relevant Embarcadero financial statistic. For purposes of estimating revenues, EBITDA, unlevered earnings per share and cash earnings per share for calendar year 2007, Morgan Stanley utilized the management Sensitivity Case and Revised Management Case estimates as of April 5, 2007. Morgan Stanley also based its calculations on calendar year 2007 forecasts that both included and excluded restatement expenses related to investigation. Based on Embarcadero’s outstanding shares and options as of April 5, 2007, Morgan Stanley estimated the implied value per Embarcadero common share as of April 5, 2007 as follows:

	Embarcadero Statistic ($ in millions except EPS)		Comparable Company Multiple Range	Implied Value Per Share Excluding Restatement Expenses	Implied Value Per Share Including Restatement Expenses
Calendar Year Financial Statistic	Excluding Restatement Expenses	Including Restatement Expenses
Sensitivity Case
Aggregate Value to Estimated 2007 Revenue	$58.2	$58.2	1.5x – 2.5x	$5.85 – $7.87	$5.85 – $7.87
Aggregate Value to Estimated 2007 EBITDA	$14.0	$11.5	7.0x – 11.0x	$6.22 – $8.15	$5.60 – $7.21
Price to Estimated 2007 Cash Earnings Per Share	$0.37	$0.30	15.0x – 19.0x	$5.51 – $6.98	$4.57 – $5.79
Aggregate Value to Estimated 2007 Unlevered Earnings	$8.5	$6.8	13.0x – 17.0x	$6.69 – $7.86	$5.91 – $6.87

Revised Management Case
Aggregate Value to Estimated 2007 Revenue	$60.2	$60.2	1.5x – 2.5x	$5.96 – $8.04	$5.96 – $8.04
Aggregate Value to Estimated 2007 EBITDA	$15.4	$12.9	7.0x – 11.0x	$6.57 – $8.67	$5.95 – $7.74
Price to Estimated 2007 Cash Earnings Per Share	$0.40	$0.34	15.0x – 19.0x	$6.03 – $7.64	$5.09 – $6.45
Aggregate Value to Estimated 2007 Unlevered Earnings	$9.5	$7.8	13.0x – 17.0x	$7.12 – $8.41	$6.35 – $7.43

No company utilized in the comparable company analysis is identical to Embarcadero. In evaluating comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Embarcadero, such as the impact of competition on the businesses of Embarcadero and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Embarcadero or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable company data.

Discounted Equity Value Analysis. Morgan Stanley performed a discounted equity value analysis, which is designed to provide insight into the estimated future value of a company’s common equity as a function of the company’s estimated future earnings and its current forward price to earnings ratio. The resulting value is subsequently discounted to arrive at a present value for such company’s stock price. In connection with this analysis, Morgan Stanley calculated a range of present equity values per share of the Common Stock on a standalone basis. To calculate the discounted equity value, Morgan Stanley utilized two calendar year 2008 forecasts based on extrapolations from Revised Management Case and Sensitivity Case estimates. The calendar 2008 forecast was based on two scenarios with assumptions for revenue growth and operating margin. One scenario assumed that Embarcadero revenue in calendar 2008 would be equivalent to revenue in 2007 and that Embarcadero would have a 27% margin of operating income to revenue. The other scenario assumed that Embarcadero’s revenue in calendar 2008 would be 10% greater than revenue in 2007 and that Embarcadero would have a 20% margin of operating income to revenue. Morgan Stanley applied a range of price to earnings multiples to these estimates and applied a discount rate of 12% to derive ranges of future values per share.

The following table summarizes Morgan Stanley’s analysis:

Calendar Year 2008E	Earnings Per Share	Comparable Company Multiple Range	Implied Value Per Share of Embarcadero
Sensitivity Case
2008E Earnings Per Share (0% Revenue Growth / 27% Operating Margin)	$0.45	15.0x – 17.0x	$6.06 – $6.87
2008E Earnings Per Share (10% Revenue Growth / 20% Operating Margin)	$0.38	19.0x – 21.0x	$6.47 – $7.15

Revised Management Case
2008E Earnings Per Share (0% Revenue Growth / 27% Operating Margin)	$0.47	15.0x – 17.0x	$6.24 – $7.08
2008E Earnings Per Share (10% Revenue Growth / 20% Operating Margin)	$0.39	19.0x – 21.0x	$6.65 – $7.35

Analysis of Precedent Transactions. Morgan Stanley compared publicly available statistics for 23 selected software sector transactions between January 1, 2003 and April 5, 2007 in which the target company was publicly traded and transaction values were between $100 million and $500 million. The following is a list of these transactions:

Selected Precedent Transactions (Target / Acquiror)

@Road, Inc. / Trimble Navigation Ltd.

Bindview Development Corp. / Symantec Corp.

Brio Software, Inc. / Hyperion Solutions Corp.

Captiva Software Corp. / EMC Corp.

Click Commerce, Inc. / Illinois Tool Works, Inc.

Concord Communications, Inc. / Computer Associates International Inc.

Corio, Inc. / International Business Machines

CyberGuard Corp. / Secure Computing Corp.

Epiphany, Inc. / SSA Global Technologies, Inc.

FreeMarkets, Inc. / Ariba, Inc.

Hummingbird Ltd. / Open Text Corp.

iManage, Inc. / Interwoven

IXOS Software AG / Open Text Corp.

Manugistics Group, Inc. / JDA Software Group, Inc.

MAPICS, Inc. / Infor Global Solutions, Inc.

Marimba, Inc. / BMC Software, Inc.

Merant Plc / Serena Software, Inc.

NetIQ Corp. / AttachmateWRQ, Inc.

Niku Corp. / Computer Associates International Inc.

Plumtree Software, Inc. / BEA Systems, Inc.

Portal Software, Inc / Oracle Corporation

SeeBeyond Technology Corp. / Sun Microsystems, Inc.

Stellent, Inc. / Oracle Corporation

For each transaction noted above, Morgan Stanley noted that the following financial statistics where available for each of the foregoing transactions: (1) implied premium paid to closing share price one trading day prior to announcement of the transaction; (2) implied premium paid to 30 trading day average closing share price prior to announcement of the transaction; (3) implied premium to aggregate value one trading day prior to announcement; (4) aggregate value to last twelve months revenue; and (5) aggregate value to estimated next twelve months revenue. The following table summarizes Morgan Stanley’s analysis:

Precedent Transaction Financial Statistic	Reference Range Premium/Multiple	Implied Value Per Share	Embarcadero Merger Statistic Premium/Multiple
Unaffected Prices
Premium to 1-day prior closing share price	10% –25%	$6.91 – $7.85	15%
Premium to 30-day average closing share price	15% – 45%	$7.18 – $9.06	15%
Premium to 1-day prior aggregate value	20% – 40%	$6.98 - $7.66	26%

Actual Prices
Premium to 1-day prior closing share price	10% – 25%	$7.57 – $8.60	5%
Premium to 30-day average closing share price	15% – 45%	$7.59 – $9.57	9%
Premium to 1-day prior aggregate value	20% – 40%	$7.68 – $8.47	8%

Revenue Multiples
Aggregate Value to Actual Last Twelve Months Revenues	1.8x – 3.5x	$6.50 – $9.91	2.1x
Aggregate Value to Expected Next Twelve Months Revenues (based on Sensitivity Case)	1.5x – 3.0x	$5.89 – $8.94	2.1x
Aggregate Value to Expected Next Twelve Months Revenues (based on Revised Management Case)	1.5x – 3.0x	$6.01 – $9.17	2.1x

Morgan Stanley also compared publicly available statistics for 11 selected software transactions between January 1, 2002 and April 5, 2007 where transaction values were greater than $100 million and the acquirer was a financial buyer. The following is a list of these transactions:

Aspect Communications Corporation / Concerto Software

Concerto Software / Golden Gate Capital

DoubleClick, Inc. / Hellman & Friedman LLC

GEAC Computer Corp. / Infor Global Solutions, Inc.

MAPICS, Inc. / Infor Global Solutions, Inc

MSC Software Corp. / ValueAct Capital Partners LP

Open Solutions Inc. / Investor Group

SafeNet, Inc. / Vector Capital

Serena Software, Inc. / Silver Lake Partners LLP

SS&C Technologies, Inc. / The Carlyle Group LLC

SunGard Data Systems Inc. / Investor Group

For each transaction noted above, Morgan Stanley reviewed the aggregate value to last twelve months EBITDA defined as earnings before interest, taxes, depreciation and amortization (excluding certain non-cash expenses and nonrecurring items) of the subject company. Morgan Stanley applied a range of these ratios to Embarcadero’s last twelve months EBITDA, both excluding and including expenses related to restatement. The following table summarizes Morgan Stanley’s analysis:

Precedent Transaction Financial Statistic	Reference Range	Implied Value Per Share	Embarcadero Merger Statistic
Aggregate Value to Last Twelve Months EBITDA excluding restatement expenses	7.0x – 14.0x	$6.09 – $9.33	9.4x
Aggregate Value to Last Twelve Months EBITDA including restatement expenses	7.0x – 14.0x	$5.19 – $7.59	12.8x

No company or transaction utilized in the precedent transaction analysis is identical to Embarcadero or the merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to general business, market and financial conditions and other matters, which are beyond the control of Embarcadero, such as the impact of competition on the business of Embarcadero or the industry generally, industry growth and the absence of any adverse material change in the financial condition of Embarcadero or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value of the transactions to which they are being compared.

Leveraged Buyout Analysis. Morgan Stanley also analyzed Embarcadero from the perspective of a potential purchaser that was primarily a financial buyer that would effect a leveraged buyout of Embarcadero using a ratio of debt to last twelve months EBITDA consistent with the ratio of debt to last twelve months EBITDA expected upon completion of the merger. Morgan Stanley observed the transaction prices per share that would be necessary for an acquiror to achieve certain internal rates of return assuming a 2011 exit of the investor’s investment. The analysis assumed (i) the Sensitivity Case and Revised Management Case through calendar year 2007, and extrapolations to the Sensitivity Case and Revised Management Case for calendar years 2008 to 2011, (ii) realization of the equity investment through the sale of 100% of Embarcadero at the end of calendar 2011 at a valuation of 7.0x - 9.0x 2011 EBITDA for both the Sensitivity Case and the Revised Management Case, and (iii) an investor’s targeted internal rate of return of 20% - 30% for the Sensitivity Case and the Management Upside Case assuming a 2011 exit of the investor’s investment. These ranges are detailed below:

Leveraged Buyout Analysis Forecast Case	Internal Rate of Return Range	Implied Value Per Share of Embarcadero
Sensitivity Case	20% – 30%	$6.43 – $7.41
Revised Management Case	20% – 30%	$6.52 – $7.55

In connection with the review of the merger by Embarcadero’s board of directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of Embarcadero. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Many of these assumptions are beyond the control of Embarcadero. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness of the consideration pursuant to the merger agreement from a financial point of view to holders of shares of Embarcadero common stock and in connection with the delivery of its opinion, dated April 5, 2007, to Embarcadero’s board of directors. These analyses do not purport to be appraisals or to reflect the prices at which shares of common stock of Embarcadero might actually trade.

The consideration was determined through arm’s length negotiations between Embarcadero and the Parent and was approved by Embarcadero’s board of directors. Morgan Stanley provided advice to Embarcadero’s board of directors during these negotiations. Morgan Stanley did not, however, recommend any specific merger consideration to Embarcadero or its board of directors or that any specific merger consideration constituted the only appropriate consideration for the merger.

Morgan Stanley’s opinion and its presentation to Embarcadero’s board of directors was one of many factors taken into consideration by Embarcadero’s board of directors in deciding to approve the merger agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of Embarcadero’s board of directors with respect to the merger consideration or of whether Embarcadero’s board of directors would have been willing to agree to a different merger consideration. The foregoing summary describes the material analyses performed by Morgan Stanley but does not purport to be a complete description of the analyses performed by Morgan Stanley.

Embarcadero’s board of directors retained Morgan Stanley based upon Morgan Stanley’s qualifications, experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. In the ordinary course of Morgan Stanley’s trading and brokerage activities, Morgan Stanley or its affiliates may at any time hold long or short positions, may trade or otherwise effect transactions, for its own account or for the account of customers in the equity and other securities of Embarcadero, TCB or any other parties, commodities or currencies involved in the merger. In addition, Morgan Stanley, its affiliates, directors or officers, including individuals working with Embarcadero in connection with the merger, may have committed and may commit in the future to invest in private equity funds managed by affiliates of TCB.

Under the terms of its engagement letter, Morgan Stanley provided Embarcadero financial advisory services and a financial opinion in connection with the merger, and Embarcadero has agreed to pay Morgan Stanley a fee of approximately $3.0 million for its services, a substantial portion of which is contingent upon the consummation of the merger. Embarcadero has also agreed to reimburse Morgan Stanley for other expenses, including attorneys’ fees, incurred in performing its services. In addition, Embarcadero has agreed to indemnify Morgan Stanley and any of its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, relating to or arising out of Morgan Stanley’s engagement and any related transactions.

Financing of the Merger

TCB estimates that the total amount of funds required to pay the aggregate merger consideration in connection with the merger will be approximately $200,000,000. TCB expects this amount, together with the related working capital requirements of Embarcadero following the completion of the merger, to be provided through a combination of the proceeds of the following:

•

an aggregate cash equity investment in EMBT Holdings, Inc. by TCB, Thoma Cressey Fund VIII, L.P. and other potential co-investors (which may include other affiliates of TCB), which we refer to in this proxy statement as the Investors, of up to approximately $52,000,000;

•

new senior secured credit facilities in the aggregate amount of $100,000,000, consisting of two term loans in the amounts of $65,000,000 and $25,000,000, respectively, and a $10,000,000 revolving credit facility; and

•	cash and cash equivalents held by Embarcadero and its subsidiaries.

The shares of EMBT Merger Corp. will convert into shares of the surviving corporation as a result of the merger.

Interests of Certain Persons in the Merger

Stock Options

All outstanding options to purchase Embarcadero common stock, including those held by our directors and executive officers, will accelerate and become fully vested immediately prior to the completion of the merger, and in the case of any options having an exercise price less than $7.20 per share, will entitle the holder thereof to receive an amount in cash equal to the product of (i) the total number of shares of Embarcadero common stock subject to the option, multiplied by (ii) the excess of $7.20 over the exercise price per share, less applicable withholding taxes. Certain options granted to our directors and executive officers were repriced in connection with the Special Committee’s review of the Company’s stock option grant practices, and these options were cancelled in connection with the execution of the merger agreement. In addition, at the request of Parent, our board of directors amended our Amended and Restated 2000 Nonemployee Directors Stock Option Plan in April 2007 to suspend scheduled quarterly grants of stock options to nonemployee directors until such time as the merger is completed or the merger agreement is terminated. See “Beneficial Ownership of the Company’s Stock” on page 66.

Restricted Stock

All outstanding shares of restricted Embarcadero common stock, including 25,000 shares held by Mr. Sabhlok and 43,750 shares held by Mr. Shahbazian, will accelerate and become fully vested immediately prior to the completion of the merger, and any repurchase option will lapse, after which each such share will be converted into the right to receive $7.20 in cash, without interest.

Change in Control Benefits

In October 2005, we entered into an employment agreement with Michael Shahbazian, our Chief Financial Officer. Pursuant to his employment agreement, Mr. Shahbazian received inducement grants of an option to purchase, at $6.53 per share, 200,000 shares of our common stock and 100,000 shares of restricted common stock, subject to certain time-based vesting provisions. Under the terms of the employment agreement, all unvested stock options and restricted common stock held by Mr. Shahbazian will become fully vested upon the completion of the merger and the termination of his employment as Chief Financial Officer after the merger. In addition, the Company will continue to pay Mr. Shahbazian’s base salary, which is currently set at $240,000 per year, for a period of 12 months following his termination, and COBRA health care insurance during such 12 month period. Mr. Shahbazian will also be entitled to receive a pro rata portion of his annual target bonus up to the date of termination. On April 5, 2007, in connection with the approval of the merger agreement, our board of directors also approved the payment by the Company to Mr. Shahbazian of a one-time transaction bonus in the amount of $100,000 in cash, which will be payable in full upon the consummation of the merger.

In February 2007, we adopted a Change of Control Policy (the “Policy”) that currently applies to Wayne Williams, our Chief Technology Officer, Greg Davoll, our Vice President of Marketing, Greg Keller, our Vice President of Product Management, and Scott Schoonover, our Vice President, Worldwide Sales. As applied to Mr. Williams, the Policy provides that if the Company terminates his employment for any reason other than for cause, or if Mr. Williams terminates his employment for good reason, as defined in the Policy, within twelve months following the consummation of the merger, the Company will be required to provide Mr. Williams with one year annual base salary, immediate vesting upon the termination date of any outstanding equity awards, and continued medical benefits for up to twelve months following the termination date. As applied to any of Messrs. Davoll, Keller and Schoonover, the Policy provides that if the Company terminates his employment for any reason other than for cause, or if any of Messrs. Davoll, Keller or Schoonover terminates his employment for good reason, as defined in the Policy, within twelve months following the consummation of the merger, the Company will be required to provide him with six months base salary, immediate vesting upon the termination date of any outstanding equity awards, and continued medical benefits for up to six months following the termination date.

Indemnification and Insurance

As a condition to the consummation of the merger, Parent or the surviving corporation is required to obtain a directors’ and officers’ insurance policy that provides for coverage for acts or omissions of the existing directors and executive officers of the Company occurring prior to the effective time of the merger. As the surviving corporation, Embarcadero is also required after completion of the merger to maintain this insurance policy and certain indemnification policies applicable to such existing directors and executive officers of the Company for a period of six years following the effective time of the merger. See “The Merger Agreement—Indemnification” beginning on page 57.

Positions with the Surviving Corporation

In connection with the merger agreement, Raj Sabhlok, our current Senior Vice President of Operations, has entered into a new employment agreement that will become effective upon completion of the merger. Pursuant to his employment agreement, Mr. Sabhlok will become the Chief Executive Officer of the surviving corporation. In its report to the Company’s board of directors regarding its review of the Company’s historical stock option grant practices, the Special Committee recommended, among other things, that Mr. Sabhlok either resign or be terminated, and the board accepted this recommendation. Parent required the Company to continue to employ Mr. Sabhlok as a condition to entering into the merger agreement and also required the Company to enter into the employment agreement with Mr. Sabhlok that is to become effective upon consummation of the merger. On May 23, 2007, the Company’s board of directors determined that Mr. Sabhlok should either resign or be terminated upon the earlier of the termination of the merger agreement or July 16, 2007, in the event that the merger has not been consummated by that date.

The employment agreement provides, among other things, for severance payments to Mr. Sabhlok in the event of termination of his employment under certain circumstances. In addition, Mr. Sabhlok will be entitled, subject to various time-based and performance-based conditions, to receive equity incentive awards in EMBT Holdings, Inc. upon completion of the merger. We expect that Mr. Sabhlok will also enter into a non-competition agreement with the surviving corporation prior to completion of the merger. We also expect that Scott Schoonover, Greg Davoll, Greg Keller and Wayne Williams, our Vice President, Worldwide Sales, Vice President, Marketing, Vice President, Product Management, and Chief Technology Officer respectively, will enter into employment agreements and non-competition agreements with the surviving corporation prior to the completion of the merger and that each will continue to serve in such positions with the surviving corporation following the merger. See “Other Agreements—Employment Agreements” on page 62 and “Other Agreements—Non-Competition Agreements” on page 63. We further expect that Michael Shahbazian, our Chief Financial Officer, will resign following the merger and will not continue to serve with the surviving corporation. Upon the termination of Mr. Shahbazian’s employment, he will be entitled to receive certain benefits. See “The Merger—Interests of Certain Persons in the Merger—Change in Control Benefits” on page 37.

Equity Investment in EMBT Holdings, Inc.

Pursuant to his employment agreement, upon completion of the merger, Mr. Sabhlok is entitled to invest $720,000 of his proceeds from the merger in shares of capital stock of EMBT Holdings, Inc., representing approximately 1.28% of the equity capital of that company, on the same terms as TCB and the other Investors. See “Other Agreements—Employment Agreements” on page 62.

Material U.S. Federal Income Tax Consequences

The following discusses, subject to the limitations stated below, the material U.S. federal income tax consequences of the merger to U.S. holders of Embarcadero common stock whose shares of common stock are converted into the right to receive cash pursuant to the merger (whether upon the receipt of the merger consideration or pursuant to the proper exercise of appraisal rights). Non-U.S. holders of our common stock may have different tax consequences than those described below and are urged to consult their tax advisors regarding the tax treatment to them under U.S. and non-U.S. tax laws. We base this summary on the provisions of the Internal Revenue Code of 1986, or the “Code,” applicable current and proposed U.S. Treasury Regulations, judicial authority, and administrative rulings and practice. All of the above are subject to change, possibly on a retroactive basis, and we do not undertake to advise you of any changes in applicable law that occur after the date of the merger.

This summary does not address all aspects of U.S. federal income taxation that may be relevant to particular stockholders in light of their individual circumstances, nor to certain types of holders who are subject to special treatment under the federal income tax laws, such as tax-exempt organizations; insurance companies; financial institutions; persons subject to alternative minimum tax; broker-dealers; persons who do not hold their shares of Embarcadero common stock as a capital asset; persons who hold stock as part of a hedge, appreciated financial position, straddle or conversion transaction; persons whose functional currency is not the United States dollar; persons who acquired their Embarcadero common stock pursuant to the exercise of employee stock options or otherwise as compensation; and persons who are not U.S. holders. In addition, the following discussion does not address foreign, state or local tax considerations, the tax consequences of transactions effected before or subsequent to or concurrently with the merger (whether or not these transactions are in connection with the merger), including transactions in which shares of EMBT Holdings, Inc. are acquired by any stockholder or former stockholder. Accordingly, holders of shares of Embarcadero common stock are urged to consult their own tax advisors regarding the tax consequences of the merger in light of their particular circumstances, including the applicable federal, state, local and foreign tax laws.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Embarcadero common stock that is:

•	a citizen or individual resident of the U.S. for U.S. federal income tax purposes;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S. or any State or the District of Columbia;

•

a trust if it (1) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

The U.S. federal income taxes of a partner in a partnership holding our common stock will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding shares of our common stock should consult their own tax advisors.

The receipt of cash pursuant to the merger (whether as merger consideration or pursuant to the proper exercise of appraisal rights) by U.S. holders of our common stock will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder of our common stock will recognize gain or loss equal to the difference between:

•	the amount of cash received in exchange for such common stock and

•	the U.S. holder’s adjusted tax basis in such common stock.

Such gain or loss will be capital gain or loss. If the holding period of the common stock surrendered in the merger is greater than one year as of the date of the merger, the gain or loss on that stock will be long-term capital gain or loss. The deductibility of a capital loss recognized on the exchange is subject to limitations under the Code. Certain U.S. holders, including individuals, are eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. If you acquired different blocks of our common stock at different times and different prices, you must calculate your gain or loss and determine your adjusted tax basis and holding period separately with respect to each block of our common stock.

Under the Code, as a U.S. holder of our common stock, you may be subject to information reporting on the cash received pursuant to the merger unless an exemption applies. Backup withholding may also apply (currently at a rate of 28%) with respect to the amount of cash received pursuant to the merger. In general, backup withholding is not required if you provide us with a valid taxpayer identification number, and otherwise comply with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against your U.S. federal income tax liability, if any, provided that you furnish the required information to the Internal Revenue Service in a timely manner.

Accounting Treatment

The merger is intended to be accounted for as a purchase under U.S. generally accepted accounting principles (“GAAP”). Accordingly, it is expected that the basis of Embarcadero in its assets and liabilities will be adjusted to fair market value on completion of the merger, including the establishment of goodwill.

Regulatory Approvals

The Hart-Scott-Rodino Antitrust Improvements Act of 1976 and related rules, or the “HSR Act,” provide that transactions such as the merger may not be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and specified waiting period requirements have been satisfied. Embarcadero and the parent of EMBT Merger Corp. made the required filings with the Antitrust Division and the Federal Trade Commission on September 22, 2006, and we received notice of earlier termination of the applicable waiting period on October 2, 2006. Such notice of earlier termination of the applicable waiting period from the Federal Trade Commission is effective for a period of 12 months from receipt thereof.

At any time before or after completion of the merger, the Antitrust Division of the Department of Justice or the Federal Trade Commission may, however, challenge the merger on antitrust grounds. Private parties could take antitrust action under the antitrust laws and seek an injunction prohibiting or delaying the merger, divestiture or damages under certain circumstances. Additionally, at any time before or after completion of the merger, notwithstanding the expiration or termination of the applicable waiting period, any state could take action under its antitrust laws as it deems necessary or desirable in the public interest. There can be no assurance that a challenge to the merger will not be made or that, if a challenge is made, Embarcadero and EMBT Merger Corp. will prevail.

Except as noted above with respect to the required filings under the HSR Act and the filing of a certificate of merger in Delaware at or before the effective date of the merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger.

THE PARTIES TO THE MERGER

Embarcadero Technologies, Inc.

Embarcadero Technologies, Inc.

100 California Street, 12th Floor

San Francisco, California 94111

Telephone: (415) 834-3131

We are a Delaware corporation with our principal executive offices at 100 California Street, 12th Floor, San Francisco, California 94111. Our telephone number is (415) 834-3131. We were incorporated in California on July 23, 1993 and reincorporated in Delaware on February 15, 2000.

We deliver professional grade database tools that companies use to design, develop and manage databases and the data they contain. More than 12,000 customers worldwide and over 90 Fortune 100 rely on our cross- platform tools to reduce complexity, improve productivity and strengthen security. Our flagship database tools include: ER/Studio®, DBArtisan®, Rapid SQL® and Change Manager. Founded in 1993, we are headquartered in San Francisco with offices in Melbourne, Australia, Munich, Germany, and Maidenhead, United Kingdom.

EMBT Merger Corp.

EMBT Merger Corp.

c/o Thoma Cressey Bravo, Inc.

600 Montgomery Street, 32nd Floor

San Francisco, CA 94111

Telephone: (415) 263-3660

EMBT Merger Corp. was incorporated in Delaware on August 24, 2006 by EMB Holding Corp. solely for the purpose of completing the merger and the related transactions. EMBT Merger Corp. has not participated in any activities to date other than activities incident to its formation and the transactions contemplated by the merger agreement. In connection with the merger, EMBT Merger Corp. will be merged with and into Embarcadero and its separate existence will cease. As of the date of this proxy statement, EMB Holding Corp. is the sole stockholder of EMBT Merger Corp.

EMB Holding Corp.

EMB Holding Corp.

c/o Thoma Cressey Bravo, Inc.

600 Montgomery Street, 32nd Floor

San Francisco, CA 94111

Telephone: (415) 263-3660

EMB Holding Corp., which we refer to in this proxy statement as Parent, is an affiliate of Thoma Cressey Bravo, Inc., and was incorporated in Delaware on August 24, 2006. EMB Holding Corp. has not participated in any activities to date other than activities incident to its formation and the transactions contemplated by the merger agreement. In connection with the merger, EMBT Merger Corp. will merge with and into the Company, and the Company will survive as a wholly-owned subsidiary of EMB Holding Corp.

OTHER PARTICIPANTS

Thoma Cressey Bravo, Inc.

Thoma Cressey Bravo, Inc.

600 Montgomery Street, 32nd Floor

San Francisco, CA 94111

Telephone: (415) 263-3660

Thoma Cressey Bravo, Inc., which we refer to in this proxy statement as TCB, is a Delaware corporation and its principal business is investing in strategic business opportunities, principally in the information technology, healthcare, business services and consumer products and services fields. Thoma Cressey Bravo, Inc. (formerly known as Thoma Cressey Equity Partners, Inc.) was formed in the state of Delaware on December 19, 1997. In connection with the merger, TCB formed EMBT Holdings, Inc. to hold all of the shares of Parent. The managing partners of Thoma Cressey Bravo, Inc. are Carl D. Thoma, Bryan C. Cressey, David J. Mayer, Lee M. Mitchell and Orlando Bravo.

EMBT Holdings, Inc.

EMBT Holdings, Inc.

c/o Thoma Cressey Bravo, Inc.

600 Montgomery Street, 32nd Floor

San Francisco, CA 94111

Telephone: (415) 263-3660

EMBT Holdings, Inc. is an affiliate of Thoma Cressey Bravo, Inc., and was incorporated in Delaware on August 24, 2006, solely for the purpose of holding the shares of EMB Holding Corp. EMBT Holdings, Inc. has not participated in any activities to date other than activities incident to its formation and the transactions contemplated by the merger agreement. EMBT Holdings, Inc. is the sole stockholder of EMB Holding Corp. In connection with the merger, Thoma Cressey Bravo, Inc., together with other potential investors, including Thoma Cressey Fund VIII, L.P. and one of our executive officers, are expected to make equity investments in EMBT Holdings, Inc. Thoma Cressey Fund VIII, L.P. is an affiliated fund of TCB and invests largely in companies in the software and healthcare industries, as well as in areas such as business services and consumer products and services.

CURRENT EXECUTIVE OFFICERS AND DIRECTORS OF THE COMPANY

Each of the directors and executive officers of Embarcadero is a citizen of the United States and, except as provided below, has his or her principal business address and telephone at Embarcadero Technologies, Inc., 100 California Street, 12th Floor, San Francisco, California 94111, (415) 834-3131.

The directors and executive officers of Embarcadero, the date they became director or executive officer, their current occupation and their material employment during the last five years, as of May 1, 2007, are as follows:

Name	Position	Occupation or Employment
Michael Shahbazian	Senior Vice President and Chief Financial Officer	Mr. Shahbazian has served as our Senior Vice President and Chief Financial Officer since October 2005. From January 2003 to August 2005, Mr. Shahbazian was Senior Vice President and Chief Financial Officer of Niku Corporation, an information technology management and governance software company. He also served as Chief Financial Officer of the following companies: ANDA Networks, a telecommunications equipment company, from November 2000 to November 2002; Inventa Technologies, a corporate systems integrator, from February 2000 to November 2000; and Walker Interactive, a provider of client-server/network computing software products, prior to February 2000. Prior to these roles, Mr. Shahbazian spent nearly 20 years with Amdahl Corporation in a variety of senior finance positions.

Raj P. Sabhlok	Senior Vice President of Operations	Mr. Sabhlok has served as our Senior Vice President of Operations since October 2005. He served as our Chief Financial Officer and Senior Vice President of Corporate Development from January 2000 to October 2005. From March 1995 until January 2000, Mr. Sabhlok was employed by BMC Software, Inc., an enterprise software company, where he served as the Director of Business Development from April 1997. From February 1988 until February 1995, Mr. Sabhlok held a number of technical, marketing and sales management positions with The Santa Cruz Operation, Inc., a UNIX software development company.

Scott B. Schoonover	Vice President, Worldwide Sales	Mr. Schoonover has served as our Vice President, Worldwide Sales since October 2006. From July 1993 to May 2006, Mr. Schoonover was employed by BMC Software, Inc., an enterprise software company, where he served in various roles, most recently as Senior Director, Emerging Growth & Field Partner Sales, from April 2005 to May 2006. From May 2004 to March 2005, he served as Senior Director, Remedy Sales, and from April 2001 to April 2004, he served as Area Director - Sales & Services for BMC.

Timothy C.K. Chou	Director	Timothy C.K. Chou has served as a member of our Board of Directors since July 2000. Mr. Chou is currently the Chief Financial Officer of Openwater Software, Inc. From November 1999 to January 2005, he served as President of Oracle On Demand, a division of Oracle Corporation and a leading application service provider. In addition, Mr. Chou serves on the technical advisory board of Webex, Inc., an online conferencing company, and is a lecturer at Stanford University. From October 1996 through October 1999, Mr. Chou served as Chief Operating Officer of Reasoning, Inc., an information technology services firm. From September 1994 through September 1996, Mr. Chou served as Vice President, Server Products, of Oracle Corporation.

Name	Position	Occupation or Employment
Gary E. Haroian	Director	Gary E. Haroian has served as a member of our Board of Directors since July 2004. Mr. Haroian is currently a consultant to emerging technology companies. From April 2000 to October 2002, Mr. Haroian served in various positions at Bowstreet, Inc., a provider of software application tools, including its Chief Financial Officer, Chief Operating Officer and Chief Executive Officer. From 1997 to 2000, Mr. Haroian served as Senior Vice President of Finance and Administration and Chief Financial Officer of Concord Communications, Inc., a network management software company. From 1983 to 1996, Mr. Haroian served in various positions at Stratus Computer, a provider of fault-tolerant computers, including as Chief Financial Officer, President and Chief Operating Officer and as Chief Executive Officer. Prior to his career as a corporate executive, Mr. Haroian was a CPA in a major public accounting firm. He is currently a member of the board of directors and chairman of the audit committee of four public companies: Network Engines, Inc., a developer and manufacturer of security and storage appliances; Aspen Technology, Inc., a provider of software and implementation services to process manufacturing companies; Lightbridge Inc., an analytics, decisioning and e-commerce company; and Phase Forward Inc., a provider of software for clinical trials and drug safety.

Frank M. Polestra	Director	Frank M. Polestra has served as a member of our Board of Directors since November 1999. He has been a partner of Ascent Venture Partners, a venture capital firm, since January 1, 2005. Prior to that, he was the Managing Director of Ascent Venture Partners beginning in March 1999. From 1980 to February 1999, Mr. Polestra served as President of Pioneer Capital Corp., a venture capital firm.

Michael J. Roberts	Director	Michael J. Roberts has served as a member of our Board of Directors since March 2000. He was elected Lead Independent Director by the Board in April 2005. He has been Senior Lecturer and Executive Director of Entrepreneurial Studies at the Harvard Business School since June 1997. From 1995 through May 1997, Mr. Roberts served as an independent consultant to new ventures primarily in the health care services, wireless communications, automobile services and restaurant industries. Mr. Roberts is also a member of the boards of directors of three privately held companies: Geode Capital Management, LLC, an investment advisor for institutional clients; Praendex Inc., a management consulting firm; and Kingsley Management, LLC, a full service car wash development and management company.

Name	Position	Occupation or Employment
Samuel T. Spadafora	Director	Samuel T. Spadafora has served as a member of our Board of Directors since May 2003. From November 1999 to November 2006, he served as the chairman of the board of directors of Chordiant Software, Inc., a provider of customer relationship management software, where he also served as Chief Strategy Officer from November 2003 to November 2006. Mr. Spadafora served as Chief Executive Officer and as a director of Chordiant from June 1998 to January 2002 and, from June 1998 until October 2000, he was also Chordiant’s President. Mr. Spadafora retired from Chordiant Software, Inc. in November 2006. From April 1994 to June 1998, Mr. Spadafora served as Vice President of Worldwide Field Operations for the microelectronic business of Sun Microsystems, Inc., a computer systems and networking company.

During the past five years, none of Embarcadero or our executive officers, directors or controlling persons has been convicted in a criminal proceeding (other than traffic violations or similar misdemeanors) or been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree, or final order enjoining that person or entity from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held on Friday, June 22, 2007, at 10:00 a.m., local time, at Embarcadero’s principal executive offices located at 100 California Street, 12th Floor, San Francisco, California 94111. The purpose of the special meeting is for our stockholders to consider and vote upon a proposal to adopt the merger agreement, to adjourn the meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement and to act upon other matters and transact other business, as may properly come before the meeting. A copy of the merger agreement is attached to this proxy statement as Annex A. This proxy statement, the notice of the special meeting and the enclosed form of proxy are first being mailed to our stockholders on or about May 31, 2007.

Record Date, Quorum and Voting Power

You are entitled to vote at the special meeting if you owned shares of Embarcadero common stock at the close of business on May 1, 2007, the record date for the special meeting. Each outstanding share of Embarcadero common stock on the record date entitles the holder to one vote on each matter submitted to stockholders for approval at the special meeting. As of the close of business on the record date, there were 26,134,970 shares of Embarcadero common stock entitled to be voted at the special meeting.

The holders of a majority of the outstanding common stock on the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established.

Required Vote

For us to complete the merger, stockholders holding at least a majority of the shares of Embarcadero common stock outstanding at the close of business on the record date must vote “FOR” the adoption of the merger agreement. The proposal to adjourn the meeting, if necessary, to solicit additional proxies requires the affirmative vote of a majority of the shares present and entitled to vote on the matter at the special meeting.

In order for your shares of Embarcadero common stock to be included in the vote, if you are a stockholder of record, you must cause your shares to be voted by returning the enclosed proxy, by submitting a proxy over the Internet or by telephone, as indicated on the proxy card, or by voting in person at the special meeting.

If your shares are held in “street name” by your broker, you should instruct your broker how to vote your shares using the instructions provided by your broker. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker and it can give you directions on how to vote your shares. A broker non-vote generally occurs when a broker, bank or other nominee holding shares on your behalf does not vote on a proposal because the nominee has not received your voting instructions and lacks discretionary power to vote the shares. Broker non-votes and abstentions will not count as votes cast on a proposal, but will count for the purpose of determining whether a quorum is present.

Broker non-votes and abstentions will have the same effect as a vote against the adoption of the merger agreement. Abstentions will also have the same effect as a vote against the adjournment of the meeting. Broker non-votes will not have an effect on the vote with respect to the adjournment.

Voting by Directors and Executive Officers

As of May 1, 2007, the record date, the directors and executive officers of Embarcadero held and are entitled to vote, in the aggregate, 305,955 shares of Embarcadero common stock, representing approximately 1.17% of the outstanding shares of Embarcadero common stock. Stephen Wong, Embarcadero’s former Chairman, President and Chief Executive Officer held, as of the record date, and is entitled to vote 4,385,000 shares of Embarcadero common stock, representing approximately 16.78% of the outstanding shares of Embarcadero common stock. Pursuant to the terms of the voting agreements described elsewhere in this proxy statement, each of Stephen Wong, Raj Sabhlok, Embarcadero’s Senior Vice President of Operations, Michael Shahbazian, Embarcadero’s Chief Financial Officer, Wayne Williams, Embarcadero’s Chief Technology Officer and Scott Schoonover, Embarcadero’s Vice President, Worldwide Sales, has agreed to vote, or cause to be voted or consented, all of his shares of Embarcadero common stock currently held or subsequently acquired, if any, in favor of the adoption of the merger agreement. As of the record date, the voting agreements executed by Messrs. Wong, Sabhlok, Shahbazian, Williams and Schoonover cover an aggregate of 4,775,955 shares of Embarcadero common stock, representing approximately 18.27% of the outstanding shares of Embarcadero common stock. In addition to the shares Messrs. Wong, Sabhlok, Shahbazian, Williams and Schoonover have agreed to vote in favor of adoption of the merger agreement pursuant to the voting agreements, the affirmative vote of holders of Embarcadero common stock representing at least 8,291,531 shares of Embarcadero common stock, or approximately 31.73% of the outstanding shares of Embarcadero common stock, will be required to adopt the merger agreement.

Proxies; Revocation

If you submit a signed proxy, or submit a proxy over the Internet or by telephone as indicated on the proxy card, your shares will be voted at the special meeting in accordance with the instructions given. If no instructions are indicated on your signed proxy card, your shares will be voted “FOR” the adoption of the merger agreement and “FOR” adjournment of the meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement, and in accordance with the recommendations of the board of directors on any other matters properly brought before the meeting for a vote.

You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must either advise our Corporate Secretary in writing, deliver a new proxy or submit another proxy over the Internet or by telephone, in each case dated after the date of the proxy you wish to revoke, or attend the special meeting and vote your shares in person. Attendance at the special meeting will not by itself constitute revocation of a proxy.

If you have instructed your broker to vote your shares, the above-described options for revoking your proxy do not apply and instead you must follow the directions provided by your broker to change these instructions.

Embarcadero does not expect that any matter other than the proposal to adopt the merger agreement will be brought before the special meeting (other than adjournment of the meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement). If, however, another matter is properly presented at the special meeting or any adjournment or postponement of the special meeting, the persons appointed as proxies will vote the shares in accordance with the recommendation of our board of directors.

Proxy Solicitation; Expenses of Proxy Solicitation

Embarcadero will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of Embarcadero may solicit proxies personally and by telephone, facsimile, Internet or other electronic means of communication. These persons will not receive additional or special compensation for such solicitation services. Embarcadero will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

Adjournments

Any adjournment may be made without notice by an announcement made at the special meeting by the chairman of the meeting, subject to applicable law. If persons named as proxies by you are asked to vote for one or more adjournments of the meeting for matters incidental to the conduct of the meeting, such persons will have the authority to vote in accordance with the recommendation of our board of directors on such matters. However, if persons named as proxies by you are asked to vote for one or more adjournments of the meeting to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement, such persons will only have the authority to vote on such matter as instructed by you or your proxy, or, if no instructions are provided on your signed proxy card, in favor of such adjournment. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow Embarcadero stockholders who have already sent in their proxies to revoke them at any time prior to their use.

PROPOSAL NO. 1—THE MERGER AGREEMENT

Effective Time

The merger will become effective at the effective time. The term “effective time” means the date and time at which the certificate of merger is filed with the Delaware Secretary of State, or at a later date and time agreed upon by us, EMBT Merger Corp. and Parent and specified in the certificate of merger. Embarcadero intends that the filing of the certificate of merger will occur as soon as practicable after satisfaction or waiver of the conditions to the merger described in the merger agreement.

Structure

Subject to the terms and conditions of the merger agreement and in accordance with the General Corporation Law of the State of Delaware, at the effective time of the merger, EMBT Merger Corp., a wholly-owned subsidiary of Parent and a party to the merger agreement, will merge with and into Embarcadero, and each issued and outstanding share of common stock of EMBT Merger Corp. will be converted into one share of common stock of the surviving corporation. Embarcadero will survive the merger as a wholly-owned subsidiary of Parent. The merger will have the effects described in the merger agreement and in accordance with the General Corporation Law of the State of Delaware.

Treatment of Stock and Options

If the merger is completed, each share of Embarcadero common stock issued and outstanding immediately before the effective time of the merger will be cancelled and converted automatically into the right to receive $7.20 in cash, without interest, except for shares held by us or any of our subsidiaries, or shares held by Parent, which shares will be cancelled without payment, and shares held by stockholders who are entitled to and who properly exercise and perfect appraisal rights in compliance with all of the required procedures under Delaware law.

Immediately prior to the effective time, each outstanding option to purchase shares of Embarcadero common stock, including unvested options, will accelerate and become fully vested. At the effective time, any options having an exercise price equal to or greater than $7.20 per share will be cancelled without payment, and any options having an exercise price less than $7.20 per share will entitle the holder of such options to receive an amount in cash equal to the product of (i) the total number of shares of Embarcadero common stock subject to the option, multiplied by (ii) the excess of $7.20 over the exercise price per share of Embarcadero common stock underlying such option, less any applicable withholding taxes. Each of the Company’s equity incentive plans will be terminated upon completion of the merger, and Embarcadero has agreed to ensure that no participant in any of the Company’s equity incentive plans will have any right to acquire any equity securities of the Company, the surviving corporation or any of its respective subsidiaries after completion of the merger.

Treatment of Restricted Stock

If any share of restricted Embarcadero common stock outstanding immediately prior to the effective time of the merger is unvested or subject to a repurchase option, then, effective immediately prior to the completion of the merger, any such share of restricted common stock will accelerate and become fully vested and any repurchase option will lapse. Thereafter, each such share will be converted into the right to receive $7.20 in cash, without interest.

Exchange and Payment Procedures

At the effective time of the merger, Parent will deposit an amount of cash sufficient to pay the merger consideration to each holder of shares of Embarcadero common stock with Mellon Investor Services LLC, which we refer to as the “paying agent.” As soon as practicable after the effective time of the merger, the paying agent will mail a letter of transmittal and instructions to each holder of Embarcadero common stock. The letter of transmittal and instructions will tell the stockholders how to surrender their Embarcadero common stock certificates in exchange for the merger consideration.

Stockholders will not be entitled to receive the merger consideration until they surrender their Embarcadero common stock certificate or certificates to the paying agent, together with a duly completed and executed letter of transmittal and any other documents as the paying agent may reasonably require. The merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is presented to the paying agent, accompanied by documents evidencing such transfer of ownership and the payment of transfer taxes.

No interest will be paid or will accrue on the cash payable upon surrender of the certificates. Each of the paying agent and the surviving corporation will be entitled to deduct and withhold any applicable taxes from the merger consideration otherwise payable pursuant to the merger agreement to any holder of common stock of Embarcadero and holders of Embarcadero stock options and pay such withholding amount over to the appropriate taxing authority.

After the effective time of the merger, our share transfer books will be closed, and there will be no further registration of transfers of outstanding shares of Embarcadero common stock. If, after the effective time of the merger, certificates are presented to the surviving corporation for any reason, they will be cancelled and exchanged for the merger consideration, subject to the applicable Delaware law.

None of Parent, the surviving corporation or EMBT Merger Corp. will be liable to any holder of shares of Common Stock of Embarcadero for any part of the merger consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the merger consideration deposited with the paying agent that remains unclaimed by holders of any such shares for two years after the effective time of the merger or at such earlier date immediately before the time at which such amounts would otherwise escheat to, or become property of, any governmental entity, to the extent permitted by applicable law, will become property of the surviving corporation.

If any stockholder has lost a certificate, or if it has been stolen or destroyed, then the stockholder will be required to make an affidavit of that fact, and may be required to post a bond in a reasonable amount or execute an indemnity agreement, at the reasonable direction of Parent or the surviving corporation, before the stockholder will be entitled to receive the merger consideration.

Certificate of Incorporation and Bylaws

At the effective time of the merger, the certificate of incorporation of Embarcadero will be amended to read as set forth in Exhibit B to the merger agreement, which is attached to this proxy statement as Annex A, and as so amended will be the certificate of incorporation of the surviving corporation. In addition, at the effective time of the merger, the bylaws of the surviving corporation will read as set forth in Exhibit C to the merger agreement. The name of the surviving corporation will continue to be “Embarcadero Technologies, Inc.”

Directors and Officers

At the effective time of the merger, the directors of EMBT Merger Corp. will become the directors of the surviving corporation. Raj Sabhlok, our current Senior Vice President of Operations, will become Chief Executive Officer of the surviving corporation effective upon completion of the merger. We expect that Scott Schoonover, Greg Davoll, Greg Keller and Wayne Williams, our Vice President, Worldwide Sales, Vice President, Marketing, Vice President, Product Management, and Chief Technology Officer respectively, will enter into employment agreements with the surviving corporation prior to the completion of the merger and that each will continue to serve in such positions with the surviving corporation following the merger. We also expect that Michael Shahbazian, our Chief Financial Officer, will resign following the merger and will not continue to serve with the surviving corporation. Upon the termination of Mr. Shahbazian’s employment, he will be entitled to certain benefits. See “The Merger—Interests of Certain Persons in the Merger—Change in Control Benefits” on page 37.

Representations and Warranties

The merger agreement contains representations and warranties that Embarcadero, Parent and EMBT Merger Corp. have made to each other as of specific dates. The assertions embodied in those representations and warranties were made for purposes of the merger agreement, a copy of which is attached hereto as Annex A and which is incorporated by reference into this proxy statement. The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to read carefully and in their entirety the sections of the merger agreement entitled “Representations and Warranties of the Company” and “Representations and Warranties of Parent and Merger Sub” in Annex A to this proxy statement.

The assertions embodied in the representations and warranties are qualified by information in a confidential disclosure schedule that Embarcadero provided to Parent and EMBT Merger Corp. in connection with the signing of the merger agreement. While Embarcadero does not believe that the confidential disclosure schedule contains information that is required to be disclosed under applicable securities laws, other than information that has already been so disclosed, the disclosure schedule contains information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about us, because they were made as of specific dates, may be intended merely as a risk allocation mechanism between Embarcadero, Parent and EMBT Merger Sub, and are modified in important part by the underlying disclosure schedule.

Our representations and warranties in the merger agreement relate to, among other things:

•	our and our subsidiaries’ proper organization, good standing and corporate power to operate our businesses;

•

our capitalization, including in particular the number of shares of Embarcadero common stock and stock options outstanding and the number of shares of Embarcadero common stock subject to a repurchase option by us;

•	our certificate of incorporation and bylaws and those of our significant subsidiaries;

•	our corporate power and authority to enter into the merger agreement and to complete the transactions contemplated by the merger agreement;

•	the absence of any violation of or conflict with our organizational documents, applicable law or certain agreements as a result of entering into the merger agreement and completing the merger;

•	required consents and approvals of governmental entities in connection with the merger;

•	the vote required by our stockholders in connection with the approval of the merger agreement and merger;

•	our SEC filings, the financial statements contained in those filings and our internal controls;

•	the accuracy and completeness of information Embarcadero has supplied for inclusion in this proxy statement;

•

the absence of liabilities, other than (i) as set forth on our December 31, 2005 balance sheet, (ii) ordinary course liabilities, (iii) liabilities incurred in connection with the merger and (iv) liabilities that would not have a material adverse effect;

•	the absence of certain changes and events since December 31, 2005, including the absence of a material adverse effect;

•	employment and labor matters affecting us, including matters relating to our employee benefit plans;

•	real property owned and leased by Embarcadero and its subsidiaries and title to assets;

•	our intellectual property;

•	taxes, environmental matters and certain specified types of contracts;

•	the absence of litigation or outstanding court orders against us;

•	our compliance with applicable statutes, laws, rules, orders and regulations;

•	our possession of all licenses and permits necessary to operate our properties and carry on our business;

•	our insurance policies;

•	receipt by the board of directors of an opinion from Morgan Stanley & Co. Incorporated;

•	inapplicability of state anti-takeover laws to the merger;

•	the absence of undisclosed broker’s fees; and

•	export control laws.

For the purposes of the merger agreement, “material adverse effect” means any change, event, violation, inaccuracy, effect or circumstance that, individually or in the aggregate, is or could reasonably be expected to be materially adverse to our business, operations, properties, financial condition, assets or liabilities or prevent or materially delay the performance by us of any of our obligations under the merger agreement or the completion of the merger or the other transactions contemplated by the merger agreement, or Parent’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the surviving corporation.

Under the merger agreement, the following events do not constitute, or are not to be taken into account in determining whether there has been or will be, a “material adverse effect”:

•	any change in our stock price or trading volume or change in law or GAAP after the date of the merger agreement;

•

any failure by us to meet internal projections or published revenue or earnings projections for any period ending (or for which revenues or earnings are released) on or after the date of the merger agreement;

•

any effect that results from changes affecting the enterprise software industry or data management software market generally or the U.S. economy generally (to the extent any such changes do not have a disproportionate effect on us);

•	any effect that results from changes affecting general worldwide economic or capital market conditions (to the extent any such changes do not have a disproportionate effect on us);

•	any effect resulting from compliance with the terms and conditions of the merger agreement;

•

any effect caused by an impact to our relationships with our employees, customers, suppliers or partners directly attributable to the announcement or pendency of the merger; or any stockholder class action litigation arising from allegations of a breach of fiduciary duty relating to the merger agreement;

•	any failure by us to obtain any consent or approval required to be obtained under the merger agreement;

•	any declaration of war, military crisis or conflict, civil unrest, act of terrorism, or act of God;

•	any acts taken with the consent of Parent;

•

any (i) actions, claims, audits, arbitrations, mediations, investigations, proceedings or orders (in each case, whether threatened, pending or otherwise), (ii) penalties, sanctions, fines, injunctive relief, remediation or any other civil or criminal sanction (in each case, whether threatened, pending, deferred or otherwise, and whether financial or otherwise), or (iii) facts, circumstances, changes, effects, outcomes, results, occurrences and eventualities (whether or not known, contemplated or foreseeable, and whether financial or otherwise), in each case with respect to (i) through (iii), resulting from, relating to or arising out of: (1) our pending restatement of our historical financial statements for all periods commencing on or after January 1, 2000 through the present (the “Restatement”), (2) our failure to file in a timely manner our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2006 and our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, or (3) our historical stock-based compensation practices, including with respect to the grant of stock options and the purchase of our stock by employees, the recording of, accounting for and disclosure relating to the stock option grants and our stock purchases by employees, remedies determined by our Special Committee of our board of directors or our board of directors relating to our investigation of such stock-based compensation or in connection with the Restatement, and our tax practices with respect to such compensation practices, including the grant of stock options and the purchase of our stock by employees; or

•	any change in our independent registered public accounting firm.

The merger agreement also contains representations and warranties made by Parent and EMBT Merger Corp. that are subject, in some cases, to specified exceptions and qualifications. The representations and warranties of each of Parent and EMBT Merger Corp. relate to, among other things:

•	its proper organization, good standing and corporate power to operate its businesses;

•	its corporate power and authority to enter into the merger agreement and to complete the transactions contemplated by the merger agreement;

•	the absence of any violation of or conflict with its organizational documents, applicable law or certain agreements as a result of entering into the merger agreement and completing the merger;

•	required consents and approvals of governmental entities as a result of the merger;

•	the accuracy and completeness of information it has supplied for inclusion in this proxy statement;

•	the operations of EMBT Merger Corp.;

•	the absence of litigation or outstanding court orders against it;

•

the debt financing letter and the equity financing letter received by TCB, Parent and EMBT Merger Corp., including that each of the debt financing letter and the equity financing letter is in full force and effect and is a legal, valid and binding obligation of Parent, EMBT Merger Corp. and, to the knowledge of Parent, the other parties to these agreements;

•	the absence of undisclosed broker’s fees;

•	EMB Holding Corp. and EMBT Merger Corp. not being “interested stockholders” of us; and

•	delivery by EMB Holding Corp. to us of the limited guarantee of Thoma Cressey Fund VIII, L.P., an affiliated fund of TCB.

The representations and warranties of each of the parties to the merger agreement will expire upon completion of the merger.

Conduct of Our Business Pending the Merger

Under the merger agreement, we have agreed that, subject to certain exceptions or unless Parent gives its prior written consent, between April 5, 2007 and the completion of the merger, we and our subsidiaries will:

•	maintain our existence in good standing under applicable law;

•	conduct our business and operations only in the ordinary and usual course of business and in a manner consistent with prior practice; and

•

use commercially reasonable efforts to (i) preserve intact our assets, properties, contracts or other legally binding understandings, licenses and business organizations, (ii) keep available the services of our current officers and key employees and (iii) preserve our current relationships with customers, suppliers, distributors, lessors, licensors, licensees, creditors, employees, contractors and other persons with which we or any of our subsidiaries have business relations.

We have also agreed that during the same time period, and again subject to certain exceptions or unless Parent gives its prior written consent, we and our subsidiaries will not:

•	declare, set aside, make or pay any dividends or other distributions in respect of any of our capital stock;

•	adjust, split, combine or reclassify any of our capital stock or issue or authorize any other securities in lieu of or in substitution for shares of our capital stock;

•

repurchase, redeem or otherwise acquire any shares of our capital stock or any of our stock rights (except pursuant to restricted stock award agreements outstanding on the date of the merger agreement);

•

issue, deliver or sell, pledge or encumber any shares of our capital stock or any of our stock rights (other than the issuance of shares of Embarcadero common stock upon the exercise of our stock options outstanding as of the date of the merger agreement or in the ordinary course of business to our employees and directors, so long as the amount of restricted stock issued does not exceed 115,000 shares and the number of shares subject to options granted does not exceed 100,000 shares);

•	take any action that would reasonably be expected to impair our ability to complete or materially delay the merger in accordance with the terms of the merger agreement;

•	amend our certificate of incorporation or our bylaws or equivalent organizational documents of our subsidiaries;

•

become liable for any indebtedness for borrowed money, other than short-term borrowings under existing lines of credit incurred in the ordinary course of business, or otherwise become liable for the obligations of any other person;

•

make any loans, advances or capital contributions to or investments in any other person (other than loans, advances, capital contributions or investments less than $250,000 made in the ordinary course of business);

•	merge or consolidate with any other entity or adopt a plan of complete or partial liquidation, dissolution, recapitalization or other reorganization;

•	change our tax accounting methods, principles or practices, except as required by GAAP or applicable laws;

•

alter, amend or create any obligations with respect to compensation, severance, benefits, change of control payments or any other payments to our present or former employees, directors or affiliates, other than alterations or amendments (i) made with respect to non-officers and non-directors in the ordinary course of business that, in the aggregate, do not result in a material increase in benefits or compensation expense to us, (ii) as expressly contemplated by the merger agreement with respect to our stock options and restricted stock or (iii) required under applicable laws;

•	hire any new employees other than non-officer employees in the ordinary course of business;

•	sell, license, mortgage, transfer, lease, pledge or otherwise subject to any encumbrance or otherwise dispose of any material properties or assets, other than in the ordinary course of business;

•	acquire any material business, assets or securities other than in the ordinary course of business;

•

make any tax election not consistent with prior practice or settle or compromise any income tax liability or fail to file any material tax return when due or fail to cause such tax returns when filed to be complete and accurate in all material respects;

•

incur (or commit to incur) any capital expenditures, or any obligations or liabilities in connection with such capital expenditures that, individually or in the aggregate, are in excess of $250,000, except in the ordinary course of business;

•

pay, discharge, settle or satisfy any liabilities, other than the payment, discharge or satisfaction of liabilities in the ordinary course of business as required by any applicable law, as accrued for in our financial statements or as required by the terms of any of our contracts in effect on the date of the merger agreement;

•

waive, release, grant or transfer any right of material value, other than in the ordinary course of business, or agree to modify in any material adverse respect any material confidentiality or similar agreement to which we are a party;

•

enter into, modify, amend or terminate (i) any contract which if so entered into, modified, amended or terminated could likely have a material adverse effect on us, materially impair our ability to perform our obligations under the merger agreement or prevent or materially delay the completion of the transactions contemplated by the merger agreement or (ii) any of our material contracts, except in the ordinary course of business;

•	terminate any officer or key employee of Embarcadero other than for good reason or for reasonable cause;

•	maintain insurance at less than current levels or otherwise in a manner inconsistent with past practice;

•	except as required by GAAP, revalue any of our material assets or make any changes in accounting methods, principles or practices;

•

enter into any transaction that could give rise to a disclosure obligation as a “reportable transaction” under Section 6011 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder;

•

engage in any transaction with, or enter into any agreement with, any of our affiliates or any other person covered by Item 404 of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended, that would be required to be disclosed under such Item 404;

•	compromise or settle any suit, claim, action, investigation or proceeding directly relating to or affecting our intellectual property or having a value or in an amount in excess of $100,000;

•

effectuate a “plant closing” or “mass layoff,” as those terms are defined in the U.S. Worker Adjustment and Retraining Notification Act, affecting any site of employment, facility, operating unit or employee of Embarcadero;

•	grant any material refunds, credits, rebates or other allowances by us to any end user, customer, reseller or distributor, other than in the ordinary course of business;

•	abandon or allow to lapse or expire any registration or application for our material intellectual property; or

•	agree to take any of the actions described above.

Financing

Parent and EMBT Merger Corp. have agreed to use commercially reasonable efforts to fully satisfy on a timely basis all the terms, conditions, representations and warranties contained in the debt financing letter and the equity financing letter relating to the financing for the merger. Parent has also agreed to keep us informed regarding the status of the financing. Parent will notify us promptly, and in any event within two business days, if at any time before completion of the merger (i) either the debt financing letter or the equity financing letter with respect to the financing of the merger should expire or be terminated for any reason or (ii) any financing source that is a party to the debt financing letter or the equity financing letter notifies Parent or EMBT Merger Corp. that such source no longer intends to either provide or underwrite financing to EMBT Merger Corp. on the terms set forth in such financing letter. In the event any portion of the debt financing becomes unavailable on the terms and conditions contemplated in the debt financing letter, Parent and EMBT Merger Corp. will use commercially reasonable efforts to arrange to obtain alternative debt financing on terms Parent determines reasonably and in good faith are no less favorable to EMBT Merger Corp. We have agreed to use commercially reasonable efforts to cooperate, and to cause our subsidiaries and representatives to cooperate, with Parent and its representatives in connection with the financing.

No Solicitation of Transactions

We have agreed that so long as the merger agreement remains in effect, we (and our affiliates, officers, directors and agents) will not:

•	solicit, initiate or intentionally encourage the submission of an alternative proposal (as defined below); or

•

participate in any discussions or negotiations regarding, or furnish any non-public information or data about us to any third party (other than Parent and EMBT Merger Corp.) for the purpose of knowingly facilitating, inducing or encouraging any proposal that is, or may reasonably be expected to lead to, an alternative proposal.

The above restrictions on solicitation contained in the merger agreement do not prevent our board of directors from, prior to the special meeting of stockholders, complying with Rules 14-d(9) and 14-e(2) under the Securities Exchange Act of 1934, as amended; or engaging in discussions, participating in negotiations with or furnishing non-public information to, a third party making an unsolicited, bona fide alternative proposal if our board of directors determines in good faith (after consulting with an outside financial advisor) that the acquisition proposal is, or presents a reasonable possibility of resulting in, a superior proposal. Furthermore, we may enter into discussions or negotiations with, or furnish non-public information to, a third party only if the following conditions are satisfied:

•	we receive from the third party an executed confidentiality agreement having terms and conditions no less favorable to us than the Confidentiality Agreement, dated July 13, 2006, between TCB and us;

•	promptly upon furnishing any non-public information to the third party, we furnish this non-public information to Parent, to the extent not previously provided; and

•	we do not provide any non-public information or other confidential information that would result in competitive harm or detriment to our ability to effectively compete in any of our businesses.

In addition to the restrictions on solicitation described above, we are required to promptly notify Parent of:

•

receipt of any alternative proposal, any request for information (including non-public information) by any third party that has made an alternative proposal, receipt of an amendment to a previously disclosed alternative proposal, and any determination that an alternative proposal constitutes a superior proposal;

•	the identity of the person or group making any alternative proposal; and

•	the material terms and conditions of the alternative proposal.

In addition, if we receive a superior proposal, we are required, during the two business days following notice of such proposal to Parent, to negotiate in good faith with Parent to revise the merger agreement if and to the extent our board of directors determines that such negotiations would be consistent with its fiduciary duties.

Our board of directors may, in response to a superior proposal by a third party, withdraw or modify its approval or recommendation to our stockholders to vote in favor of the adoption of the merger agreement, if both of the following conditions are met:

•	a superior proposal has been made and has not been withdrawn; and

•

our board of directors has determined in good faith, after consulting its outside legal advisors, that there is a reasonable basis to conclude that the board’s failure to effect a change of recommendation in light of the superior proposal would result in a reasonable possibility of a breach of its fiduciary duties to our stockholders under applicable law.

Our board of directors may accept and enter into an agreement for a superior proposal and terminate the merger agreement immediately prior to, or immediately after, its acceptance of the superior proposal if all of the following conditions are met:

•	a superior proposal has been made and has not been withdrawn;

•	we have not taken any action with respect to the superior proposal for three business days after delivery of a written notice to Parent setting forth our intention to take such action;

•	we shall have complied in all material respects with the provisions contained in the merger agreement relating to restrictions on solicitation; and

•

in the event we terminate the merger agreement and enter into an alternative acquisition agreement for a superior proposal, we pay a termination fee of $5,000,000 to Parent or its designee concurrently with the termination of the merger agreement.

Under the merger agreement:

•

The term “alternative proposal” means any written inquiry, proposal or offer from any third party relating to any merger, consolidation or other business combination involving the Company or any acquisition or similar transaction (including a tender offer or exchange offer) involving the purchase of:

•	50% of our assets, or

•	50% or more of our outstanding common stock.

•

The term “superior proposal” means any bona fide written alternative proposal that our board of directors determines in good faith, after consultation with its outside financial advisors and outside counsel, contains terms that are more favorable to our stockholders than the transactions contemplated by the merger agreement.

Indemnification

Under the merger agreement, the surviving corporation will, for a period of six years after completion of the merger, indemnify, advance expenses to, and hold harmless all of our past and present officers and directors against acts or omissions occurring at or prior to the completion of merger, except that, in the case of advancement of expenses, any person to whom expenses are advanced will undertake to repay such expenses to the extent required by Delaware law if it is ultimately determined that such person is not entitled to indemnification. The surviving corporation will indemnify these individuals to the same extent and in the same manner as such persons were indemnified as of the date of the merger agreement by us pursuant to (i) the existing indemnification agreements between us and our directors and officers, (ii) the General Corporation Law of the State of Delaware and (iii) our certificate of incorporation and our bylaws for acts or omissions occurring at or prior to the completion of the merger.

The certificate of incorporation and bylaws of the surviving corporation will contain provisions with respect to indemnification, advancement of expenses and exculpation of our present and former directors and officers that are at least as favorable to such indemnified persons as those contained in our current certificate of incorporation and bylaws. The indemnification provisions in the surviving corporation’s certificate of incorporation and bylaws will not be amended, repealed or otherwise modified in any manner adverse to our present and former directors and officers for a period of not less than six years following the completion of the merger, unless required by law.

As a condition to the consummation of the merger, Parent or the surviving corporation is required to obtain a directors’ and officers’ insurance policy that provides for coverage for acts or omissions of the existing directors and executive officers of the Company occurring prior to the effective time of the merger. The merger agreement further requires that Parent cause the surviving corporation to maintain this insurance policy in effect for a period of six years after the completion of the merger and for so long thereafter as any claim for insurance coverage asserted on or prior to the end of such six-year period has not been adjudicated. The merger agreement also provides that this directors’ and officers’ insurance policy must be in an amount and scope at least as favorable as our policies existing on the date of the merger agreement; provided, however, that the surviving corporation shall not be required to pay an annual premium for such insurance in excess of $640,000, but in such case shall purchase as much coverage as possible for such amount. The Company has received commitments for such insurance coverage and this coverage will be in place prior to the completion of the merger.

The obligations described above regarding directors’ and officers’ indemnification and insurance must be assumed by any successor of the surviving corporation or Parent as a result of any consolidation, merger or transfer of all or substantially all properties and assets of the surviving corporation or Parent.

Employee Benefits

Under the merger agreement, Parent has acknowledged that it expects that it will cause our employee benefit plans (other than option plans) in effect on the date of the merger agreement to remain in effect for one year after completion of the merger or, to the extent that such benefit plans are not continued, cause us to provide benefit plans that are substantially comparable, in the aggregate, to the benefit plans (other than option plans) in effect on the date of the merger agreement.

With respect to any benefit plans maintained by the surviving corporation after the merger in which any of our employees will participate, Parent has acknowledged that it expects to use commercially reasonable efforts to:

•	recognize all service performed for us by our employees prior to the completion of the merger for eligibility and vesting purposes;

•	waive any pre-existing condition exclusions (other than pre-existing conditions that, as of the completion of the merger, have not been satisfied under any of our benefit plans); and

•

provide that any deductible, coinsurance or out-of-pocket expenses incurred on or before the completion of the merger during the plan year in which the merger occurs under any of our applicable benefit plans will be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the completion of the merger under the applicable health plan that provides benefits to our employees.

Upon the completion of the merger, our stock option plans will terminate and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of our capital stock will be canceled. Upon the completion of the merger, no participant in our option plans or other plans, programs or arrangements will have the right under these plans to acquire any equity securities of Embarcadero, the surviving corporation or any subsidiary thereof.

Agreement to Take Further Action and to Use Commercially Reasonable Efforts

Each party to the merger agreement has agreed to use commercially reasonable efforts to fulfill all conditions applicable to such party pursuant to the merger agreement and to expeditiously complete the merger and the other transactions contemplated by the merger agreement. Among other things, each party has committed to use such efforts to cooperate with each of the other parties to:

•	take all commercially reasonable acts necessary to cause the conditions to completion of the merger (as described in the merger agreement) to be satisfied;

•

obtain all necessary, proper or advisable actions or non-actions, waivers, consents, qualifications and approvals from governmental entities and make all necessary, proper or advisable registrations, filings and notices and take all reasonable steps as may be necessary to obtain an approval, waiver or exemption from any governmental entity (including under the HSR Act);

•	obtain all consents and approvals from non-governmental third parties listed on a schedule to the merger agreement;

•

as promptly as practicable, (i) make any required submissions under the HSR Act and any other antitrust laws which we or Parent determine should be made in connection with the merger and related transactions and (ii) determine whether any filings are required to be or should be made, or consents, approvals, permits, authorizations or waivers are required to be or should be obtained from other federal, state or foreign governmental authorities or from other third parties in connection with the completion of the transactions contemplated by the merger agreement and (iii) furnish to each other information required in connection with any such filings, and seek to obtain any such consents, approvals, permits, authorizations or waivers;

•

promptly inform each other of the commencement or threatened commencement of any suit, claim, action, investigation or proceeding by any governmental entity with respect to the merger or any related transaction, and keep each other informed as to the status of any such suit, claim, action, investigation, proceeding or threat; and

•

promptly inform each other of any material communication concerning the HSR Act or other antitrust laws to or from any governmental entity regarding the merger, and assist each other in connection with any filing or other act taken to comply with the HSR Act and any other antitrust laws.

Conditions to the Merger

The obligations of all parties to complete the merger are subject to the following conditions:

•	the adoption of the merger agreement by the holders of a majority of the outstanding shares of Embarcadero common stock;

•	the absence of any law or order that prevents or prohibits completion of the merger;

•	the receipt from all governmental authorities of all consents, approvals and authorizations legally required to be obtained to complete the merger;

•	the expiration or termination of applicable waiting periods under applicable U.S. and non-U.S. antitrust laws, and the receipt of any approvals required thereunder; and

•

the purchase by Parent or the surviving corporation of a directors’ and officers’ insurance policy that provides coverage for acts and omissions of our existing directors and executive officers occurring prior to the effective time of the merger.

The obligations of Parent and EMBT Merger Corp. to complete the merger are subject to the following additional conditions:

•

the truth and correctness of our representations and warranties without reference to any materiality qualification, such that the aggregate effect of any inaccuracies in such representations and warranties will not have a material adverse effect on us as of the date of the closing (or as of the date made in the case of representations and warranties made as of a specific date);

•

the performance or compliance, in all material respects, by us with all agreements and covenants required by the merger agreement to be performed or complied with on or prior to the completion of the merger;

•	our delivery to Parent of a certificate with respect to the satisfaction of the foregoing conditions relating to representations, warranties, agreements and covenants;

•	our delivery to Parent of a certificate to the effect that we are not a U.S. real property holding company;

•	the absence of any occurrence that has had a material adverse effect on us; and

•

the filing by us with the SEC of (i) our Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 and (ii) our Annual Report on Form 10-K for the year ended December 31, 2006, which condition has been met.

The obligations of the Company to complete the merger are subject to the following additional conditions:

•

the truth and correctness of Parent’s representations and warranties without reference to any materiality qualification, such that the aggregate effect of any inaccuracies in such representations and warranties will not have a material adverse effect on Parent as of the date of the closing (or as of the date made in the case of representations and warranties made as of a specific date);

•

the performance or compliance, in all material respects, by Parent with all agreements and covenants required by the merger agreement to be performed or complied with on or prior to the completion of the merger;

•	the delivery by Parent of a certificate with respect to the satisfaction of the foregoing conditions relating to representations, warranties, agreements and covenants; and

•	the receipt by Parent of a signed solvency opinion addressed to our board of directors.

Termination

The merger agreement may be terminated and the merger may be abandoned at any time before the completion of the merger, whether or not stockholder approval has been obtained:

•	by the mutual written consent of the parties;

•

by Parent or Embarcadero (i) if a governmental entity issues an order or takes any other action to permanently enjoin the merger, (ii) if Embarcadero’s stockholders fail to adopt the merger agreement (giving effect to any adjournment or postponement of the special meeting), (iii) if the merger shall not have been consummated by July 16, 2007 (the “Outside Date”), or (iv) if the other party breaches any of its representations or warranties in the merger agreement such that the aggregate effect of such breaches has a material adverse effect, or the other party breaches, in a material respect, its covenants or agreements in the merger agreement, and, in each case, such breach is not, or is not reasonably capable of being, cured by the Outside Date; or

•

by Parent (i) if the board of directors of Embarcadero withdraws or adversely modifies its approvals or recommendations of the merger, (ii) the board of directors of Embarcadero fails to reaffirm its approvals or recommendations of the merger or the merger agreement within ten business days after Parent requests that it do so following the public announcement of an alternative proposal, (iii) the board of directors of Embarcadero (A) recommends that our stockholders approve or accept an alternative proposal or (B) determines to accept a superior proposal, (iv) Embarcadero breaches its covenant to convene the special meeting of its stockholders or breaches its covenant not to solicit an alternative proposal, or (v) a third party commences a tender or exchange offer or other alternative proposal and Embarcadero does not send a statement to its stockholders recommending rejection of such offer within ten business days after such offer is first published, sent or given.

Embarcadero may also terminate the merger agreement in the event it approves or accepts a superior proposal and pays the termination fee to Parent described below.

Fees and Expenses

Embarcadero has agreed to pay Parent or such other persons designated in writing by Parent a termination fee in the amount of $5,000,000 if:

•	Embarcadero terminates the merger agreement in connection with an acquisition agreement for a superior proposal; or

•	Parent terminates the merger agreement for any of the reasons set forth in the third bullet point above under “—Termination.”

In addition, if Embarcadero or Parent terminate the merger agreement because:

•	the stockholders fail to adopt the merger agreement at the special meeting; or

•	the merger has not been completed before July 16, 2007;

then Embarcadero will be obligated to pay Parent or its designee the termination fee of $5,000,000 if Embarcadero enters into an acquisition agreement with a third party within six months after termination of the merger agreement.

If all of the conditions to Parent’s obligation to complete the merger have been satisfied and Parent fails to close the transactions contemplated by the merger agreement, including the merger, Embarcadero may terminate the merger agreement and Parent will be obligated to pay Embarcadero a termination fee in the amount of $5,000,000 within five business days of notice of termination.

Amendment and Waiver

The merger agreement may be amended by the parties in writing by action of their respective boards of directors at any time before or after the merger agreement has been adopted by our stockholders and prior to the filing of the certificate of merger with the Secretary of State of the State of Delaware. However, after the merger agreement has been adopted by our stockholders, no amendment, modification or supplement will be made to the merger agreement which by law requires the further approval of our stockholders without such further approval. The merger agreement also provides that, at any time prior to the completion of the merger, each of Embarcadero, Parent and EMBT Merger Corp. may extend the time for the performance of any of the obligations or other acts of the other parties, waive any inaccuracies in the representations and warranties of the other parties contained in the merger agreement or in any document delivered pursuant to the merger agreement or waive compliance with any of the agreements or conditions of the other parties contained in the merger agreement.

OTHER AGREEMENTS

Voting Agreements

On April 5, 2007, each of Stephen Wong, Raj Sabhlok, Michael Shahbazian, Wayne Williams and Scott Schoonover entered into voting agreements with us and Parent. The summary of the voting agreements below and elsewhere in this proxy statement may not contain all of the material terms of the voting agreements and is qualified by the full text of the voting agreements. We encourage you to read carefully the form of voting agreement in its entirety, a copy of which is attached as Exhibit A to the merger agreement, which is attached to this proxy statement as Annex A and incorporated by reference into this document.

Voting and Exclusivity

Each of Messrs. Wong, Sabhlok, Shahbazian, Williams and Schoonover has agreed to vote or consent all of his shares of Embarcadero common stock and those acquired after the date of the agreements, if any, (i) in favor of adoption of the merger agreement and (ii) against any proposal for any recapitalization, merger, sale of assets or other business combination (other than the merger) between us and any person or entity other than Parent.

In addition, each of Messrs. Wong, Sabhlok, Shahbazian, Williams and Schoonover has agreed that prior to the completion of the merger he will not directly or indirectly (i) sell, transfer, exchange or otherwise dispose of his shares of Embarcadero common stock and those acquired after the date of the agreements, if any, (ii) grant any proxies or powers of attorney, deposit any of his shares of Embarcadero common stock into a voting trust or enter into a voting agreement with respect to any of such shares or (iii) take any action that could reasonably be expected to have the effect of preventing or disabling him from performing his obligations under his voting agreement at any time prior to the closing of the merger. Each of Messrs. Wong, Sabhlok, Shahbazian, Williams and Schoonover is permitted, however, to transfer his shares of Company common stock and those acquired after the date of his agreement, if any, to any family member or trust for the benefit of any family member so long as the transferee agrees to be bound by the terms of the voting agreement, or to any charity so long as such transfers do not exceed 125,000 shares in the aggregate.

Termination

The voting agreements will automatically terminate upon the earlier to occur of the completion of the merger, the termination of the merger agreement, or the date on which the board of directors withdraws or modifies, in a manner adverse to Parent or EMBT Merger Corp., its approval or recommendation of the merger.

Employment Agreements

On April 5, 2007, in connection with execution of the merger agreement, Raj Sabhlok entered into a new employment agreement with us that will become effective upon completion of the merger. We expect that each of Scott Schoonover, Greg Davoll, Greg Keller and Wayne Williams will also enter into employment agreements with us prior to the completion of the merger.

Employment Terms

The material terms of Mr. Sabhlok’s employment agreement is as follows:

•	Mr. Sabhlok will become the Chief Executive Officer of the surviving corporation upon completion of the merger.

•

The new employment agreement will take effect upon the completion of the merger. The term of the new employment agreement for Mr. Sabhlok will continue until terminated upon Mr. Sabhlok’s resignation, or upon the surviving corporation’s termination of the agreement with or without cause.

•

Mr. Sabhlok will be paid an annual base salary of $240,000. The base salary payable to Mr. Sabhlok is equal to the base salary payable to him by us prior to the merger, and will be subject to periodic reviews and possible increases. Any adjustments to the base salary payable to Mr. Sabhlok will be made by the board of directors of the surviving corporation or a committee of that board.

•

Mr. Sabhlok will be entitled to discretionary cash bonuses based upon the achievement of cumulative quarterly or annual performance targets established by the board of directors of the surviving corporation.

•	Mr. Sabhlok will be entitled to participate in customary employee benefits programs for our senior executives.

•

Subject to his execution of an effective release of claims in favor of the surviving corporation and certain other parties, and his continued compliance with the restrictive covenants described below under “Non-Competition Agreements,” Mr. Sabhlok will have the right to receive the following severance payments and benefits in the event that he is involuntarily terminated by the surviving corporation without “cause,” as defined in the agreement, or if he resigns for “good reason,” as defined in his employment agreement:

•

base salary through the date of termination, any earned but unpaid portion of the annual performance bonus award and any employee benefits to which the executive may be entitled under any employee benefit plans, less any amounts owed to the surviving corporation by Mr. Sabhlok;

•	Mr. Sabhlok will have the right to receive a continuation of base salary for a period of 12 months following termination of employment.

Equity Terms

Under his employment agreement, Mr. Sabhlok will receive an equity incentive award in an amount equal to approximately 4.25% of the equity capital of EMBT Holdings, Inc., subject to various time-based and performance-based vesting provisions. We expect that any employment agreements with Messrs. Schoonover, Davoll, Keller and Williams will include equity incentive awards, in amounts to be determined.

In addition, upon the closing of the merger, Mr. Sabhlok will be entitled to invest $720,000 of the proceeds he receives from the merger in shares of capital stock of EMBT Holdings, Inc., representing approximately 1.28% of the equity capital of that company, on the same terms as the investment by TCB and the other Investors, bringing his aggregate equity interest in EMBT Holdings, Inc. up to approximately 5.53%.

Non-Competition Agreements

On April 5, 2007, Stephen Wong, entered into a non-competition agreement with us that will become effective upon completion of the merger. Pursuant to the non-competition agreement Mr. Wong agreed, among other things, that, for a specified term from the date of the agreement, he would not participate in any business within San Francisco county or any other geographical locale in California or in the rest of the world in which we conduct or actively propose to conduct business as of the date of the agreement, or any other jurisdiction from which the Company derives revenue as of the date of the agreement. For Mr. Wong, the term of the non-competition agreement is three years. We expect that each of Messrs. Sabhlok, Schoonover, Davoll, Keller and Williams will also enter into non-competition agreements prior to the completion of the merger.

Debt Financing Letter

On April 4, 2007, in connection with the negotiation of the transactions contemplated by the merger agreement, Thoma Cressey Bravo, Inc. and Wells Fargo Foothill, Inc. (“Wells Fargo”) entered into a commitment letter, pursuant to which Wells Fargo has committed, subject to certain conditions, to provide or cause to be provided debt financing through new senior secured credit facilities in the aggregate amount of $100,000,000, consisting of two term loans in the amounts of $65,000,000 and $25,000,000, respectively, and a $10,000,000 revolving credit facility upon the completion of the merger. See the copy of the debt commitment letter attached as Exhibit D to the merger agreement, which is attached as Annex A to this proxy statement.

Equity Financing Letter

On April 5, 2007, in connection with the negotiation of the transactions contemplated by the merger agreement, Parent and Thoma Cressey Fund VIII, L.P., entered into an equity commitment letter pursuant to which Thoma Cressey Fund VIII, L.P. has committed, subject to certain conditions, to provide or cause to be provided equity financing in an amount up to $52,000,000 in connection with the merger. See the copy of the equity commitment letter attached as Exhibit E to the merger agreement, which is attached as Annex A to this proxy statement.

Limited Guarantee

On April 5, 2007, in connection with the execution of the merger agreement, Parent delivered to us the limited guarantee of Thoma Cressey Fund VIII, L.P., pursuant to which Thoma Cressey Fund VIII, L.P. has agreed to be responsible for the performance by Parent and EMBT Merger Corp. of, and to cause Parent and EMBT Merger Corp. to perform, all of their obligations under the merger agreement that are to be performed by Parent or EMBT Merger Corp. on or prior to the closing of the merger; provided, however, that the maximum aggregate liability of Thoma Cressey Fund VIII, L.P., as guarantor, shall not in any event exceed the amount of $5,000,000.

Confidentiality Agreement

In connection with the negotiation of the transactions contemplated by the merger agreement, we entered into a confidentiality agreement, dated July 13, 2006, with TCB. Pursuant to the confidentiality agreement, TCB agreed to keep non-public information provided by us confidential, and, for a period of two years, not to acquire any of our securities or the securities of our subsidiaries or influence or control our management or policies without our prior written consent.

MARKET PRICE AND DIVIDEND DATA

Embarcadero common stock is traded on the NASDAQ Global Select Market, or NASDAQ, under the symbol “EMBT.” Embarcadero common stock began trading on NASDAQ on April 20, 2000, the date of our initial public offering. The following table presents, for the periods indicated, the high and low intra-day sale prices per share of Embarcadero common stock during the fiscal quarters indicated, as reported on NASDAQ.

Fiscal 2004	High	Low
First Quarter	$16.11	$12.01
Second Quarter	14.49	10.63
Third Quarter	12.45	5.79
Fourth Quarter	9.91	7.16

Fiscal 2005	High	Low
First Quarter	$9.41	$6.59
Second Quarter	6.72	4.85
Third Quarter	6.74	5.50
Fourth Quarter	8.17	6.45

Fiscal 2006	High	Low
First Quarter	$7.60	$6.42
Second Quarter	7.64	5.30
Third Quarter	8.22	5.48
Fourth Quarter	8.33	5.55

Fiscal 2007	High	Low
First Quarter	$7.09	$5.99
Second Quarter (through May 22, 2007)	7.10	6.75

If the merger is completed, Embarcadero common stock will be delisted from NASDAQ, there will be no further public market for shares of Embarcadero common stock, and each share of Embarcadero common stock will be cancelled and converted into the right to receive $7.20 in cash, without interest.

On April 5, 2007, the last trading day prior to the announcement of the merger, the closing price of Embarcadero common stock was $6.88 per share. On May 22, 2007, the most recent practicable date, the closing price of Embarcadero common stock was $7.04 per share.

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain future earnings, if any, for development of our business and do not anticipate that we will declare or pay cash dividends on our capital stock in the foreseeable future.

BENEFICIAL OWNERSHIP OF THE COMPANY’S STOCK

The following table sets forth certain information regarding the beneficial ownership of Embarcadero common stock as of May 1, 2007 by each of the following:

•	each person or entity who is known by us to own beneficially 5% or more of our outstanding common stock;

•	each of our directors;

•	each of our current executive officers; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In computing the number of shares beneficially owned by a person and the percent of ownership of that person, shares of common stock subject to options or warrants held by that person which are currently exercisable or will become exercisable within 60 days after May 1, 2007, are deemed outstanding, while the shares are not deemed outstanding for purposes of computing percent ownership of any other person.

Name of Beneficial Holder	Number of Shares Beneficially Owned	Options Included in Beneficial Ownership	Percentage of Shares Owned
5% Beneficial Holders:
Stephen R. Wong (1)	5,485,000	1,100,000	20.14%
AMVESCAP PLC (2)	3,508,830	—	13.43%
S Squared Technology, LLC (3)	2,953,400	—	11.30%
Chapman Capital L.L.C. (4)	2,422,856	—	9.27%
Wells Fargo & Company (5)	2,239,536	—	8.57%

Executive Officers and Directors:
Raj P. Sabhlok	607,313	391,250	2.29%
Michael Shahbazian	154,892	75,000	*
Scott B. Schoonover	—	—	—
Timothy C.K. Chou	92,496	92,496	*
Gary E. Haroian	45,829	45,829	*
Frank M. Polestra	102,496	92,496	*
Michael J. Roberts	90,830	90,830	*
Samuel T. Spadafora	67,496	67,496	*
All directors and executive officers as a group (8 persons)	1,161,352	855,397	4.30%

*	Represents beneficial ownership of less than 1%.
(1)	Represents shares known by us to be held by Stephen R. Wong as of December 31, 2005. The address for Mr. Wong is 765 Market Street, San Francisco, CA 94103.
(2)	Based on information reported on a Schedule 13G/A filed with the SEC on February 14, 2007 and represents shares held by AMVESCAP PLC on behalf of itself and its subsidiaries as of December 31, 2006. The address of AMVESCAP PLC is 30 Finsbury Square, London EC2A 1AG, England.
(3)	Based on information reported on Schedule 13G filed with the SEC on February 14, 2007 and represents shares held by S Squared Technology, LLC (“SST”) and its affiliate S Squared Technology Partners, L.P. (“SSTP”) as of December 31, 2006. Seymour L. Goldblatt is the President of each of SST and SSTP and owns a majority of the interests in SST. Kenneth A. Goldblatt owns a majority of the interests in SSTP. The address for S Squared Technology, LLC is 515 Madison Avenue, New York, NY 10022.
(4)	Based on information reported on a Schedule 13D/A filed with the SEC on April 6, 2007 and represents shares held by Chapman Capital L.L.C. and certain funds, of which Chapman Capital L.L.C. is the investment manager and adviser as of April 6, 2007. Robert L. Chapman, Jr. is the Managing Member of Chapman Capital L.L.C. The address for Chapman Capital L.L.C. is Pacific Corporate Towers, 222 N. Sepulveda Blvd., El Segundo, California 90245.

(5)	Based on information reported on a Schedule 13G/A filed with the SEC on February 7, 2007 and represents shares held by Wells Fargo & Company and certain of its subsidiaries, reported on a consolidated basis as of December 31, 2006. The address for Wells Fargo & Company is 420 Montgomery Street, San Francisco, CA 94104.

APPRAISAL RIGHTS

Under the General Corporation Law of the State of Delaware, or “DGCL,” you have the right to demand an appraisal of your shares in connection with the merger and to receive payment in cash for the fair value of your common stock of Embarcadero as determined by the Delaware Court of Chancery, together with a fair rate of interest, if any, as determined by the court, in lieu of the consideration you would otherwise be entitled to pursuant to the merger agreement. These rights are known as appraisal rights. Our stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. Embarcadero will require strict compliance with the statutory procedures in connection with the merger.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and should be read in conjunction with Section 262 of the DGCL, the full text of which appears in Annex C to this proxy statement. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL may result in a termination or waiver of your appraisal rights.

Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days before the stockholders’ meeting to vote on the merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes our notice to you of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex C since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•

You must deliver to Embarcadero a written demand for appraisal of your shares before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the merger agreement. Voting against or failing to vote for the adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262.

•

You must not vote in favor of the adoption of the merger agreement. A vote in favor of the adoption of the merger agreement, by proxy, over the Internet, by telephone or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal.

If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive the cash payment for your shares of Embarcadero common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of Embarcadero common stock.

All demands for appraisal should be addressed to Embarcadero Technologies, Inc., 100 California Street, 12th Floor, San Francisco, California 94111, Attention: Chief Financial Officer, and must be delivered before the vote on the merger agreement is taken at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of Embarcadero common stock. The demand must reasonably inform Embarcadero of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal by a holder of Embarcadero common stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s). Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to Embarcadero. The beneficial holder must, in such cases, have the registered owner, such as a broker or other nominee, submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of Embarcadero common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within 10 days after the effective time of the merger, the surviving corporation must give written notice that the merger has become effective to each Embarcadero stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement. At any time within 60 days after the effective time, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his or her shares of Embarcadero common stock. Within 120 days after the effective date of the merger, the surviving corporation or any stockholder who has complied with Section 262 shall, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. Within 120 days after the effective time, any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation has no obligation to file, and has no intention to file, such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to dissenting stockholders who demanded appraisal of their shares, the Chancery Court is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of the Company’s common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares.

In determining fair value, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 could be more than, the same as, or less than the value that you are entitled to receive under the terms of the merger agreement.

Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time; however, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective time of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its Embarcadero common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time of the merger may only be made with the written approval of the surviving corporation. In addition, no appraisal proceeding may be dismissed as to any stockholder without the approval of the Chancery Court, and such approval may be conditioned upon such terms as the Chancery Court deems just.

In view of the complexity of Section 262, if you wish to pursue appraisal rights with respect to the merger, then you should consult your legal advisor.

PROPOSAL NO. 2—ADJOURNMENT OF THE SPECIAL MEETING

If at the special meeting of the stockholders, the number of shares of Embarcadero common stock present or represented and voting in favor of adoption of the merger agreement is insufficient to adopt that proposal, we intend to move to adjourn the special meeting in order to enable our board of directors to solicit additional proxies in respect of such proposal. In that event, we will ask our stockholders to vote only upon the adjournment proposal, and not the proposal regarding the adoption of the merger agreement.

In this proposal, we are asking you to authorize the holder of any proxy solicited by our board of directors to vote in favor of granting discretionary authority to the proxy or attorney-in-fact to adjourn the special meeting to another time and place for the purpose of soliciting additional proxies. If the stockholders approve the adjournment proposal, we could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously voted. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against the adoption of the merger agreement to defeat that proposal, we could adjourn the special meeting without a vote on the merger agreement and seek to convince the holders of those shares to change their votes to votes in favor of adoption of the merger agreement.

Under the DGCL and our Amended and Restated Bylaws, we may also adjourn the special meeting of stockholders for reasons other than to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement. Any such adjournment may be made without notice (if the adjournment is not for more than thirty days), provided an announcement is made at the special meeting of the time, date and place of the adjourned meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ADJOURNMENT PROPOSAL.

STOCKHOLDER PROPOSALS

The deadline for submitting a stockholder proposal for inclusion in our proxy statement and form of proxy for our 2007 annual meeting of stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission was February 1, 2007. Stockholders wishing to submit proposals or director nominations that are not to be included in such proxy statement and proxy must have done so on or before April 2, 2007, in accordance with our bylaws. Stockholders are also advised to review our bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

OTHER MATTERS

As of the date of this Proxy Statement, the only business that our board of directors intends to present or knows that others will present at the special meeting is as set forth above. If any other matter or matters are properly brought before the special meeting, or any postponements or adjournments thereof, the proxy holders intend to vote each proxy on these new matters in accordance with the recommendation of our board of directors.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that we file with the Securities and Exchange Commission at the Securities and Exchange Commission’s Public Reference Room, 100 F Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. These Securities and Exchange Commission filings are also available to the public at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov. Our Internet website address is www.embarcadero.com. However, any information that is included on or linked to our Internet website is not a part of this Proxy Statement.

INCORPORATION BY REFERENCE

This Proxy Statement incorporates important business and financial information about us that is not included in or delivered with this Proxy Statement. The SEC allows us to “incorporate by reference” certain information that we file with them, which means that we can disclose certain information to you by referring you to those documents. The information incorporated by reference, although not included in or delivered with this Proxy Statement, is considered to be part of this Proxy Statement, except as described below. We are incorporating by reference each document we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Proxy Statement and prior to the Special Meeting. All of those documents will be incorporated by reference into this Proxy Statement and deemed to be part of this Proxy Statement from the date of the filing of those documents.

We have also incorporated by reference into this Proxy Statement certain business and financial information contained in the documents listed below which have been filed with the SEC under the Securities Exchange Act:

•	our Annual Report on Form 10-K for the year ended December 31, 2006;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007; and

•	our Current Reports on Form 8-K filed with the SEC on January 11, 2007, January 30, 2007, February 16, 2007, March 27, 2007, April 6, 2007, April 24, 2007 and May 15, 2007.

Any statement contained in this Proxy Statement or in any document incorporated or deemed to be incorporated by reference in this Proxy Statement will be deemed to be modified or superseded for the purpose of this Proxy Statement to the extent that a subsequent statement contained in this Proxy Statement or in any subsequently filed document that also is or is deemed to be incorporated by reference in this Proxy Statement modifies or supersedes the earlier statement. Any statement so modified or superseded will not be deemed to be part of this Proxy Statement.

Documents incorporated by reference are available from us without charge, excluding all exhibits. You can view these documents at our Internet website. The address of our website is www.embarcadero.com. You may also obtain documents incorporated by reference by requesting them in writing as follows:

EMBARCADERO TECHNOLOGIES, INC.

100 California Street, 12th Floor

San Francisco, California 94111

Attn: Corporate Secretary

If you would like to request documents from us, please do so immediately in order to ensure timely receipt before the Special Meeting.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has approved a rule governing the delivery of disclosure documents. This rule allows the Company to send a single copy of this proxy statement to any household at which two or more stockholders of the Company reside, if it believes that the stockholders are members of the same family. Some banks, brokers and other intermediaries may be participating in this practice of “householding” proxy statements and annual reports. This rule benefits both the Company and its stockholders as it reduces the volume of duplicate information received at a stockholder’s house and helps reduce the Company’s expenses. Each stockholder, however, will continue to receive individual proxy cards or voting instructions forms.

Stockholders that have previously received a single set of disclosure documents may request their own copy by contacting their bank, broker or other nominee record holder. The Company will also deliver a separate copy of this proxy statement to any stockholder upon written request to Embarcadero Technologies, Inc., 100 California Street, 12th Floor, San Francisco, California 94111, Attention: Investor Relations, or upon oral request by calling (415) 834-3131.

Annex A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

EMB HOLDING CORP.,

EMBT MERGER CORP.

AND

EMBARCADERO TECHNOLOGIES, INC.

DATED AS OF APRIL 5, 2007

A-i

(continued)

A-ii

(continued)

EXHIBITS

A.	Form of Voting Agreement

B.	Certificate of Incorporation of the Surviving Corporation

C.	Bylaws of the Surviving Corporation

D.	Debt Financing Letter

E.	Equity Financing Letter

F.	Limited Guarantee

G.	FIRPTA Certificate

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (together with all annexes, letters, schedules and exhibits hereto, this “Agreement”), dated as of April 5, 2007, is by and among EMB Holding Corp., a Delaware corporation (“Parent”), EMBT Merger Corp., a Delaware corporation and wholly-owned direct subsidiary of Parent (“Merger Sub”), and Embarcadero Technologies, Inc., a Delaware corporation (the “Company”).

RECITALS

A. The Company and Merger Sub each have determined that it is advisable, fair to and in the best interests of its stockholders to effect a merger (the “Merger”) of Merger Sub with and into the Company pursuant to the Delaware General Corporation Law (the “DGCL”) upon the terms and subject to the conditions set forth in this Agreement, pursuant to which each outstanding share of common stock, par value $0.001 per share of the Company (“Company Common Stock”), shall be converted into the right to receive cash, as set forth herein, all upon the terms and subject to the conditions of this Agreement.

B. The Board of Directors of the Company (the “Company Board of Directors”) has (i) approved this Agreement, the Merger and the other transactions contemplated hereby, (ii) determined that the Merger and the other transactions contemplated hereby, taken together, are at a price and on terms that are fair to, advisable and in the best interests of the Company and its stockholders (the “Company Stockholders”) and (iii) approved this Agreement and recommended the adoption of this Agreement by the Company Stockholders.

C. The Board of Directors of Parent and Merger Sub have unanimously (i) approved this Agreement, the Merger and the other transactions contemplated hereby, (ii) determined that the Merger and the other transactions contemplated hereby, taken together, are at a price and on terms that are fair to, advisable and in the best interests of Merger Sub and its sole stockholder and (iii) approved this Agreement and recommended the adoption of this Agreement by its sole stockholder.

D. Simultaneously with the execution and delivery of this Agreement, certain Company Stockholders have entered into voting agreements in the form attached hereto as Exhibit A, (the “Voting Agreements”) dated as of the date hereof, with Parent, pursuant to which, among other things, such Company Stockholders have agreed to vote their shares in favor of the adoption of this Agreement and against any competing proposals.

E. Certain capitalized terms used in this Agreement are defined in Article IX, and Annex I includes an index of all capitalized terms used in this Agreement.

AGREEMENT

In consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, the Company and the Parent shall consummate the Merger pursuant to which (a) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease, (b) the Company shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of the State of Delaware, and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects set forth in the DGCL.

Section 1.2 Closing. Subject to the terms and conditions of this Agreement, the Closing will take place at 10:00 a.m., local time, as promptly as practicable but in no event later than the second Business Day after the satisfaction or waiver of the conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) set forth in Article VI (the “Closing Date”), at the offices of Kirkland & Ellis LLP, 555 California Street, San Francisco, California 94104, unless another time, date or place is agreed to in writing by the parties.

Section 1.3 Effective Time. On the Closing Date and subject to the terms and conditions hereof, the Certificate of Merger shall be delivered for filing with the Delaware Secretary. The Merger shall become effective at the Effective Time. If the Delaware Secretary requires any changes in the Certificate of Merger as a condition to filing or issuing a certificate to the effect that the Merger is effective, Merger Sub and the Company shall execute any necessary revisions incorporating such changes, provided such changes are not inconsistent with and do not result in any material change in the terms of this Agreement.

Section 1.4 Conversion of the Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a) Except as provided in Section 1.4(b), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding Dissenter Shares) (the “Shares”) shall be canceled and shall by virtue of the Merger and without any action on the part of the holder thereof be converted automatically into the right to receive $7.20 in cash, without interest (the “Merger Consideration”), upon surrender of the certificate representing such Shares as provided in Article II. All such Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate theretofore representing such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration into which such Shares have been converted, as provided herein.

(b) Each Share that is owned by the Company (or any Subsidiary of the Company) as treasury stock or otherwise and each Share owned by Parent shall be canceled and cease to exist and no payment or distribution shall be made with respect thereto.

(c) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 1.5 Organizational Documents.

(a) At the Effective Time, the Certificate of Incorporation of the Company shall be amended to read in its entirety as set forth on Exhibit B hereto, and as so amended shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended in accordance with its terms and applicable Law.

(b) At the Effective Time, the Bylaws of Merger Sub as in effect as of the time hereof (and attached hereto as Exhibit C) shall be the Bylaws of the Surviving Corporation (except that all references to Merger Sub in the Bylaws of the Surviving Corporation shall be amended to refer to “Embarcadero Technologies, Inc.”). Thereafter, as so amended, the Bylaws of the Surviving Corporation may be amended or repealed in accordance with their terms and the Certificate of Incorporation of the Surviving Corporation and as provided by Law.

Section 1.6 Directors of the Surviving Corporation. The Company shall cause to be delivered to Parent, at Closing, resignations of all the directors of the Company to be effective upon the consummation of the Merger.

At the Effective Time, the directors of Merger Sub shall continue in office as the directors of the Surviving Corporation, and such directors and officers shall hold office in accordance with and subject to the Certificate of Incorporation and Bylaws of the Surviving Corporation.

Section 1.7 Company Stock Options.

(a) At the Effective Time, each then-outstanding Company Stock Option, including unvested Company Stock Options, shall be cancelled, (i) in the case of a Company Stock Option having a per share exercise price less than the Merger Consideration, for the right to receive from the Surviving Corporation for each share of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time an amount (subject to any applicable withholding tax) in cash equal to the product of (A) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time and (B) the amount by which the Merger Consideration exceeds the per share exercise price of such Company Stock Option, or (ii) in the case of any unexercised Backdated Company Stock Option granted to a current director or officer of the Company or any Company Stock Option having a per share exercise price equal to or greater than the Merger Consideration, without the payment of cash or issuance of other securities in respect thereof. The cancellation of a Company Stock Option as provided in the immediately preceding sentence shall be deemed a release of any and all rights the holder thereof had or may have had in respect of such Company Stock Option.

(b) Prior to the Effective Time, the Company shall take such actions as may be necessary to give effect to the transactions contemplated by this Section 1.7, including, but not limited to, satisfaction of the requirements of Rule 16b-3(e) under the Exchange Act.

(c) Except as otherwise agreed to by the parties, (i) the Company Option Plans shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary thereof shall be canceled as of the Effective Time and (ii) the Company shall ensure that following the Effective Time no participant in the Company Option Plans or other plans, programs or arrangements shall have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any Subsidiary thereof.

(d) Prior to the Effective Time, the Company shall deliver to the holders of Company Stock Options notices, in form and substance reasonably acceptable to Parent, setting forth such holders’ rights pursuant to this Agreement.

Section 1.8 Reserved.

Section 1.9 Restricted Stock. If any share of Company Common Stock outstanding immediately prior to the Effective Time is unvested or subject to a repurchase option, then, effective immediately prior to the Effective Time, any such share of Company Common Stock shall be fully vested and any repurchase option shall lapse.

Section 1.10 Dissenter Shares.

(a) Notwithstanding anything in this Agreement to the contrary, any Dissenter Shares shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses his or her right to appraisal. A holder of Dissenter Shares shall be entitled to receive payment of the appraised value of such Shares held by him or her in accordance with the provisions of Section 262 of the DGCL, unless, after the Effective Time, such holder fails to perfect or withdraws or loses his or her right to appraisal, in which case such Shares shall be converted into and represent only the right to receive the Merger Consideration, without interest thereon, upon surrender of the Certificate or Certificates representing such Shares pursuant to Article II.

(b) The Company shall give the Parent prompt notice of any written demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights of appraisal, and to the extent permitted by applicable law, the opportunity to participate in, and on and after the Closing, direct, all negotiations and proceedings with respect to demands for appraisal under the DGCL. Except with the prior written consent of the Parent, the Company shall not voluntarily make any payment with respect to any demands for appraisal, or settle or offer to settle any such demands for appraisal.

Section 1.11 Adjustments to Prevent Dilution. Notwithstanding the restrictions contained in Section 5.1, in the event that the Company changes the number of Shares, or securities convertible or exchangeable into or exercisable for Shares, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration shall be proportionately adjusted to reflect such change.

ARTICLE II

EXCHANGE OF CERTIFICATES

Section 2.1 Paying Agent. Prior to the Effective Time, Parent shall appoint the Paying Agent to act as paying agent for the payment of the Merger Consideration upon surrender of the Certificates pursuant to this Article II. At the Effective Time, Parent shall deposit or cause to be deposited with the Paying Agent on a timely basis, if and when needed for the benefit of the Company Stockholders and for payment in accordance with this Article II through the Paying Agent, cash in an amount sufficient to pay the aggregate Merger Consideration (such cash being hereinafter referred to as the “Exchange Fund”), payable pursuant to Section 1.4 in exchange for outstanding Shares. The Exchange Fund may only be invested temporarily pending its use as set forth herein in U.S. Government securities or in funds investing solely in such securities. Any income from investment of the Exchange Fund, which shall be in accordance with the instructions of Parent, will be payable solely to Parent. The Exchange Fund shall not be used for any purpose except as expressly provided in this Agreement.

Section 2.2 Exchange Procedures.

(a) As soon as practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate or Certificates that, immediately prior to the Effective Time, represented outstanding Shares subsequently converted into the right to receive the Merger Consideration, as set forth in Section 1.4: (i) a letter of transmittal (a “Letter of Transmittal”) that (A) shall specify that delivery shall be effected and risk of loss and title to the Certificates shall pass only upon proper delivery of the Certificates to the Paying Agent (or an affidavit of loss in lieu thereof, together with any bond or indemnity agreement, as contemplated by Section 2.6) and (B) shall be in such form and have such other provisions as the Surviving Corporation may reasonably specify; and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the applicable Merger Consideration.

(b) Upon surrender of a Certificate for cancellation to the Paying Agent, together with a Letter of Transmittal, duly completed and executed, and any other documents reasonably required by the Paying Agent or the Surviving Corporation, (i) the holder of such Certificate shall be entitled to receive in exchange therefor a check representing the applicable amount of cash that such holder has the right to receive pursuant to Section 1.4 and (ii) the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon surrender of the Certificates. Until surrendered as contemplated by this Section 2.2, each such Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration.

(c) In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, the appropriate amount of the Merger Consideration may be paid to a transferee if the Certificate representing such Shares is presented to the Paying Agent properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer and accompanied by all documents reasonably required by the Paying Agent to evidence and effect such transfer and to evidence that any applicable Taxes have been paid.

Section 2.3 No Further Ownership Rights. All Merger Consideration paid upon the surrender for exchange of the Certificates representing Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares and, after the Effective Time, there shall be no further registration of transfers on the transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II, subject to applicable Law in the case of Dissenter Shares.

Section 2.4 Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest and other income received with respect thereto) that remains undistributed to the former Company Stockholders on the date 365 days after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any former holder of Shares who has not theretofore received any applicable Merger Consideration to which such Company Shareholder is entitled under this Article II shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) for payment of claims with respect thereto and only as a general creditor thereof.

Section 2.5 No Liability. None of Parent, the Surviving Corporation or Merger Sub shall be liable to any holder of Shares for any part of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of any such Shares two (2) years after the Effective Time or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Entity shall, to the extent permitted by applicable Law or Order, become the property of the Surviving Corporation free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

Section 2.6 Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by and at the discretion of Parent or the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as Parent or the Surviving Corporation may reasonably direct, or the execution and delivery by such Person of an indemnity agreement in such form as Parent or the Surviving Corporation may reasonably direct, in each case as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the appropriate amount of the Merger Consideration.

Section 2.7 Withholding of Tax. Parent, the Surviving Corporation, any Affiliate thereof or the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Shares and or Company Stock Options such amount as Parent, the Surviving Corporation, any Affiliate thereof or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation or the Paying Agent, such withheld amounts shall be (a) paid over to the applicable Governmental Entity in accordance with applicable Law or Order and (b) treated for all purposes of this Agreement as having been paid to the former holder of a Certificate or Company Stock Option in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company Disclosure Letter delivered by the Company to Parent prior to the execution of this Agreement, and except as set forth in the Company Reports (to the extent it is reasonably apparent that any such disclosure set forth in the Company Reports would qualify the representations and warranties contained herein), the Company represents and warrants to each of the other parties hereto as follows:

Section 3.1 Organization and Good Standing; Charter Documents.

(a) The Company and each of its Subsidiaries (i) is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its jurisdiction of incorporation, (ii) has full corporate (or, in the case of any Subsidiary that is not a corporation, other) power and authority and all necessary governmental approvals to own, lease and operate its properties and assets and to conduct its business as presently conducted, and (iii) is duly qualified or licensed to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not reasonably be expected to have a Company Material Adverse Effect.

(b) The copies of the Company Certificate of Incorporation and Company Bylaws that are filed as exhibits to the Company 10-K are complete and correct copies thereof as in effect on the date hereof. The Company is not in violation of any of the provisions of the Company Certificate of Incorporation or the Company Bylaws and will not be in violation of any of the provisions of the Company Certificate of Incorporation or Company Bylaws, as such Company Certificate of Incorporation and Company Bylaws may be amended (subject to Section 5.1) between the date hereof and the Closing Date. The Company has made available to Parent true and complete copies of the minute books of the Company from January 1, 2004 and through the date of this Agreement (except for minutes and consents of the Company Board of Directors or any committee thereof relating to the evaluation of the transactions contemplated hereby and the consideration of strategic alternatives relating to the Company).

Section 3.2 Authority for Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to the adoption of this Agreement by the Company Stockholders, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited against the Company by (i) bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights or remedies in general as from time to time in effect or (ii) the exercise by courts of equity powers.

Section 3.3 Capitalization.

(a) The authorized capital stock of the Company consists of 60,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock. As of the date hereof, 26,141,673 shares of Company Common Stock (including shares of Company Common Stock subject to repurchase options as described in Section 3.3(c) below) are issued and outstanding, no shares of preferred stock are issued and outstanding and no shares of Company Common Stock or preferred stock are held in the Company’s treasury. All outstanding Shares are, and any additional Shares issued after the date hereof and prior to the Effective Time will be, duly authorized and validly issued, fully paid and nonassessable, free of any Encumbrances other than Encumbrances imposed upon the holder thereof by reason of the acts or omissions of such holder, not subject to any preemptive rights or rights of first refusal created by statute, and issued in compliance in all material respects with all applicable federal and state securities Laws. The Company will not issue any additional shares of Company Common Stock prior to the Effective Time other than shares issued pursuant to the exercise of Company Stock Options described in Section 3.3(b) below and up to a maximum of 115,000 shares of Company Common Stock subject to repurchase options to be issued to certain Company employees with the prior written consent of Parent.

(b) As of the date hereof, 4,059,770 Company Stock Options are outstanding pursuant to the Company Option Plans, each such Company Stock Option entitling the holder thereof to purchase one share of Company Common Stock, of which 2,892,212 carry exercise prices of less than the Merger Consideration with a weighted average exercise price of $3.52 per share. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and issued in compliance in all material respects with all applicable federal and state securities Laws. All unexercised Backdated Company Stock Options granted by the Company to current directors and officers have been canceled without consideration to the holders thereof. Except as set forth above, as of the date of this Agreement, there are no Company Stock Rights. The copies of the Company Option Plans that are filed as exhibits to the Company 10-K are complete and correct copies thereof as in effect on the date hereof.

(c) As of the date hereof, 177,500 shares of Company Common Stock are subject to a repurchase option in favor of the Company that lapses over a vesting period related to the holder’s period of employment. Except as set forth above, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Shares or to pay any dividend or make any other distribution in respect thereof. As of the date hereof, except for the Voting Agreements, there are no voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of stock of the Company.

(d) There are no accrued and unpaid dividends with respect to any outstanding shares of capital stock of the Company or any of its Subsidiaries.

(e) There are no preemptive rights of first refusal, co-sale rights, “drag-along” rights or registration rights granted by the Company with respect to the Company’s capital stock and in effect as of the date hereof.

(f) Except for the Company’s repurchase rights with respect to unvested shares issued under the Company Option Plans, there are no rights or obligations, contingent or otherwise (including rights of first refusal in favor of the Company), of the Company or any of its Subsidiaries, to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other Person.

Section 3.4 Company Subsidiaries. A true and complete list of all the Subsidiaries of the Company is set forth in Exhibit 21.1 to the Company 10-K. The Company or one of its Subsidiaries is the record and beneficial owner of all outstanding shares of capital stock of each Subsidiary of the Company and all such shares are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of each Subsidiary of the Company are owned by the Company free and clear of all Encumbrances. Except for the capital stock of, or other equity or voting interests in, the Subsidiaries set forth on Exhibit 21.1 to the Company 10-K, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person. The Certificate of Incorporation and Bylaws (or other organizational documents) of each Subsidiary of the Company have been delivered or otherwise made available to Parent.

Section 3.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Merger (subject to the adoption of this Agreement by the Company Required Vote) and the other transactions contemplated by this Agreement will not, (i) conflict with or violate any provision of the Company Certificate of Incorporation or Company Bylaws,

or the equivalent charter documents of any Subsidiary of the Company, (ii) conflict with or violate any Law applicable to the Company or its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, or (iii) result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to others (immediately or with notice or lapse of time or both) any right of termination, amendment, acceleration or cancellation of, result (immediately or with notice or lapse of time or both) in triggering any payment or other obligations, or result (immediately or with notice or lapse of time or both) in the creation of an Encumbrance on any property or asset of the Company or its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries, or any property or asset of the Company or any of its Subsidiaries, is bound or affected, except in the case of clauses (ii) and (iii) above for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected to have a Company Material Adverse Effect.

(b) The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock as of the record date to be established for the Company Stockholders Meeting, voting as a single class, at the Company Stockholders Meeting, in favor of adopting this Agreement is the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement, the Merger and the other transactions contemplated hereby.

(c) The Company Board of Directors has (i) approved this Agreement, the Merger and the other transactions contemplated hereby, (ii) determined that the Merger and the other transactions contemplated hereby, taken together, are at a price and on terms that are fair to, advisable and in the best interests of the Company and the Company Stockholders and (iii) recommended the adoption of this Agreement by the Company Stockholders.

(d) No consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity, is required to be made or obtained by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby or compliance with the provisions hereof, except for (i) the filing of a premerger notification and report form by the Company under the HSR Act, and any applicable filings and approvals under any other Antitrust Law, (ii) the filing with the SEC of the Proxy Statement, as may be required in connection with this Agreement, the Merger and the other transactions contemplated hereby, (iii) any filings or notifications required under the rules and regulations of Nasdaq of the transactions contemplated hereby, and (iv) the filing of the Certificate of Merger with the Delaware Secretary and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business.

Section 3.6 Compliance. The Company and its Subsidiaries hold all Company Permits, except where the failure to hold such Company Permits would not reasonably be expected to have a Company Material Adverse Effect. All such Company Permits are in full force and effect and the Company and its Subsidiaries are in compliance with the terms of the Company Permits and all Laws applicable to the business and operations of the Company and its Subsidiaries, except where the failure to so maintain such Company Permits or to so comply would not be reasonably expected to have a Company Material Adverse Effect. The Company and its Subsidiaries are in compliance in all respects with all applicable Laws or Orders, except where the failure to so comply would not reasonably be expected to have a Company Material Adverse Effect. The Company has not received any material notice to the effect that the Company or any of its Subsidiaries is not in compliance with the terms of such Company Permits or any such Laws. No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries or their respective businesses is pending or, to the Knowledge of the Company, threatened.

Section 3.7 Litigation.

(a) There are no claims, actions, suits, proceedings, governmental investigations, inquiries or subpoenas pending against the Company or any of its Subsidiaries, or any current or former supervisory employee of the Company or any of its Subsidiaries with respect to any acts or omissions in connection with their employment with the Company or any of its Subsidiaries, or any properties or assets of the Company or of any of its Subsidiaries, and, to the Knowledge of the Company, there are no threatened claims, actions, suits, proceedings or investigations against the Company or any of its Subsidiaries, or any current or former supervisory employee of the Company or any of its Subsidiaries with respect to any acts or omissions in connection with their employment with the Company or any of its Subsidiaries, or any properties or assets of the Company or of any of its Subsidiaries. Neither the Company nor any Subsidiary of the Company is subject to any outstanding Order that could reasonably be expected to have a Material Adverse Effect on the Company or is reasonably expected to prevent or delay the consummation of the transactions contemplated by this Agreement. There is not currently any internal investigation or inquiry being conducted by the Company, the Company Board of Directors or any third party or Governmental Entity at the request of any of the foregoing concerning any financial, accounting, Tax, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

Section 3.8 Company Reports; Financial Statements.

(a) The Company has timely filed all Company Reports required to be filed with the SEC on or prior to the date hereof. No Subsidiary of the Company is subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act. Each Company Report has complied, or will comply as the case may be, in all material respects with the applicable requirements of the Securities Act, and the rules and regulations promulgated thereunder, or the Exchange Act, and the rules and regulations promulgated thereunder, as applicable, each as in effect on the date so filed. None of the Company Reports (including any financial statements or schedules included or incorporated by reference therein) contained or will contain, as the case may be, when filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) any untrue statement of a material fact or omitted or omits or will omit, as the case may be, to state a material fact required to be stated or incorporated by reference therein or necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading.

(b) Each of the Chief Executive Officer and Chief Financial Officer has made all certifications required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the applicable Company Reports filed prior to the date hereof (collectively, the “Certifications”) and the statements contained in such Certifications are accurate in all material respects as of the filing thereof.

(c) The Company has made available (including via the SEC’s EDGAR system, as applicable) to Parent all of the Company Financial Statements. All of the Company Financial Statements comply in all material respects with applicable requirements of the Exchange Act and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the auditors’ report thereon or in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company at the respective dates thereof and the consolidated results of its operations and changes in cash flows for the periods indicated (subject, in the case of unaudited statements, to normal year-end audit adjustments consistent with GAAP).

(d) The Company and its Subsidiaries have implemented and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. The Company has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) designed to ensure that information relating to the Company, including its consolidated Subsidiaries, required to be disclosed in the reports the Company files or submits under the Exchange Act is made known to the Chief Executive Officer and the Chief Financial Officer of the Company by others within those entities.

(e) The Company has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K promulgated under the Exchange Act, for senior financial officers, applicable to its principal financial officer, comptroller or principal accounting officer, or persons performing similar functions. The Company has promptly disclosed, by filing a Form 8-K, any change in or waiver of the Company’s code of ethics, as required by Section 406(b) of Sarbanes-Oxley Act. To the Knowledge of the Company, there have been no material violations of provisions of the Company’s code of ethics.

(f) There are no Liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether or not accrued and whether or not contingent or absolute, that are material to the Company, are required by GAAP to be set forth on the Company Financial Statements and are not set forth on the Company Financial Statements, other than (i) Liabilities incurred in connection with the transactions contemplated in this Agreement, (ii) Liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2005, and (iii) Liabilities that would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.9 Absence of Certain Changes or Events. Since December 31, 2005, except as disclosed in the Company 10-K or in Company Reports since December 31, 2005 through to the date of this Agreement, and except as specifically contemplated by, or as disclosed in, this Agreement, the Company and its Subsidiaries have conducted their businesses in the ordinary course consistent with past practice and, since such date, there has not been, with respect to either the Company or any of its Subsidiaries, any Company Material Adverse Effect.

Section 3.10 Taxes.

(a) The Company and each of its Subsidiaries has timely filed and will timely file with the appropriate Governmental Entities all Tax Returns that are required to be filed by it prior to the Effective Time. All such Tax Returns were correct and complete in all material respects and, in the case of Tax Returns to be filed, will be correct and complete in all material respects. All Taxes due and owing by the Company and each of its Subsidiaries (whether or not shown on such Tax Returns) have been timely paid and, in the case of Tax Returns to be filed, will be timely paid. Neither the Company nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made in writing by an authority in a jurisdiction where the Company does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation in that jurisdiction. There are no security interests or other liens on any of the assets of the Company or its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, other than liens for Taxes not yet due and payable.

(b) The Company and its Subsidiaries have timely withheld and paid to the appropriate Governmental Entity all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other Third Party.

(c) There is no dispute concerning any Tax Liability of the Company or any of its Subsidiaries raised by any Governmental Entity in writing to the Company or any of its Subsidiaries that remains unpaid, and the Company has not received written notice of any threatened audits or investigations relating to any Taxes nor otherwise has any Knowledge of any material threatened audits or investigations relating to any Taxes, in each case for which the Company or any of its Subsidiaries may become directly or indirectly liable.

(d) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to, or requested, any extension of time with respect to a Tax assessment or deficiency.

(e) The unpaid Taxes of the Company and its Subsidiaries did not, as of December 31, 2005, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet set forth in the Company Financial Statements as of such date (disregarding any notes thereto). Neither the Company nor any of its Subsidiaries has incurred any Tax Liability since December 31, 2005 other than a Tax Liability in the ordinary course of business.

(f) The Company has made available to Parent complete and accurate copies of all Tax Returns filed by the Company and any of its Subsidiaries on or prior to the date hereof for all tax periods beginning on or after December 31, 2005.

(g) There are no agreements relating to the allocating or sharing of Taxes to which the Company or any of its Subsidiaries is a party.

(h) Neither the Company nor any of its Subsidiaries has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or within the meaning of any similar provision of law to which the Company or any of its Subsidiaries may be subject, other than the affiliated group of which the Company is the common parent.

(i) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code. Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, and Parent is not required to withhold tax on the purchase of the Company by reason of Section 1445 of the Code. Neither the Company nor any of its Subsidiaries has constituted either an “expatriated entity” within the meaning of Section 7874(a)(2)(A) of the Code or a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code.

(j) Neither the Company nor any of its Subsidiaries has agreed, or is it required, to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by it or any other relevant party, and the IRS has not proposed any such adjustment or change in accounting method in writing nor, to the Knowledge of the Company, otherwise proposed any material adjustment or change in accounting method, nor does the Company or any of its Subsidiaries have any application pending with any Governmental Entity requesting permission for any changes in accounting methods that relate to the business or assets of the Company or any of its Subsidiaries.

(k) No closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local or foreign law has been entered into by or with respect to the Company or any of its Subsidiaries.

(l) Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

(m) Neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law) arising out of the transactions contemplated by this Agreement.

Section 3.11 Title to Personal Properties; No Real Property. Each of the Company and its Subsidiaries has good and marketable title to, or a valid leasehold interest in, all of its tangible personal properties and assets reflected in the Company 10-K or acquired after December 31, 2005 (other than assets disposed of since December 31, 2005 in the ordinary course of business consistent with past practice), in each case free and clear of all Encumbrances, except for Encumbrances that secure indebtedness and that are properly reflected in the Company 10-K and Encumbrances that can be removed for a cost of less than $100,000. The tangible personal property and assets of the Company and its Subsidiaries are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are operated in accordance with all applicable licenses, permits, consents and governmental authorizations, and are usable in the regular and ordinary course of business, except as would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and each of its Subsidiaries either owns, or has valid leasehold interests in, all tangible personal properties and assets used by it in the conduct of its business, except where the absence of such ownership or leasehold interest would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has any legal obligation, absolute or contingent, to any other Person to sell or otherwise dispose of any of its tangible personal properties or assets (other than the sale of the Company’s products in the ordinary course of business) with an individual value in excess of $100,000 or an aggregate value in excess of $250,000. Neither the Company nor any of its Subsidiaries owns any real property. Each of the Company and its Subsidiaries has complied with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect, except for such non-compliances or failures to be in full force and effect that, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect. The leased real property identified in Schedule 3.11 comprises all of the real property used in the Company’s business, and is occupied by the Company pursuant to the leases listed on Schedule 3.11. The Company has made available to Parent and Merger Sub a true and complete copy of each such lease document.

Section 3.12 Officers, Directors, Employees and Affiliates.

(a) Neither the Company nor any of its Subsidiaries is a party to or bound by any Employment Agreement and, except as otherwise contemplated by Section 1.7, Section 1.8 and Section 1.9, no severance or other payment will become due or benefits or compensation increase or accelerate as a result of the transactions contemplated by this Agreement, solely or together with any other event, including a subsequent termination of employment.

(b) Except for compensation and benefits received in the ordinary course of business as an employee or director of the Company or its Subsidiaries, no director, officer or other Affiliate or Associate of the Company or any entity in which, to the Knowledge of the Company, any such director, officer or other Affiliate or Associate owns any beneficial interest (other than a beneficial interest in a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 5% of the stock of which is beneficially owned by any such Persons) is currently a party to or has any interest in (i) any partnership, joint venture, contract, arrangement or understanding with, or relating to, the business or operations of the Company or its Subsidiaries in which the amount involved exceeds $100,000 per annum, (ii) any loan, arrangement, understanding, agreement or contract for or relating to indebtedness of the Company or its Subsidiaries, or (iii) any property (real, personal or mixed), tangible or intangible, used or currently intended to be used in the business or operations of the Company or its Subsidiaries.

Section 3.13 Employee Benefit Plans.

(a) Section 3.13(a) of the Company Disclosure Letter sets forth a true and complete list of each Company Benefit Plan. The Company has not been notified that any Company Benefit Plan is undergoing an audit or is subject to an investigation of the IRS, the United States Department of Labor or any other Governmental Entity.

(b) In respect of each Company Benefit Plan, a complete and correct copy of each of the following documents (if applicable) has been made available to Parent: (i) the most recent plan documents or written agreement thereof, and all amendments thereto and all related trust or other funding vehicles with respect to each such Company Benefit Plan; (ii) the most recent summary plan description, and all related summaries of material modifications thereto; (iii) the Forms 5500 (including schedules and attachments), financial statements and actuarial reports for the past three (3) years; and (iv) the most recent IRS determination or opinion letter.

(c) Neither the Company nor any entity treated as a single employer with the Company under Section 414(b), (c), (m) or (o) of the Code maintains or is required to contribute to any Company Benefit Plan that (i) is a “multiemployer plan” as defined in Sections 3(37) of ERISA, (ii) is subject to the funding requirements of Section 412 of the Code or Title IV of ERISA, or (iii) provides for post-retirement medical, life insurance or other welfare-type benefits (other than as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or under a similar state law).

(d) The Company Benefit Plans and their related trusts intended to qualify under Sections 401 and 501(a) of the Code are subject to current favorable determination or opinion letters from the IRS and, to the Knowledge of the Company, nothing has occurred that is reasonably likely to result in the revocation of such letter.

(e) The Company Benefit Plans have been maintained and administered in all material respects in accordance with their terms and applicable laws.

(f) There are no suits, actions, disputes, claims (other than routine claims for benefits), arbitrations, administrative or other proceedings pending or, to the Knowledge of the Company, threatened, anticipated or expected to be asserted with respect to any Company Benefit Plan or any related trust or other funding medium thereunder or with respect to the Company or its Subsidiaries as the sponsor or fiduciary thereof or with respect to any other fiduciary thereof, which would reasonably be expected to have a Company Material Adverse Effect.

(g) Except as set forth in Section 3.13(g) of the Company Disclosure Letter, none of the Company Benefit Plans are subject to any law or applicable custom of any jurisdiction outside of the United States.

(h) All contributions or premiums due with respect to any Company Benefit Plan for all periods ending on or before the date of this Agreement have been made (or accrued on the Company Financial Statements) in accordance with the terms of the applicable plans and in accordance with historical practice.

Section 3.14 Labor Relations.

(a) The Company and its Subsidiaries are in compliance with all applicable Laws and Orders governing or concerning conditions of employment, employment discrimination and harassment, wages, hours or occupational safety and health, including the Labor Laws, except where the failure to so comply would not reasonably be expected to have a Company Material Adverse Effect.

(b) The employees of the Company and its Subsidiaries have not been, and currently are not, represented by a labor organization or group that was either certified or voluntarily recognized by any labor relations board, including the NLRB, or certified or voluntarily recognized by any other Governmental Entity and there is not, to the Knowledge of the Company, any attempt to organize any employees of the Company or its Subsidiaries. There has not been, nor is there existent or, to the Knowledge of the Company, threatened, any material strike, slowdown, picketing or work stoppage by the employees of the Company or its Subsidiaries.

(c) No claim, complaint, charge or investigation for unpaid wages, bonuses, commissions, employment withholding taxes, penalties, overtime or other compensation, benefits, child labor or record-keeping violations has been filed or is pending or, to the Knowledge of the Company, is threatened under the FLSA, the Davis-Bacon Act, the Walsh-Healey Act or the Service Contract Act, or any other Law. No discrimination, illegal harassment and/or retaliation claim, complaint, charge or investigation has been filed or is pending or, to the Knowledge of the Company, is threatened against the Company or any Subsidiary under the 1964 Civil Rights Acts, the Equal Pay Act, the ADEA, the ADA, the FMLA, the FLSA, ERISA or any other federal Law or comparable state fair employment practices act or foreign Law, including any provincial Law regulating discrimination in the workplace. No wrongful discharge, retaliation, libel, slander or other claim, complaint, charge or investigation that arises out of the employment relationship between the Company or any of its Subsidiaries and their respective employees has been filed or is pending or, to the Knowledge of the Company, is threatened against the Company or any of its Subsidiaries under any applicable Law.

Section 3.15 Contracts and Commitments.

(a) Neither the Company nor any of its Subsidiaries is a party to, is bound or affected by, or receives any benefits under, any agreement, contract or legally binding understanding, whether oral or written: (i) providing for (A) aggregate noncontingent payments by or to the Company or any of its Subsidiaries in excess of $100,000 or (B) potential payments by or to the Company or any of its Subsidiaries reasonably expected to exceed $250,000 (except, in the case of each of (A) or (B), for any such contracts or agreements involving the lease of real property or relating to the acquisition, transfer, development or sharing of any Intellectual Property); (ii) limiting the freedom of the Company to engage in any line of business or sell, supply or distribute any service or product, or to compete with any entity or to conduct business in any geography, or to hire any individual or group of individuals; (iii) that after the Effective Time would have the effect of limiting in any respect the freedom of Parent or any of its Subsidiaries (other than the Company and its Subsidiaries) to engage in any line of business or sell, supply or distribute any service or product, or to compete with any entity or to conduct business in any geography, or to hire any individual or group of individuals; (iv) involving any joint venture, partnership or similar arrangement; (v) relating to the borrowing of money or the guarantee of any such obligation (other than trade payables and instruments relating to transactions entered into in the ordinary course of business); (vi) containing severance or termination pay Liabilities related to termination of employment; (vii) related to product supply, manufacturing, distribution or development (except for any Company contracts in which either the aggregate noncontingent payments to or by the Company are not in excess of $100,000 or the potential payments to or by the Company are not expected to exceed $250,000); (viii) relating to the acquisition, transfer, development or sharing of any Intellectual Property or any other agreement affecting the ability of the Company or any of its Subsidiaries to use or disclose any Intellectual Property (except for any Company contracts pursuant to which (1) any Intellectual Property is licensed to the Company or any of its Subsidiaries under any third party software license generally available to the public, (2) any material Intellectual Property is licensed by the Company or any of its Subsidiaries in the ordinary course of business pursuant to which the Company’s Software is licensed to a third-party customer, (3) commercially available over-the-counter “shrink-wrap” licenses are used by the Company or any of its Subsidiaries in the operation of its business, (4) non-negotiated licenses of third party Intellectual Property are embedded in equipment or fixtures and are used by the Company or any of its Subsidiaries for internal purposes only, or (5) licenses in which either the aggregate noncontingent payments to or by the Company are not in excess of $100,000 or the potential payments to or by the Company are not expected to exceed $250,000); (ix) which provide for indemnification by the Company of any officer, director or employee of the Company; (x) containing “standstill” or similar provisions to which the Company is subject and restricted; (xi) pursuant to which the Company or any Subsidiary of the Company has any obligations or liabilities (whether absolute, accrued, contingent or otherwise), as guarantor, surety, co-signer, endorser, co-maker, or otherwise in respect of any obligation of any Person, or any capital maintenance, keep-well or similar agreements or arrangements in any such case which, individually is in excess of $100,000; (xiii) involving the lease of real property with aggregate annual rent payments in excess of $100,000; or (xiv) otherwise required to be filed as an exhibit to an Annual Report on Form 10-K, as provided by Rule 601 of Regulation S-K promulgated under the Exchange Act. Each contract of the type described in the immediately preceding sentence is referred to herein as a “Company Material Contract.” The Company has heretofore made available to Parent a complete and correct copy of each Company Material Contract, including any amendments or modifications thereto.

(b) Each Company Material Contract is valid and binding on the Company or its Subsidiary party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, and is enforceable against the Company in accordance with its terms and, to the Knowledge of the Company, against each other party thereto (in each case, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relieve and other equitable remedies), and the Company and each of its Subsidiaries have performed in all material respects all obligations required to be performed by them under each Company Material Contract and, to the Knowledge of the Company, each other party to each Company Material Contract has performed in all material respects all obligations required to be performed by it under such Company Material Contract, except, in each case, as would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries knows of, or has received notice of, any violation or default under (or any condition that with the passage of time or the giving of notice, or both, would cause such a violation of or default under) any Company Material Contract or any other agreement or contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not reasonably be expected to have a Company Material Adverse Effect.

(c) To the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time), would reasonably be expected to: (a) result in a material violation or breach of any provision of any Company Material Contract; (b) give any Person the right to declare a default or exercise any remedy under any Company Material Contract; (c) give any person the right to receive or require a material rebate, chargeback, penalty or change in delivery schedule under any Company Material Contract; (d) give any Person the right to accelerate the maturity or performance of any Company Material Contract; or (e) give any Person the right to cancel terminate or modify any Company Material Contract, in each case, in a manner that would reasonably be expected to have a Company Material Adverse Effect.

Section 3.16 Intellectual Property.

(a) The Company or each of its Subsidiaries owns, or is licensed under, or otherwise possesses sufficient rights under, the Intellectual Property used in or necessary for the conduct the business of the Company or its Subsidiaries as currently conducted, except that, with respect to patents, the representation and warranty in this sentence is limited to the Knowledge of the Company.

(b) Section 3.16(b) of the Company Disclosure Letter sets forth a complete and correct list of (i) all patented or registered Intellectual Property owned by the Company or one of its Subsidiaries (ii) all pending patent applications or other applications for registration of Intellectual Property owned by the Company or one of its Subsidiaries, and (iii) all material unregistered trademarks, trade names and service marks, owned by the Company or one of its Subsidiaries, including, to the extent applicable, the jurisdictions in which each such Company Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed. All necessary and material registration, maintenance and renewal fees in connection with the foregoing have been paid and all necessary material documents and certificates in connection with the foregoing have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of perfecting, prosecuting and maintaining the foregoing. To the Company’s Knowledge, there are no actions that are required to be taken by Company within 120 days of the date of this Agreement with respect to any of the foregoing, except as set out in Section 3.16(b) of the Company Disclosure Letter. Section 3.16(b) of the Company Disclosure Letter lists all Software licensed to the Company that is embedded, integrated, bundled with or otherwise distributed with the Company products. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any Third Party, is in material violation of any license, sublicense or agreement described in Section 3.16(b) of the Company Disclosure Letter except where any such violation would not have a Company Material Adverse Effect. Except as otherwise described in Section 3.16(b) of the Company Disclosure Letter, the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not (A) cause the Company or any of its Subsidiaries to be in material violation or material default under any such license, sublicense or agreement, (B) result in the termination or modification of, or entitle any other party to, any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement, or (C) entitle any Third Party to claim any right to use or practice under any Merger Sub’s, Parent’s or any of their respective Affiliates’ Intellectual Property rights. The Company is the owner of all right, title and interest in and to the Company Intellectual Property free and clear of all Encumbrances and, has sole and exclusive rights to the use thereof or the material covered thereby in connection with the services or products in respect of which such Company Intellectual Property is being used by the Company or any of its Subsidiaries, subject to any license agreements to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries licenses others to use any such Company Intellectual Property.

(c) To the Knowledge of the Company, there is no unauthorized use, disclosure, infringement or misappropriation of any Company Intellectual Property rights by any Third Party, including any employee or former employee of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has entered into any agreement to indemnify any other Person against any charge of infringement of any Intellectual Property, other than indemnification obligations arising in the ordinary course of business or under or in connection with purchase orders or agreements for the sale, license or distribution of any Company Intellectual Property or Company products.

(d) To the Knowledge of the Company, all patents, registered trademarks and service marks, and registered copyrights held by the Company or any of its Subsidiaries are valid, enforceable and existing, and there is no loss or expiration of any of the Company Intellectual Property threatened, pending or reasonably foreseeable. There is no assertion or claim pending challenging the ownership, use, validity or enforceability of any Company Intellectual Property. Neither the Company nor any of its Subsidiaries is a party to any suit, action or proceeding that involves a claim of infringement or misappropriation by the Company or any of its Subsidiaries of any Intellectual Property of any Third Party nor has any such suit, action or proceeding been threatened in writing against the Company or any of its Subsidiaries nor has Company or any of it Subsidiaries received any demands or unsolicited offers to license any Intellectual Property from any Third Party. Neither the conduct of the business of the Company and each of its Subsidiaries nor the development, manufacture, sale, licensing or use of any of the products of the Company or any of its Subsidiaries has infringed or misappropriated or is infringing or misappropriating any Intellectual Property of any Third Party, except that with respect to patents, the representation and warranty in this sentence is limited to the knowledge of the Company. Neither the Company nor any of its Subsidiaries has brought or is bringing or has threatened any action, suit or proceeding for infringement or misappropriation of the Company Intellectual Property or breach of any license or agreement involving Company Intellectual Property against any Third Party. There are no pending or threatened interference, re-examinations, or oppositions involving any patents, patent applications, or trademarks of the Company or any of its Subsidiaries. None of the Company or any of its Subsidiaries has received any opinion of counsel that any product developed, manufactured, sold or licensed by the Company or any of its Subsidiaries infringes any Intellectual Property owned by any Third Party.

(e) The Company or its Subsidiaries have taken steps reasonable under the circumstances to protect and preserve the confidentiality of all trade secrets and material confidential information of the Company or its Subsidiaries. Without limiting the foregoing, each of the Company and its Subsidiaries have instituted policies requiring each employee, consultant and independent contractor to execute proprietary information and confidentiality agreements substantially in the Company’s standard forms, which forms have been made available to Parent.

(f) The Software owned by the Company or any of its Subsidiaries was either (i) developed by employees of the Company or its Subsidiaries within the scope of their employment, (ii) developed by independent contractors who have assigned their rights (including Intellectual Property rights) to the Company or its Subsidiaries pursuant to written agreements or (iii) otherwise acquired by the Company or its Subsidiaries from a Third Party pursuant to written agreements that include appropriate representations, warranties or indemnities from such Third Party relating to title to such Software.

(g) Section 3.16(g) of the Company Disclosure Letter lists all Open Source Software that is incorporated into, or combined with, any distributed Company product. Neither the Company nor any of its Subsidiaries have used Open Source Software in a manner that would create obligations for Company or its Subsidiaries with respect to, or grant, or purport to grant, to any Third Party, any rights or immunities under, any Company Intellectual Property or any other license requiring the Company or any of its Subsidiaries to disclose source code to any of the Company Software.

(h) The Company and its Subsidiaries use commercially available antivirus software with the intention of protecting Company’s software products from becoming infected by viruses and other harmful code.

(i) No Third Party that has licensed Intellectual Property to the Company or any of its Subsidiaries has ownership rights or license rights to improvements or derivative works made by the Company or any of its Subsidiaries in such Intellectual Property (other than those aspects of such improvements or derivative works that are protected by such licensed Intellectual Property).

(j) Neither the Company nor any of its Subsidiaries has disclosed or delivered to any Third Party, agreed to disclose or deliver to any Third Party, or permitted the disclosure or delivery to any escrow agent of, any source code that is Company Intellectual Property and the confidentiality of which is material to the Company. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in a requirement that any such source code be disclosed or delivered to any Third Party by the Company, any of its Subsidiaries or any person acting on their behalf.

(k) All Company products are free of any disabling codes or instructions, timer, copy protection device, clock, counter or other limiting design or routing and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other similar programs, software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of such Company product (or any part thereof) or data or other software of users or otherwise cause them to be incapable of being used in the full manner for which they were designed.

(l) Each Company product licensed to Third Parties is capable of performing in accordance with its User Documentation in all material respects when properly installed and used.

(m) The Company has not received any unresolved, written claims from Third Parties, and to its Knowledge is not aware of any unwritten claims from Third Parties, that any installation services, programming services, integration services, repair services, maintenance services, support services, training services, upgrade services or other services that have been performed by the Company or any Subsidiary for such Third Parties were in any material respect performed improperly or not in conformity with the terms and requirements of all applicable warranties and other contracts and with all applicable laws and regulations, except where the same would not have a Company Material Adverse Effect.

(n) The computer software, computer firmware, computer hardware (whether general purpose or special purpose), electronic data processing, information, record keeping, communications, telecommunications, third party software, networks, peripherals and computer systems, including any outsourced systems and processes, and other similar or related items of automated, computerized and/or software systems that are used or relied on by the Company and its Subsidiaries are, to the Knowledge of the Company, adequate for the operation of its business as currently conducted, and the Company and its Subsidiaries have purchased a sufficient number of license seats for all software used by the Company in such operations.

Section 3.17 Insurance Policies. The Company and its Subsidiaries maintain insurance with reputable insurers for the business and assets of the Company and its Subsidiaries against all risks normally insured against, and in amounts normally carried by, corporations of similar size engaged in similar lines of business. All insurance policies and bonds with respect to the business and assets of the Company and its Subsidiaries are in full force and effect and will be maintained by the Company and its Subsidiaries in full force and effect as they apply to any matter, action or event relating to the Company or its Subsidiaries occurring through the Effective Time, and the Company and its Subsidiaries have not reached or exceeded their policy limits for any insurance policies in effect at any time during the past five years. Since December 31, 2005, the Company has not received any written notice or to the Knowledge of the Company any other communication regarding any actual or possible: (a) cancellation or invalidation of any insurance policy; (b) refusal or denial of any material coverage, reservation or rights or rejection of any material claim under any insurance policy; or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

Section 3.18 Brokers. No broker, finder or investment banker (other than the Company Financial Advisor whose brokerage, investment banking, finders and financial advisory fees shall be paid by the Company) is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, its Subsidiaries or any of their respective directors, officers or employees.

Section 3.19 Company Financial Advisor Opinion. The Company Financial Advisor has delivered to the Company Board of Directors its opinion to the effect that, as of the date of such opinion, the Merger Consideration to be received by the holders (other than Parent and its Affiliates) of shares of Company Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders. The Company shall provide a complete and correct signed copy of such opinion to Parent solely for informational purposes as soon as practicable after the date of this Agreement.

Section 3.20 Rights Agreement; Anti-Takeover Provisions. The Company does not have a stockholder rights plan in effect. Assuming the accuracy of Section 4.9, the Company Board of Directors has taken all necessary action so that the provisions of Section 203 of the DGCL and any other takeover, anti-takeover, moratorium, “fair price,” “control share,” or similar Law applicable to the Company do not, and will not, apply to this Agreement, the Merger or the other transactions contemplated hereby.

Section 3.21 Environmental Matters. Except for such matters that individually and in the aggregate have not had and could not reasonably be expected to have a Company Material Adverse Effect: (a) each of the Company and its Subsidiaries is and has been in compliance with all applicable Environmental Laws and possesses and is and has been in compliance with all required Environmental Permits; (b) there are no Environmental Claims pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, and (c) to the Knowledge of the Company, none of the Company or any of its Subsidiaries or any of their predecessors has caused any releases or threatened release of Hazardous Materials at any property currently or formerly owned or operated by the Company or any of its Subsidiaries or any of their predecessors, or at any offsite disposal location in connection with the current or past operations of the Company or any of its Subsidiaries or their predecessors, which in either case could reasonably be expected to result in an Environmental Claim.

Section 3.22 Information Supplied. Neither the written information supplied, or to be supplied, by or on behalf of the Company for inclusion in the Proxy Statement or any other documents to be filed by Parent, Merger Sub or the Company with the SEC or any other Governmental Entity in connection with the Merger and the other transactions contemplated hereby, will, on the date of its filing or, in the case of the Proxy Statement, at the date it is mailed to Company Stockholders and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub that is contained in any of the foregoing documents.

Section 3.23 Export Control Laws. The Company and each of its Subsidiaries has at all times conducted its export transactions in accordance with (a) all applicable U.S. export and reexport controls, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations and (b) all other applicable import/export controls in other countries in which the Company conducts business, except for any instances of noncompliance that would not have a Company Material Adverse Effect. Without limiting the foregoing and except in each case as would not have a Company Material Adverse Effect: (i) the Company and each of its Subsidiaries have obtained all export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings with any Governmental Entity required for (y) the export and reexport of products, services, software and technologies and (z) releases of technologies and software to foreign nationals located in the United States and abroad (“Export Approvals”); (ii) the Company and each of its Subsidiaries are in compliance with the terms of all applicable Export Approvals; (iii) there are no pending or, to the Company’s Knowledge, threatened claims against the Company or any Subsidiary with respect to such Export Approvals; (iv) to the Company’s Knowledge, there are no actions, conditions or circumstances pertaining to the Company’s or any Subsidiary’s export transactions that may give rise to any future claims; and (v) no Export Approvals for the transfer of export licenses to Parent or the Surviving Corporation are required, or such Export Approvals can be obtained expeditiously without material cost. Section 3.23 of the Company Disclosure Letter sets forth the true, complete and accurate export control classifications applicable to the Company’s and its Subsidiaries’ products, services, software and technologies.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

Section 4.1 Organization and Good Standing. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its jurisdiction of incorporation.

Section 4.2 Authority for Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or Merger Sub, and no other votes or approvals of any class or series of capital stock of Parent or Merger Sub, are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, except as enforcement thereof may be limited against Parent or Merger Sub by (a) bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights or remedies in general as from time to time in effect or (b) the exercise by courts of equity powers.

Section 4.3 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation of the Merger and the other transactions contemplated by this Agreement will not, (i) conflict with or violate Parent’s Amended and Restated Certificate of Incorporation or Parent Bylaws, or the equivalent charter documents of Merger Sub, (ii) conflict with or violate any Law applicable to Parent or its Subsidiaries or by which any material property or asset of Parent or any of its Subsidiaries is bound or affected, or (iii) result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to others (immediately or with notice or lapse of time or both) any right of termination, amendment, acceleration or cancellation of, result (immediately or with notice or lapse of time or both) in triggering any payment or other obligations, or result (immediately or with notice or lapse of time or both) in the creation of an Encumbrance on any material property or asset of Parent or its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries, or any material property or asset of Parent or any of its Subsidiaries, is bound or affected, except in the case of clauses (ii) and (iii) above for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected to have a Parent Material Adverse Effect or prevent, prohibit or impair Parent’s ability to perform its obligations under this Agreement.

(b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, or registration or qualification with, any Governmental Entity, except for applicable requirements, if any, of the Securities Act, the Exchange Act, or state securities laws or “blue sky” laws and the HSR Act.

Section 4.4 Litigation. There are no suits, actions or proceedings pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, including Merger Sub, that would reasonably be expected to have a Parent Material Adverse Effect and neither Parent nor any of its Subsidiaries is subject to any Order of any Governmental Entity which, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

Section 4.5 Financing. Attached hereto as Exhibit D and Exhibit E are true and correct copies of (i) the commitment letter, dated April 4, 2007, by and between Wells Fargo Foothill, Inc., and Thoma Cressey Bravo, Inc., pursuant to which Wells Fargo Foothill, Inc. has committed, subject to the terms and conditions set forth therein, to provide or cause to be provided debt financing of up to $90,000,000.00 in connection with the Merger (the “Debt Financing Letter” and the financing contemplated thereby, the “Debt Financing”), and (ii) the commitment letter, dated April 5, 2007, by and between Parent and Thoma Cressey Fund VIII, L.P., pursuant to which Thoma Cressey Fund VIII, L.P. has committed, subject to the terms and conditions set forth therein, to provide or cause to be provided equity financing of up to $52,000,000.00 (the “Equity Financing Letter” and the financing contemplated thereby, the “Equity Financing” and together with the Debt Financing the “Financing”). Each of the Debt Financing Letter and the Equity Financing Letter (collectively, the “Financing Letters”) in the form so delivered, is, as of the date hereof, in full force and effect and is a legal, valid and binding obligation of Parent and Merger Sub and to the knowledge of Parent, the other parties thereto. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Sub under any term or condition of the Financing Letters other than to the extent that any term or condition requires any action by, or otherwise relates to, the Company or any of its Subsidiaries. Assuming the accuracy of the Company’s representations contained herein, as of the date hereof, Parent and Merger Sub have no reason to believe that they will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by them contained in the Financing Letters. Merger Sub has fully paid any and all commitment fees or other fees required by the Financing Letters to be paid on or before the date of this Agreement. Subject to its terms and conditions, the Financing, when funded in accordance with the Financing Letters, will provide Parent and Merger Sub with acquisition financing at the Effective Time sufficient to consummate the Merger upon the terms contemplated by this Agreement and pay all related fees and expenses. Parent’s obligation to consummate the transactions contemplated hereby is not contingent on Parent’s ability to complete any public offering or private placement of equity or debt securities or to obtain any other type of financing prior to consummating the Merger.

Section 4.6 Brokers. Other than Morgan Stanley, whose fees and expenses will be borne solely by Parent, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub or any of their respective directors, officers or employees, for which the Company may become liable.

Section 4.7 Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and, prior to the Effective Time, Merger Sub will have engaged in no business and have no Liabilities or obligations other than in connection with the transactions contemplated by this Agreement. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, all of which shares are validly issues and outstanding, fully paid and nonassessable and are owned by Parent free and clear of any or all Encumbrances. On the date hereof, Merger Sub has, and at all times through the Effective Time, Merger Sub will continue to have, no obligations or Liabilities of any nature except for nominal liabilities associated with Merger Sub’s organization and liabilities arising under or in connection with this Agreement.

Section 4.8 Information Supplied. Neither the written information supplied, or to be supplied, by or on behalf of Parent or Merger Sub for inclusion in the Proxy Statement or any other documents to be filed by Parent, Merger Sub or the Company with the SEC or any other Governmental Entity in connection with the Merger and the other transactions contemplated hereby, will, on the date of its filing or, in the case of the Proxy Statement, at the date it is mailed to Company Stockholders and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

If at any time prior to the Effective Time any event with respect to Parent or Merger Sub shall occur which is required to be described in the Proxy Statement, Parent shall promptly disclose such event to the Company. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company that is contained in any of the foregoing documents.

Section 4.9 DGCL Section 203. None of Parent, Merger Sub or any of their Affiliates or Associates is, or has been within the last three years, an “interested stockholder” of the Company as these terms are defined in Section 203 of the DGCL.

Section 4.10 Limited Guarantee. Concurrently with the execution of this Agreement, Parent has delivered to the Company the limited guarantee of Thoma Cressey Fund VIII, L.P. (“TCEP”), in the form attached hereto as Exhibit F (the “Limited Guarantee”).

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business by the Company Pending the Merger.

(a) The Company covenants and agrees that between the date of this Agreement and the Effective Time, unless Parent shall otherwise agree in writing (and except as set forth in Section 5.1 of the Company Disclosure Letter or as otherwise expressly contemplated, permitted or required by this Agreement), the Company shall and shall cause each of its Subsidiaries to, (i) maintain its existence in good standing under applicable Law, (ii) subject to the restrictions and exceptions set forth in Section 5.1(b) or elsewhere in this Agreement, conduct its business and operations only in the ordinary and usual course of business and in a manner consistent with prior practice, and (iii) use commercially reasonable efforts to (A) preserve intact its assets, properties, contracts or other legally binding understandings, licenses and business organizations, (B) keep available the services of its current officers and key employees and (C) preserve the current relationships of the Company and its Subsidiaries with customers, suppliers, distributors, lessors, licensors, licensees, creditors, employees, contractors and other Persons with which the Company or any of its Subsidiaries has business relations.

(b) Without limiting the foregoing, the Company covenants and agrees that between the date of this Agreement and the Effective Time, the Company shall not and shall cause each of its Subsidiaries not to (except as expressly contemplated, permitted or required by this Agreement, as set forth on the applicable subsection of Schedule 5.1(b) of the Company Disclosure Letter or with the prior written approval of Parent, which approval shall not be unreasonably withheld, delayed or conditioned): (i) declare, set aside, make or pay any dividends or other distributions (whether in cash, stock or property) in respect of any of its capital stock; (ii) adjust, split, combine or reclassify any of its capital stock or that of its Subsidiaries or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or that of its Subsidiaries; (iii) repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its or its Subsidiaries’ capital stock or any Company Stock Rights or Subsidiary Stock Rights (except pursuant to restricted stock award agreements outstanding on the date hereof); (iv) issue, deliver or sell, pledge or encumber any shares of its or its Subsidiaries’ capital stock or any Company Stock Rights (other than the issuance of shares of Company Common Stock (A) upon the exercise of Company Stock Options outstanding as of the date of this Agreement or (B) in the ordinary course of business and consistent with past practice to employees and directors of the Company (so long as such additional amount of Company Common Stock issued directly or subject to options granted by the Company does not exceed 115,000 restricted shares and 100,000 option grants made at fair market value on the date of grant) (v) take any action that would reasonably be expected to result in any of the conditions set forth in Article VI not being satisfied or that would impair the ability of the Company to consummate the Merger in accordance with the terms hereof or materially delay such consummation; (vi) amend the Company Certificate of Incorporation or Company Bylaws or equivalent organizational documents of the Company’s

Subsidiaries; (vii) incur, create, assume or otherwise become liable for any indebtedness for borrowed money, other than short-term borrowings under existing lines of credit (or under any refinancing of such existing lines) incurred in the ordinary course of business consistent with prior practice or assume, guaranty, endorse or otherwise become liable or responsible for the obligations of any other Person; (viii) make any loans, advances or capital contributions to or investments in any other Person (other than loans, advances, capital contributions or investments less than $250,000 made in the ordinary course of business consistent with prior practice); (ix) merge or consolidate with any other entity or adopt a plan of complete or partial liquidation, dissolution, recapitalization or other reorganization or otherwise permit its corporate existence to be suspended, lapsed or revoked; (x) change its Tax accounting methods, principles or practices, except as required by GAAP or applicable Laws (other than a change of certain customers from the sell-in method of accounting to the sell-through method of accounting); (xi) alter, amend or create any obligations with respect to compensation, severance, benefits, change of control payments or any other payments to present or former employees, directors or Affiliates of the Company, other than alterations or amendments (A) made with respect to non-officers and non-directors in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company, (B) as expressly contemplated by Section 1.7 and Section 1.9 of this Agreement or (C) required under applicable Laws; (xii) hire any new employees other than non-officer employees in the ordinary course of business consistent with past practice; (xiii) sell, license, mortgage, transfer, lease, pledge or otherwise subject to any Encumbrance or otherwise dispose of any material properties or assets (including stock or other ownership interests of its Subsidiaries), other than in the ordinary course of business consistent with prior practice; (xiv) acquire any material business, assets or securities other than in the ordinary course of business consistent with prior practice; (xv) make any Tax election not consistent with prior practice or settle or compromise any income Tax Liability or fail to file any material Tax Return when due or fail to cause such Tax Returns when filed to be complete and accurate in all material respects; (xvi) incur or commit to incur any capital expenditures, or any obligations or liabilities in connection therewith that individually or in the aggregate, are in excess of $250,000, except in the ordinary course of business consistent with past practices; (xvii) pay, discharge, settle or satisfy any Liabilities, other than the payment, discharge or satisfaction of Liabilities in the ordinary course of business, consistent with past practice, as required by any applicable Law, as accrued for in the Company Financial Statements or as required by the terms of any contract of the Company, as in effect on the date of this Agreement; (xviii) waive, release, grant or transfer any right of material value, other than in the ordinary course of business, consistent with past practice, or waive any material benefits of, or agree to modify in any material adverse respect, or, subject to the terms hereof, fail to enforce, or consent to any material matter with respect to which its consent is required under, any material confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party (other than to permit a Third Party to present an Alternative Proposal, as defined in Section 5.6(d), or take any action otherwise permitted under Section 5.6); (xix) enter into, modify, amend or terminate (A) any contract which if so entered into, modified, amended or terminated could be reasonably likely to (x) have a Company Material Adverse Effect, (y) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (z) prevent or materially delay the consummation of the transactions contemplated by this Agreement or (B) except in the ordinary course of business, any Company Material Contract; (xx) terminate any officer or key employee of the Company or any of its Subsidiaries other than for good reason or for reasonable cause; (xxi) maintain insurance at less than current levels or otherwise in a manner inconsistent with past practice; (xxii) except as required by GAAP, revalue any of its material assets or make any changes in accounting methods, principles or practices; (xxiii) enter into any transaction that could give rise to a disclosure obligation as a “reportable transaction” under Section 6011 of the Code and the regulations thereunder; (xxiv) engage in any transaction with, or enter into any agreement, arrangement or understanding with any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated under the Exchange Act that would be required to be disclosed under such Item 404; (xxv) compromise or settle any suit, claim, action, investigation or proceeding directly relating to or affecting the Company’s Intellectual Property or having a value or in an amount in excess of $100,000; (xxvi) effectuate a “plant closing” or “mass layoff,” as those terms are defined in WARN, affecting in whole or in part any site of employment, facility, operating unit or employee of the Company or any of its Subsidiaries; (xxvii) grant any material refunds, credits, rebates or other allowances by the Company to any end user, customer, reseller or distributor, in each case, other than in the ordinary course of business; (xxviii) abandon or allow to lapse or expire any registration or application for material Company Intellectual Property; or (xxix) agree to take any of the actions described in this Section 5.1(b).

Section 5.2 Access to Information and Employees.

(a) From the date hereof to the Effective Time, the Company shall, and shall cause the Representatives of the Company to, afford the Representatives of Parent and Merger Sub reasonable access during normal business hours to the officers, employees, agents (including outside accountants), properties, offices and other facilities, books and records of the Company and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish or otherwise make available (including via EDGAR, if applicable) to Parent (i) a copy of each report, schedule, form, statement and other document filed by it or received by it during such period pursuant to the requirements of federal or state securities Laws reasonably promptly following such filing or receipt and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request.

(b) During the period between the date hereof and the Effective Time, the Company shall provide, and shall cause its Subsidiaries and its and their Representatives to provide, to Parent and to the Representatives of Parent, all cooperation that may be reasonably requested by Parent in connection with the Financing, including but not limited to using commercially reasonable efforts to cause its advisors to provide financial statements and comfort letters that may be reasonably requested and are otherwise customary for such financing transactions.

(c) No investigation pursuant to this Section 5.2 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

Section 5.3 Reasonable Efforts; Notification.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Merger Sub and the Company agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to fulfill all conditions applicable to such party pursuant to this Agreement and to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Transaction Documents, including (i) the taking of all commercially reasonable acts necessary to cause the conditions set forth in Article VI to be satisfied, (ii) obtaining all necessary, proper or advisable actions or non-actions, waivers, consents, qualifications and approvals from Governmental Entities and making all necessary, proper or advisable registrations, filings and notices and taking all reasonable steps as may be necessary to obtain an approval, waiver or exemption from any Governmental Entity (including, without limitation, under the HSR Act); (iii) obtaining all necessary, proper or advisable consents, qualifications, approvals, waivers or exemptions from the non-governmental Third Parties set forth on the Consents Schedule attached hereto; and (iv) executing and delivering any additional documents or instruments necessary, proper or advisable to consummate the transactions contemplated by, and to fully carry out the purposes of, the Transaction Documents.

(b) Without limiting the foregoing, (i) each of the Company, Parent and Merger Sub shall use its commercially reasonable efforts to make promptly any required submissions under the HSR Act and any other Antitrust Laws which the Company or Parent determines should be made, in each case with respect to the Merger and the transactions contemplated hereby and (ii) Parent, Merger Sub and the Company shall cooperate with one another (A) in promptly determining whether any filings are required to be or should be made or consents, approvals, permits or authorizations are required to be or should be obtained under any other federal, state or foreign Law or regulation or whether any consents, approvals or waivers are required to be or should be obtained from other parties to loan agreements or other contracts or instruments material to the Company’s business in connection with the consummation of the transactions contemplated by this Agreement and (B) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain timely any such consents, permits, authorizations, approvals or waivers. Each of the Company and Parent shall (1) give the other party prompt notice of the commencement or threat of commencement of any suit, claim, action, investigation or proceeding by or before any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement, (2) keep the other party informed as to the status of any such suit, claim, action, investigation, proceeding or threat, (3) promptly inform the other party of any material communication concerning the HSR Act or other Antitrust Laws to or from any Governmental Entity regarding the Merger and (4) furnish to the other party such information and assistance as the other may reasonably request in connection with any filing or other act undertaken in compliance with the HSR Act and any other Antitrust Laws. Except as may be prohibited by any Governmental Entity, the Company and Parent will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any suit, claim, action, investigation or proceeding under or relating to the HSR Act or any other Antitrust Law. Each of the Company and Parent will permit authorized Representatives of the other party to be present at each meeting or conference relating to any such legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with any such legal proceeding.

(c) Each of the Company, on the one hand, and Parent and Merger Sub, on the other, shall promptly (and in any event within five (5) Business Days) notify the other party in writing if it believes that such party has breached any representation, warranty, covenant or agreement contained in this Agreement that could, individually or in the aggregate, result in a failure of a condition set forth in Section 6.2 or Section 6.3 if continuing on the Closing Date.

(d) If any Antitakeover Laws are or may become applicable to the Merger or any of the other transactions contemplated by this Agreement, the Company and the Company Board of Directors shall promptly grant such approvals and use commercially reasonable efforts to take such other lawful actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or the Merger, as the case may be, and otherwise take such other commercially reasonable and lawful actions to eliminate or minimize the effects of such statute, and any regulations promulgated thereunder, on such transactions.

Section 5.4 Proxy Statement. As promptly as practicable after execution of this Agreement, Parent and the Company shall in consultation with each other prepare, and the Company shall file with the SEC, preliminary proxy materials which shall constitute the Proxy Statement. As promptly as practicable after comments are received from the SEC thereon and after the furnishing by the Company and Parent of all information required to be contained therein, Parent and the Company shall, in consultation with each other, prepare and the Company shall file any required amendments to, and the definitive, Proxy Statement with the SEC. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall consult with Parent regarding, and supply Parent with copies of, all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. The Company shall give Parent and its counsel the opportunity to review and comment on all responses to requests for additional information by and replies to comments of the SEC before their being filed with, or sent to, the SEC. Each of the Company, Parent and Merger Sub agrees to use commercially reasonable efforts, after consultation with the other Parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement to be mailed to the holders of Company Common Stock entitled to vote at the Company Stockholders Meeting at the earliest practicable time.

Section 5.5 Company Stockholders Meeting.

(a) Subject to the Company’s right to terminate this Agreement pursuant to Section 5.6(c) and Article VII hereof, the Company, acting through the Company Board of Directors, shall take all actions in accordance with applicable law, the Company Certificate of Incorporation, the Company Bylaws and the rules of Nasdaq to duly call, give notice of, convene and hold as promptly as practicable the Company Stockholders Meeting for the purpose of considering and voting upon the adoption of this Agreement. Except as permitted by Section 5.6(b), (i) the Company Board of Directors shall recommend adoption of this Agreement by the Company Stockholders and include such recommendation in the Proxy Statement and (ii) neither the Company Board of Directors nor any committee thereof shall withdraw or modify, or propose or resolve to withdraw or modify in a manner adverse to Parent, the recommendation of the Company Board of Directors that the Company Stockholders vote in favor of the adoption of this Agreement. Unless this Agreement has been duly terminated in accordance with the terms herein (including payment of any termination fees payable under Article VII), subject to the right of the Company Board of Directors to modify its recommendation in a manner adverse to Parent under certain circumstances as specified in Section 5.6(b), the Company shall take all lawful action to solicit from the Company Stockholders proxies in favor of the proposal to adoption of this Agreement and take all other action necessary or advisable to secure the vote or consent of the Company Stockholders that are required by the rules of Nasdaq or the DGCL. Notwithstanding anything to the contrary contained in this Agreement, the Company, after consultation with Parent, may adjourn or postpone the Company Stockholders Meeting to the extent necessary to ensure that any legally required supplement or amendment to the Proxy Statement is provided to the Company Stockholders or, if as of the time for which the Company Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Company Common Stock (i) represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting or (ii) voted to adopt this Agreement.

(b) The Company agrees that none of the information included or incorporated by reference in the Proxy Statement will (except to the extent revised or superseded by amendments or supplements contemplated hereby), at the date the Proxy Statement is filed with the SEC or mailed to the Company Shareholders or at the time of the Company Shareholders Meeting, or at the time of any amendment or supplement thereof, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, provided, however, that the foregoing shall not apply to any information included or incorporated by reference in or omitted from the Proxy Statement based upon information supplied by Parent or Merger Sub. The Proxy Statement will comply in all material respects with the requirements of the Exchange Act.

Section 5.6 No Solicitation of Transactions.

(a) Prior to the Effective Time, except as otherwise permitted hereby, the Company agrees (i) that it shall not, and it shall not permit its Affiliates or Representatives to, solicit, initiate or intentionally encourage the submission of any Alternative Proposal or participate in any discussions or negotiations regarding, or furnish any non-public information or data to any Third Party to knowingly facilitate, induce or encourage the making of any proposal that constitutes, or may reasonably be expected to lead to, any Alternative Proposal; and (ii) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Third Party with respect to any of the foregoing; provided, however, that nothing contained in this Section 5.6 shall prohibit the Company Board of Directors or any of the Company’s Representatives from (A) authorizing a communication with any party that is limited to making such party aware of the provisions of this Section 5.6(a); (B) furnishing information to (but only pursuant to a confidentiality agreement having terms and conditions with respect to confidentiality no less favorable to the Company than the Confidentiality Agreement and provided that the Company (i) shall promptly provide Parent with copies of any non-public information concerning the Company provided to any other party if and to the extent such information has not otherwise been previously provided to Parent, (ii) shall take reasonable precautions to protect such non-public information, and (iii) shall not provide any non-public or other confidential information that would result in any competitive harm or detriment to the Company’s ability to effectively compete in any of the Company’s or its Subsidiaries businesses as currently conducted or as currently proposed to be conducted) or entering into discussions or negotiations with any Third Party that makes an unsolicited bona fide Alternative Proposal, if the Company Board of Directors determines in good faith (after consulting with an outside financial advisor) that the Alternative Proposal is or presents a reasonable possibility of resulting in a Superior Proposal; and (C) to the extent required, taking and disclosing to the Company’s stockholders a position contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act with regard to an Alternative Proposal, or making any other disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board of Directors, after consulting with outside counsel, there is a reasonable basis to conclude that disclosure is required under applicable Law. The Company will promptly notify Parent after (i) receipt of an Alternative Proposal (including the identity of the Third Party making such Alternative Proposal and the material terms and conditions of such Alternative Proposal), (ii) any request for information relating to the Company (including non-public information) or for access to the properties, books or records of the Company by any Third Party that has made an Alternative Proposal, or (iii) receipt of an amendment to a previously disclosed Alternative Proposal (including the terms of such amendment). The Company shall promptly (and in any event, within 48 hours) inform Parent of any change in the price, structure or form of consideration or terms and conditions of such Alternative Proposal. Promptly upon determination by the Company Board of Directors that an Alternative Proposal constitutes a Superior Proposal, the Company shall notify Parent that the Company Board of Directors has received a Superior Proposal, specifying in detail the terms and conditions of such Superior Proposal and the identity of the Person making such Superior Proposal. The Company agrees, during the two (2) Business Day period following Parent’s receipt of a notice of a Superior Proposal, to negotiate in good faith with Parent to revise this Agreement if and to the extent that the Company Board of Directors determines that such negotiations would be consistent with its fiduciary duties.

(b) Neither the Company nor the Company Board of Directors shall withdraw or modify, or propose to withdraw or modify, in any manner adverse to Parent, the approval or recommendation of this Agreement or the Merger, or, except as contemplated by this Section 5.6, propose publicly to approve or recommend an Alternative Proposal unless the Board of Directors determines, in its good faith judgment (after consulting with outside legal counsel) that there is a reasonable basis to conclude that the failure to take such action would result in a reasonable possibility of a breach of the Board of Directors’ fiduciary duties under applicable Law.

(c) Subject to the provisions of this Section 5.6, the Parties acknowledge and agree that the Company may accept a Superior Proposal, enter into an agreement for such Superior Proposal and terminate this Agreement immediately prior to, or immediately after, such acceptance of a Superior Proposal pursuant to the terms of Section 7.1(d) hereof, provided, however, that the Company shall take no action under this Section 5.6(c) for three Business Days after delivery of a written notice to Parent setting forth its intention to take such action.

(d) For purposes of this Agreement, “Alternative Proposal” shall mean any written inquiry, proposal or offer from any Third Party relating to any merger, consolidation or other business combination including the Company or any acquisition or similar transaction (including, without limitation, a tender or exchange offer) involving the purchase of (i) 50% of the assets of the Company and its Subsidiaries, if any, on a consolidated basis, or (ii) 50% or more of the outstanding Company Common Stock. For purposes of this Agreement, “Superior Proposal” shall mean any bona fide written Alternative Proposal that the Company Board of Directors determines (after consultation with an outside financial advisor and outside counsel), in its good faith judgment, contains terms that are more favorable to the Company’s stockholders than the Merger.

(e) Except as expressly provided in this Section 5.6 or in Article VII, nothing in this Section 5.6 shall permit the Company to terminate this Agreement.

Section 5.7 Public Announcements. The Company and Parent shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the transactions contemplated by the Transaction Documents and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may be required by Law or Order or the applicable rules of Nasdaq or any listing agreement if it has used its commercially reasonable efforts to consult with the other party and to obtain such party’s consent but has been unable to do so prior to the time such press release or public statement is so required to be issued or made.

Section 5.8 Litigation. Each of Parent, Merger Sub and the Company agrees to use its commercially reasonable efforts to defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging, or seeking damages or other relief as a result of, the Merger, this Agreement or the transactions contemplated by the Transaction Documents, including seeking to have any Order adversely affecting the ability of the parties to consummate the transactions contemplated by the Transaction Documents entered by any court or other Governmental Entity promptly vacated or reversed.

Section 5.9 Employee Matters.

(a) Except as otherwise expressly provided in this Agreement, during the period commencing at the Effective Time and ending one year thereafter, Parent acknowledges that it expects to (i) cause the Company Benefit Plans (other than the Company Option Plans) in effect on the date of this Agreement to remain in effect or (ii) to the extent that such Company Benefit Plans are not so continued, cause the Company to provide until the end of the one-year period commencing at the Effective Time benefit plans which are substantially comparable, in the aggregate, to the Company Benefit Plans (other than the Company Option Plans) in effect on the date of this Agreement.

(b) With respect to the plans in which the Company’s employees participate following the Effective Time, Parent acknowledges that it expects to use commercially reasonable efforts to (i) recognize all service performed for the Company prior to the Effective Time for eligibility and vesting purposes, (ii) waive any pre-existing condition exclusions (other than pre-existing conditions that, as of the Effective Time, have not been satisfied under any Company Benefit Plan) and (iii) provide that any deductible, coinsurance or out-of-pocket expenses incurred on or before the Effective Time during the plan year in which the Effective Time occurs under any applicable Company Benefit Plan providing health benefits will be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Effective Time under the applicable health plan that provides benefits to Company employees.

Section 5.10 Directors’ and Officers’ Indemnification and Insurance.

(a) For a period of six years from and after the Effective Time, the Surviving Corporation shall indemnify, advance expenses to, and hold harmless all past and present officers and directors of the Company (“Indemnified Persons”) to the same extent and in the same manner such persons are indemnified as of the date of this Agreement by the Company pursuant to any indemnification agreements between the Company and its directors and officers as of the date hereof, the DGCL, the Company Certificate of Incorporation and the Company Bylaws for acts or omissions occurring at or prior to the Effective Time; provided, however, in the case of advancement of expenses, any person to whom expenses are advanced provides an undertaking, to the extent required by the DGCL, to repay such advance if it is ultimately determined that such person is not entitled to indemnification. Parent shall guarantee the indemnification, insurance, advancement and other obligations of the Surviving Corporation set forth in this Section 5.10. The Certificate of Incorporation and the Bylaws of the Surviving Corporation will contain provisions with respect to exculpation, advancement and indemnification that are at least as favorable to the Indemnified Persons as those contained in the Company Certificate of Incorporation and the Company Bylaws as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of not less than six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of the Company, unless such a modification is required by Law.

(b) For a period of six years from the Effective Time and for so long thereafter as any claim for insurance coverage asserted on or prior to the end of such six-year period has not been adjudicated, Parent shall cause the Surviving Corporation to maintain in effect (or Parent may instead elect to maintain pursuant to Parent’s policy or policies) for the benefit of the Indemnified Persons’ insurance and indemnification policy that provides coverage for acts or omissions occurring prior to the Effective Time that is substantially equivalent to the Company’s existing policy on terms with respect to coverage individually and in the aggregate no less favorable than those of such policy in effect on the date hereof, or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for such insurance in excess of $640,000.00, but in such case shall purchase as much coverage as possible for such amount.

(c) This Section 5.10 shall survive the consummation of the Merger, is intended to benefit the Company, the Surviving Corporation and each Indemnified Person, shall be binding on all successors and assigns of the Surviving Corporation and Parent, and shall be enforceable by the Indemnified Persons. The provisions of this Section 5.10 are intended to be for the benefit of, and will be enforceable by, each Indemnified Person, his or her heirs, and his or her representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

(d) In the event Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume its obligations set forth in this Section 5.10.

Section 5.11 Conveyance Taxes. The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

Section 5.12 Delisting. Each of the parties agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from Nasdaq and terminate registration under the Exchange Act, provided that such delisting and termination shall not be effective until or after the Effective Time.

Section 5.13 Opinion as to Solvency. The Parties shall engage, at the expense of Parent, an appraisal firm to deliver an opinion (the “Solvency Opinion”) addressed to the Company Board of Directors (and on which the Company Board of Directors shall be entitled to rely) (a) indicating that immediately after the Effective Time, and after giving effect to the Merger and any other transactions contemplated by the Transaction Documents, the Surviving Corporation (i) will not be insolvent and will have assets sufficient to pay its debts and other obligations as they become due, and (ii) will not have unreasonably small capital with which to engage in its business, and (b) addressing any other related matter that the Company Board of Directors shall request.

Section 5.14 No Control of Other Party’s Business. Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.15 Financing. Parent and Merger Sub shall use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all commercially reasonable things necessary, proper or advisable to arrange the Financing on the terms and conditions described in the Financing Letters, including using commercially reasonable efforts to (i) maintain in effect the Financing Letters, (ii) satisfy on a timely basis all conditions applicable to Parent and Merger Sub to obtaining the Financing set forth therein, (iii) enter into definitive agreements with respect thereto on or before the Closing Date on the terms and conditions contemplated by the Financing Letters or on other terms as Parent determines reasonably and in good faith are not materially less beneficial to Merger Sub, including with respect to conditionality, and (iv) consummate the Financing at or prior to Closing. In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Financing Letters, Parent and Merger Sub shall use their commercially reasonable efforts to arrange to obtain alternative debt financing from alternative sources in an amount sufficient to consummate the transactions contemplated by this Agreement on terms Parent determines reasonably and in good faith are not materially less beneficial to Merger Sub as promptly as practicable following the occurrence of such event. Parent shall keep the Company reasonably informed with respect to all material activity concerning the status of the Financing and shall give the Company prompt notice of any material adverse change with respect to the Financing. Without limiting the generality of the foregoing, Parent agrees to notify the Company promptly, and in any event within two business days, if at any time prior to the Closing Date, (i) any Financing Letter shall expire or be terminated for any reason or (ii) any financing source that is a party to any Financing Letter notifies Parent or Merger Sub that such source no longer intends to either provide or underwrite financing to Merger Sub on the terms set forth therein. The Company shall use commercially reasonable efforts to cooperate, and to cause its Subsidiaries and Representatives to cooperate, with Parent and Representatives of Parent in connection with the Financing.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligations of the parties to effect the Merger on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Company Stockholder Approval. The Company Required Vote shall have been obtained.

(b) No Order. No Law or Order (whether temporary, preliminary or permanent) shall have been enacted, issued, promulgated, enforced or entered that is in effect and that prevents or prohibits consummation of the Merger.

(c) Consents and Approvals. Other than the filing of the Certificate of Merger with the Delaware Secretary, all consents, approvals and authorizations of any Governmental Entity required to consummate the Merger shall have been obtained.

(d) HSR Act and other Foreign Competition Law. The applicable waiting periods, together with any extensions thereof, under the HSR Act and any other applicable pre-clearance requirement of any foreign competition Law shall have expired or been terminated.

(e) Directors’ and Officers’ Indemnification and Insurance. Parent or the Surviving Corporation shall have obtained the insurance policy referred to in Section 5.10(b) hereof.

Section 6.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger on the Closing Date are also subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct without reference to any qualification as to “materiality” or “Company Material Adverse Effect,” such that the aggregate effect of any inaccuracies in such representations and warranties will not have a Company Material Adverse Effect, as of the Closing Date, except for changes contemplated by this Agreement and except that the accuracy of representations and warranties that by their terms speak as a specified date will be determined as of such date. Parent shall have received a certificate signed by an executive officer of the Company on its behalf to the foregoing effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. Parent shall have received a Certificate of an executive officer of the Company to that effect.

(c) FIRPTA. Parent shall have received a certificate from the Company to the effect that the Company is not a U.S. real property holding company, substantially in the form attached as Exhibit G hereto.

(d) No Material Adverse Effect. There shall not have occurred a Company Material Adverse Effect.

(e) Certain Company Reports. The Company shall have filed with the SEC (i) its Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 and (ii) its Annual Report on Form 10-K for the fiscal year ended December 31, 2006, provided, however, that any information required by Part III of Form 10-K need not be filed.

Section 6.3 Additional Conditions to Obligation of the Company. The obligation of the Company to effect the Merger on the Closing Date is also subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent contained in this Agreement shall be true and correct without reference to any qualification as to “materiality” or “Parent Material Adverse Effect,” such that the aggregate effect of any inaccuracies in such representations and warranties will not have a Parent Material Adverse Effect, as of the Closing Date, except for changes contemplated by this Agreement and except that the accuracy of representations and warranties that by their terms speak as a specified date will be determined as of such date. The Company shall have received a certificate signed by an executive officer of Parent on its behalf to the foregoing effect.

(b) Agreements and Covenants. Parent shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. The Company shall have received a Certificate of an executive officer of Parent to that effect.

(c) Solvency Opinion. The Company shall have received a manually signed copy of the Solvency Opinion addressed to the Company’s Board of Directors.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination. This Agreement may be terminated and the Merger (and the other transactions contemplated by the Transaction Documents) may be abandoned at any time prior to the Effective Time (notwithstanding if the Company Required Vote has been obtained or Parent has adopted this Agreement as the sole stockholder of Merger Sub):

(a) by the mutual written consent of the Company and Parent, which consent shall have been approved by the action of their respective Boards of Directors;

(b) by the Company or Parent, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger or any of the other transactions contemplated hereby or by any of the Transaction Documents, and such Order or other action shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (b) shall not have initiated such proceeding or taken any action in support of such proceeding;

(c) by either Parent or the Company, if at the Company Stockholders Meeting (giving effect to any adjournment or postponement thereof), the Company Required Vote shall not have been obtained; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to the Company if the Company has materially breached any of its obligations under Section 5.6;

(d) by the Company in order to enter into an Acquisition Agreement for a Superior Proposal; provided, however, that this Agreement may not be so terminated unless (i) the Company Board of Directors shall have complied with the procedures set forth in Sections 5.6(b) and (c) and (ii) the payment required by Section 7.2 has been made in full to Parent;

(e) by Parent if (i) the Company Board of Directors shall have withdrawn or adversely modified its approvals or recommendations of the Merger or the transactions contemplated thereby or by the Transaction Documents (it being understood, however, that for all purposes of this Agreement, the fact that the Company has supplied any Person with information regarding the Company or has entered into discussions or negotiations with such Person as permitted by this Agreement, or the disclosure of such facts, shall not be deemed in and of itself a withdrawal or modification of such approvals or recommendations), (ii) the Company Board of Directors has failed to reaffirm its approvals and recommendations of the Merger or this Agreement within ten Business Days after Parent has requested in writing that it do so following public announcement of an Alternative Proposal, (iii) the Company Board of Directors shall have (A) recommended to the Company Stockholders that they approve or accept an Alternative Proposal or (B) determined to accept a proposal or offer for a Superior Proposal, (iv) the Company shall have materially breached any of its obligations under Section 5.5 or Section 5.6 or (v) any Third Party shall have commenced a tender or exchange offer or other transaction constituting an Alternative Proposal and the Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) Business Days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Company recommends rejection of such tender or exchange offer;

(f) by either Parent or the Company, if the Merger shall not have been consummated prior to July 16, 2007 (the “Outside Termination Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(f) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or results in, the failure of the Merger to occur on or before such date;

(g) by Parent, if (i) there has been a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement that would, individually or in the aggregate, result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b) if continuing on the Closing Date and (ii) such breach (A) shall not have been cured (or is not capable of being cured) before the Outside Termination Date, (B) such breach is not reasonably capable of being cured before the Outside Termination Date, or (C) the Company does not within ten days after receipt of written notice thereof initiate and sustain commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 7.1(g) if such breach by the Company is so cured); or

(h) by the Company, if (i) there has been a breach by Parent of any representation, warranty, covenant or agreement contained in this Agreement that would, individually or in the aggregate, result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b) if continuing on the Closing Date and (ii) such breach (A) shall not have been cured before the Outside Termination Date, (B) is not reasonably capable of being cured before the Outside Termination Date, or (C) Parent does not within ten days after receipt of written notice thereof initiate and sustain commercially reasonable efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 7.1(h) if such breach by Parent is so cured).

The party desiring to terminate this Agreement pursuant to subsection (b), (c), (d), (e), (f), (g) or (h) of this Section 7.1 shall give written notice of such termination to the other party in accordance with Section 8.2, specifying the provision or provisions hereof pursuant to which such termination is effected. The right of any party hereto to terminate this Agreement pursuant to this Section 7.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, or any of their respective Affiliates or Representatives, whether prior to or after the execution of this Agreement.

Section 7.2 Expenses.

(a) Expense Allocation. Except as otherwise specified in this Section 7.2 or agreed in writing by the parties, all out-of-pocket costs and expenses incurred in connection with the Transaction Documents, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such cost or expense; provided, however, that Parent and the Company shall share equally all fees and expenses, other than attorneys’ and accountants’ fees and expenses, incurred in connection with filings required under the HSR Act (including the HSR filing fee).

(b) Company Termination Fee. If this Agreement is terminated (i) by the Company pursuant to Section 7.1(d) or (ii) by Parent pursuant to Section 7.1(e) or (iii) by Parent or the Company pursuant to Section 7.1(c) or Section 7.1(f), the Company shall promptly, and in any event within five Business Days after the date of such termination (except as provided in the proviso below), pay Parent the Company Termination Fee by wire transfer of immediately available funds; provided, however, that in the case of a termination pursuant to clause (iii) above: (A) such payment shall be made only if the Company enters into an Acquisition Agreement with a party other than Parent within six (6) months following such termination, and (B) such payment shall be made promptly, but in no event later than five (5) Business Days, after the entering into of such Acquisition Agreement.

(c) Parent Termination Fee. If (i) the conditions to Closing set forth in Section 6.1 and 6.2 have been satisfied, and (ii) Parent fails to close the transactions contemplated herein, including the Merger, the Company may terminate this Agreement by delivering a notice of termination to Parent in accordance with Section 8.2. In the event the Company terminates this Agreement pursuant to the preceding sentence, Parent shall promptly, and in any event within five Business Days after delivery of Company’s notice of termination, pay the Company the Parent Termination Fee by wire transfer of immediately available funds.

(d) The parties acknowledge that the agreements contained in Section 7.2(b) and Section 7.2(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. The parties further agree that the damages resulting from the termination of this Agreement in accordance with Section 7.2(b) or Section 7.2(c) are uncertain and incapable of accurate calculation and that the amounts payable pursuant to Section 7.2(b) and Section 7.2(c) are reasonable forecasts of the actual damages that may be incurred by the respective parties under such circumstances. The amounts payable pursuant to Section 7.2(b) and Section 7.2(c) constitute liquidated damages and not a penalty and shall be the sole monetary remedy in the event that a Company Termination Fee or a Parent Termination Fee, as applicable, is paid in connection with a termination of this Agreement on the bases specified in Section 7.2(b) or Section 7.2(c). The parties acknowledge that in no event shall either party be responsible for paying the Company Termination Fee or the Parent Termination Fee, as applicable, more than once.

Section 7.3 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent and Merger Sub or the Company, except that (a) the provisions of Section 7.1, Section 7.2, this Section 7.3 and Article VIII shall survive termination and (b) nothing herein shall relieve any party from liability for damages (including, in the case of the Company, damages based on the

Merger Consideration payable to the Company Stockholders pursuant to this Agreement) for any willful breach of this Agreement or for fraud.

Section 7.4 Amendment. This Agreement may be amended by the parties in writing by action of their respective Boards of Directors at any time before or after the Company Required Vote has been obtained and prior to the filing of the Certificate of Merger with the Delaware Secretary; provided, however, that, after the Company Required Vote shall have been obtained, no such amendment, modification or supplement shall be made which by Law requires the further approval of the Company Stockholders without such further approval. This Agreement may not be amended, changed or supplemented or otherwise modified except by an instrument in writing signed on behalf of all of the parties.

Section 7.5 Extension; Waiver. At any time prior to the Effective Time, each of the Company, Parent and Merger Sub may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) subject to the provisions of Section 7.4, waive compliance with any of the agreements or conditions of the other parties contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties in this Agreement that by its terms contemplates performance after the Effective Time.

Section 8.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing (and made orally if so required pursuant to any section of this Agreement) and shall be deemed given (and duly received) if delivered personally, sent by overnight courier (providing proof of delivery and confirmation of receipt by telephonic notice to the applicable contact person) to the parties or sent by fax (providing proof of transmission and confirmation of transmission by telephonic notice to the applicable contact person) at the following addresses or fax numbers (or at such other address or fax number for a party as shall be specified by like notice):

if to Parent, to

c/o Thoma Cressey Bravo

600 Montgomery Street, 32nd Floor

San Francisco, CA 94111

Attn: Orlando Bravo

Phone: (415) 263-3660

Fax:     (415) 392-6480

with a copy to:

Kirkland & Ellis LLP

200 East Randolph Drive

Chicago, Illinois 60601

Attn: Gerald T. Nowak

Phone: (312) 861-2075

Fax:     (312) 861-2200

if to the Company, to

Embarcadero Technologies, Inc.

100 California Street, Suite 1200

San Francisco, CA 94111

Phone: (415) 834-3131

Fax:     (415) 434-1721

with a copy to:

Goodwin Procter LLP

4365 La Jolla Village Drive

3rd Floor

San Diego, CA 92122

Attn: Stephen C. Ferruolo

Phone: (858) 967-0459

Email: sferruolo@goodwinprocter.com

Section 8.3 Interpretation. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents, headings and index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereby” refer to this Agreement. The Company Disclosure Letter, as well as any schedules thereto and any exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement.

Section 8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 8.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein, including the Confidentiality Agreement) (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter of this Agreement and (b) is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies hereunder, other than the Indemnified Persons intended to benefit from the provisions of Section 5.10 and, as of the Effective Time, the Company Stockholders under Article I hereof, who shall have the right to enforce such provisions directly.

Section 8.6 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

Section 8.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.8 Enforcement. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at Law or in equity.

Section 8.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable shall not affect the validity or enforceability of the remaining terms and provision hereof. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid, illegal or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid, illegal or unenforceable term or provision with a term or provision that is valid, legal and enforceable and that comes closest to expressing the intention of the invalid, illegal or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid, illegal or unenforceable term or provision with a valid, legal and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid, illegal or unenforceable term.

Section 8.10 Consent to Jurisdiction; Venue.

(a) Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any action arising out of or relating to this Agreement and the Confidentiality Agreement, and each of the parties hereto irrevocably agrees that all claims in respect to such action may be heard and determined exclusively in any Delaware state or federal court sitting in the State of Delaware. Each of the parties hereto agrees that a final judgment in any action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other action relating to the Merger, on behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in this Section 8.9 shall affect the right of any party hereto to serve legal process in any other manner permitted by Law.

Section 8.11 Waiver of Trial by Jury. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION, DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.11.

ARTICLE IX

CERTAIN DEFINITIONS

“Acquisition Agreement” shall mean any letter of intent, agreement in principle, merger agreement, stock purchase agreement, asset purchase agreement, acquisition agreement, option agreement or similar agreement relating to an Alternative Proposal.

“ADA” shall mean the Americans with Disabilities Act.

“ADEA” shall mean the Age Discrimination in Employment Act.

“Affiliate” of any Person shall mean another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Antitakeover Laws” shall mean any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other antitakeover laws and regulations of any state or other jurisdiction, including the provisions of any statute or regulation under the DGCL.

“Antitrust Laws” shall mean any other antitrust, unfair competition, merger or acquisition notification, or merger or acquisition control Laws under any applicable jurisdictions, whether federal, state, local or foreign.

“Associate” of any Person shall have the meaning assigned thereto by Rule 12b-2 under the Exchange Act.

“Backdated Company Stock Option” means those options to purchase shares of Company Common Stock that were granted by the Company to current directors and officers and that were deemed by the Special Committee of the Company Board of Directors to have had incorrect measurement dates, which options are set forth on Section 10 of the Company Disclosure Letter.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which banking institutions in San Francisco, California are authorized or obligated by Law or executive order to be closed.

“Certificate” shall mean each certificate representing one or more Shares or, in the case of uncertificated Shares, each entry in the books of the Company representing uncertificated Shares.

“Certificate of Merger” shall mean the Certificate of merger with respect to the Merger, containing the provisions required by, and executed in accordance with, Section 251 of the DGCL.

“Closing” shall mean the closing of the Merger, as contemplated by Section 1.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Benefit Plan” shall mean (i) each “employee welfare benefit plan,” as defined in Section 3(1) of ERISA, including, but not limited to, any medical plan, life insurance plan, short-term or long-term disability plan or dental plan, (ii) each “employee pension benefit plan,” as defined in Section 3(2) of ERISA, including, but not limited to, any excess benefit plan, top hat plan or deferred compensation plan or arrangement, nonqualified retirement plan or arrangement or qualified defined contribution or defined benefit arrangement, and (iii) each other benefit plan, policy, program, arrangement or agreement, including, but not limited to, any fringe benefit plan or program, bonus or incentive plan, stock option, restricted stock, stock bonus, sick pay, bonus program, service award, deferred bonus plan, salary reduction agreement, change-of-control agreement, employment agreement or consulting agreement, which in all cases is sponsored, maintained or contributed to by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries is a party and in which any employee of the Company or its Subsidiaries is eligible to participate or derive a benefit.

“Company Bylaws” shall mean the Amended and Restated Bylaws of the Company, as in effect as of the date hereof, including any amendments.

“Company Certificate of Incorporation” shall mean the Company’s Restated Certificate of Incorporation as in effect as of the date hereof.

“Company Disclosure Letter” shall mean the Company Disclosure Schedule dated the date hereof and delivered by the Company to Parent prior to the execution of this Agreement.

“Company Employees” shall mean employees of the Company who remain with the Surviving Corporation.

“Company Financial Advisor” shall mean Morgan Stanley & Co. Incorporated.

“Company Financial Statements” shall mean all of the financial statements of the Company and its Subsidiaries included in the Company Reports.

“Company Intellectual Property” shall mean Intellectual Property that is used in the business of the Company or any of its Subsidiaries as currently conducted by the Company or any of its Subsidiaries and to which the Company or any of its Subsidiaries claims rights by virtue of ownership of title to such Intellectual Property.

“Company Knowledge Person” shall mean the Persons set forth on Schedule 9.1 to the Company Disclosure Letter.

“Company Material Adverse Effect” shall mean, with respect to the Company, any change, event, violation, inaccuracy, effect or circumstance (any such item, an “Effect”) that, individually or taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, is or could reasonably expected to be materially adverse to the business, operations, properties, financial condition, assets or Liabilities of the Company or prevent or materially delay the performance by the Company of any of its obligations under this Agreement or the consummation of the Merger or the other transactions contemplated by the Transaction Documents, or Parent’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation and its Subsidiaries taken as a whole; provided, however, that in no event shall any of the following occurring after the date hereof, alone or in combination, be deemed to constitute, nor be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (A) any change in the Company’s stock price or trading volume, in and of itself (provided, however, that the exception in this clause shall not in any way prevent or otherwise affect a determination that any change, event, circumstance, development or effect underlying such decrease has resulted in, or contributed to, a Company Material Adverse Effect), or change in Law (to the extent the Company is not disproportionately affected by such change in Law relative to similarly situated companies in the industry in which the Company operates) or generally accepted accounting principles after the date hereof, (B) any failure by the Company to meet internal projections or published revenue or earnings projections, in and of itself, for any period ending (or for which revenues or earnings are released) on or after the date hereof, (C) any Effect that results from changes affecting the enterprise software industry or data management software market generally (to the extent such Effect is not disproportionate with respect to the Company in any material respect) or the United States economy generally (to the extent such Effect is not disproportionate with respect to the Company in any material respect), (D) any Effect that results from changes affecting general worldwide economic or capital market conditions (to the extent such Effect is not disproportionate with respect to the Company in any material respect), (E) any Effect resulting from compliance with the terms and conditions of this Agreement, (F) any Effect caused by an impact to the Company’s relationships with its employees, customers, suppliers or partners directly attributable to the announcement or pendency of the Merger, (G) any stockholder class action litigation arising from allegations of a breach of fiduciary duty relating to this Agreement; (H) any failure by the Company to obtain any consent or approval, provided that nothing in this clause shall modify the condition set forth in Section 6.1(c) hereof; (I) any declaration of war, military crisis or conflict, civil unrest, act of terrorism, or act of God; (J) any acts taken with the consent of Parent; (K)(i) actions, claims, audits, arbitrations, mediations, investigations, proceedings or Orders (in each case, whether threatened, pending or otherwise), (ii) penalties, sanctions, fines, injunctive relief, remediation or any other civil or criminal sanction (in each case, whether threatened, pending, deferred or otherwise, and whether financial or otherwise), or (iii) facts, circumstances, changes, effects, outcomes, results, occurrences and eventualities (whether or not known, contemplated or foreseeable, and whether financial or otherwise), in each case with respect to (i) through (iii), resulting from, relating to or arising out of: (1) the Company’s pending restatement of its historical financial statements for all periods commencing on or after January 1, 2000 through the present (the “Restatement”), (2) the Company’s failure to file in a timely manner its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2006 and its Annual Report on Form 10-K for the fiscal year ended December 31, 2006, or (3) the Company’s historical stock-based compensation practices, including with respect to the grant of stock options and the purchase of Company stock by employees, the recording of, accounting for and disclosure relating to the stock option grants and Company stock purchases by employees, remedies determined by the Company’s Special Committee of the Company Board of Directors or the Company Board of Directors relating to the Company’s investigation of such stock-based compensation or in connection with the Restatement, and the Company’s tax practices with respect to such compensation practices, including the grant of stock options and the purchase of Company stock by employees; or (L) any change in the Company’s registered public accounting firm.

“Company Option Plans” shall mean (i) the Company’s Amended and Restated 2004 Equity Incentive Plan, (ii) the Company’s Amended and Restated 2000 Nonemployee Directors Stock Option Plan and (iii) the Company’s 1993 Stock Option Plan.

“Company Permits” shall mean all authorizations, licenses, permits, Certificates, approvals and orders of all Governmental Entities necessary for the lawful conduct of the businesses of the Company and its Subsidiaries.

“Company Reports” shall mean all forms, reports, statements, information and other documents (as supplemented and amended since the time of filing) filed or required to be filed by the Company with the SEC since December 31, 2002.

“Company Required Vote” shall mean the affirmative vote of the holders of a majority of the outstanding Shares entitled to vote on the adoption of this Agreement.

“Company Stockholders Meeting” shall mean a meeting of the Company Stockholders to be called to consider this Agreement.

“Company Stock Option” shall mean each outstanding option to purchase shares of Company Common Stock under the Company Option Plans.

“Company Stock Rights” shall mean any options, warrants, convertible securities, subscriptions, stock appreciation rights, voting interest, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) obligating the Company to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, the Company or which would otherwise alter the capitalization of the Company.

“Company Termination Fee” shall mean an amount in cash equal to $5,000,000.

“Company 10-K” shall mean the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

“Confidentiality Agreement” shall mean the Confidentiality Agreement between the Company and an Affiliate of Parent dated July 13, 2006.

“Delaware Secretary” shall mean the Secretary of State of the State of Delaware.

“Dissenter Shares” shall mean Shares issued and outstanding immediately prior to the Effective Time that are held by any holder who has not voted such Shares in favor of the Merger and who is entitled to assert and properly asserts appraisal rights with respect to such Shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL, and who has not effectively withdrawn or lost the right to assert appraisal rights under the provisions of Section 262 of the DGCL.

“Effective Time” shall mean the effective time of the Merger, which shall be the time the Certificate of Merger is duly filed with the Delaware Secretary, or at such later time as the parties hereto agree shall be specified in such Certificate of Merger.

“Employment Agreements” shall mean any contracts, termination or severance agreements, change of control agreements or any other agreements respecting the terms and conditions of employment of any officer, employee or former employee.

“Encumbrance” shall mean any lien, mortgage, pledge, deed of trust, security interest, charge, encumbrance or other adverse claim or interest.

“Environmental Claims” shall mean any and all actions, Orders, suits, demands, directives, claims, Encumbrances, investigations, proceedings or notices of violation by any Governmental Entity or other Person alleging potential responsibility or liability arising out of, based on or related to (1) the presence, release or threatened release of, or exposure to, any Hazardous Materials at any location or (2) circumstances forming the basis of any violation or alleged violation of any Environmental Law.

“Environmental Laws” shall mean all Laws relating to pollution or protection of the environment or human health.

“Environmental Permits” shall mean all Permits required to be obtained by the Company in connection with its business under applicable Environmental Laws.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“FLSA” shall mean the Fair Labor Standards Act.

“FMLA” shall mean the Family and Medical Leave Act.

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Entity” shall mean any United States federal, state or local or any foreign government or any court of competent jurisdiction, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign.

“Hazardous Materials” shall mean all hazardous, toxic, explosive or radioactive substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos, polychlorinated biphenyls, radon gas and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Intellectual Property” shall mean all of the following in any jurisdiction throughout the world: (i) all trademarks, trademark registrations, trademark rights and renewals thereof, trade names, trade name rights, trade dress, corporate names, logos, slogans, all service marks, service mark registrations and renewals thereof, service mark rights, and all applications to register any of the foregoing, together with the goodwill associated with each of the foregoing; (ii) all issued patents, patent rights, and patent applications; (iii) all registered and unregistered copyrights, copyrightable works, copyright registrations, renewals thereof, and applications to register the same; (iv) all Software; (v) all Internet domain names and Internet web-sites and the content thereof; (vi) all confidential and proprietary information, including trade secrets, know-how, inventions, invention disclosures (whether or not patentable and whether or not reduced to practice), inventor rights, reports, quality records, engineering notebooks, models, processes, procedures, drawings, specifications, designs, ingredient or component lists, formulae, plans, proposals, technical data, financial, marketing, customer and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information; and (vii) all other intellectual property.

“IRS” shall mean the Internal Revenue Service.

“Knowledge,” or any similar expression used with respect to the Company, shall mean the actual knowledge of any Company Knowledge Person.

“Labor Laws” shall mean ERISA, the Immigration Reform and Control Act of 1986, the National Labor Relations Act, the Civil Rights Acts of 1866 and 1964, the Equal Pay Act, ADEA, ADA, FMLA, WARN, the Occupational Safety and Health Act, the Davis-Bacon Act, the Walsh-Healy Act, the Service Contract Act, Executive Order 11246, FLSA and the Rehabilitation Act of 1973, and all regulations under such acts.

“Law” shall mean any federal, state, local or foreign statute, law, regulation, requirement, interpretation, permit, license, approval, authorization, rule, ordinance, code, policy or rule of common law of any Governmental Entity, including any judicial or administrative interpretation thereof.

“Liabilities” shall mean any and all debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, those arising under any contract, agreement, commitment, instrument, permit, license, franchise or undertaking and those arising as a result of any act or omission.

“Nasdaq” shall mean The Nasdaq Global Market , a.k.a. the Nasdaq Stock Market.

“NLRB” shall mean the United States National Labor Relations Board.

“Open Source Software” shall mean any Software that is subject to the GNU General Public License (GPL), the Lesser GNU Public License (LGPL), any “copyleft” license or any other license that requires as a condition of use, modification or distribution of such Software that such software or other software combined or distributed with it be (i) disclosed or distributed in source code form, (ii) licensed for the purpose of making derivative works, or (iii) redistributable at no charge.

“Order” shall mean any writ, judgment, injunction, consent, order, decree, stipulation, award or executive order of or by any Governmental Entity.

“Parent Bylaws” shall mean Parent’s Bylaws as in effect as of the date hereof.

“Parent Material Adverse Effect” shall mean, with respect to Parent, any Effect that, individually or taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Parent Material Adverse Effect, is or would be reasonably likely to prevent or materially delay the performance by Parent of any of its obligations under this Agreement or the consummation of the Merger or the other transactions contemplated by the Transaction Documents.

“Parent Termination Fee” shall mean an amount in cash equal to $5,000,000.

“Paying Agent” shall mean Mellon Investor Services LLC.

“Person” shall mean any individual, corporation, partnership (general or limited), limited liability company, limited liability partnership, trust, joint venture, joint-stock company, syndicate, association, entity, unincorporated organization or government, or any political subdivision, agency or instrumentality thereof.

“Proxy Statement” shall mean a definitive proxy statement, including the related preliminary proxy statement and any amendment or supplement thereto, relating to the Merger and this Agreement to be mailed to the Company Stockholders in connection with the Company Stockholders Meeting.

“Representatives” shall mean officers, directors, employees, auditors, attorneys and financial advisors (including the Company Financial Advisor).

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933.

“Software” shall mean any and all (A) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (B) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (C) descriptions, schematics, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and (D) all documentation, including User Documentation, user manuals and training materials, relating to any of the foregoing.

“Subsidiary” of any Person shall mean any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person (either directly or through or together with another Subsidiary of such Person) owns more than 50% of the voting stock or value of such corporation, partnership, limited liability company, joint venture or other legal entity.

“Subsidiary Stock Rights” shall mean any options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by the Company or any Subsidiary of the Company relating to the issued or unissued capital stock of the Subsidiaries of the Company or obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, any Subsidiary of the Company.

“Surviving Corporation” shall mean the corporation surviving the Merger.

“Tax” (and, with correlative meaning, “Taxes”) shall mean any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax of any kind whatsoever, together with any interest or penalty or addition thereto, whether disputed or not, imposed by any Governmental Entity.

“Tax Return” shall mean any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Third Party” shall mean any Person or group (as defined in Section 13(d)(3) of the Exchange Act) other than Company, Parent, Merger Sub or any Affiliates thereof.

“Transaction Documents” shall mean this Agreement, the Voting Agreements and all other agreements, instruments and documents to be executed by Parent, Merger Sub and the Company in connection with the transactions contemplated by such agreements.

“User Documentation” shall mean explanatory and informational materials concerning the Company products, in printed or electronic format, which the Company or any Subsidiary has released for distribution to end users with such Company products, which may include manuals, descriptions, user and/or installation instructions, diagrams, printouts, listings, flow-charts and training materials, contained on visual media such as paper or photographic film, or on other physical storage media in machine readable form.

“WARN” shall mean the United States Worker Adjustment and Retraining Notification Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

EMB HOLDING CORP.

By:	/s/ ORLANDO BRAVO
Name:	Orlando Bravo
Title:	President

EMBT MERGER CORP.

By:	/s/ ORLANDO BRAVO
Name:	Orlando Bravo
Title:	President

EMBARCADERO TECHNOLOGIES, INC.

By:	/s/ MICHAEL SHAHBAZIAN
Name:	Michael Shahbazian
Title:	Chief Financial Officer

ANNEX I

Index of Defined Terms

Defined Term	Location
Acquisition Agreement	Article IX

Alternative Proposal	Section 5.6(d)

ADA	Article IX

ADEA	Article IX

Affiliate	Article IX

Agreement	Preamble

Antitakeover Laws	Article IX

Antitrust Laws	Article IX

Associate	Article IX

Backdated Company Stock Option	Article IX

Business Day	Article IX

Certificate	Article IX

Certificate of Merger	Article IX

Certifications	Section 3.8(b)

Closing	Article IX

Closing Date	Section 1.2

Code	Article IX

Company	Preamble

Company Acquisition	Article IX

Company Certificate of Incorporation	Article IX

Company Benefit Plan	Article IX

Company Board of Directors	Recital B

Company Bylaws	Article IX

Company Common Stock	Recital A

Company Disclosure Letter	Article IX

Company Employees	Article IX

Company Financial Advisor	Article IX

Company Financial Statements	Article IX

Company Intellectual Property	Article IX

Company Knowledge Person	Article IX

Company Material Adverse Effect	Article IX

Company Material Contract	Section 3.15(a)

Company Option Plans	Article IX

Company Permits	Article IX

Company Reports	Article IX

Company Required Vote	Article IX

Company Stockholders	Recital B

Index of Defined Terms

(continued)

Defined Term	Location
Company Stockholders Meeting	Article IX

Company Stock Option	Article IX

Company Stock Rights	Article IX

Company Termination Fee	Article IX

Company 10-K	Article IX

Confidentiality Agreement	Article IX

Debt Financing	Section 4.5

Debt Financing Letter	Section 4.5

Delaware Secretary	Article IX

DGCL	Recital A

Dissenter Shares	Article IX

Effect	Article IX

Effective Time	Article IX

Employment Agreements	Article IX

Encumbrance	Article IX

Environmental Claims	Article IX

Environmental Laws	Article IX

Environmental Permits	Article IX

Equity Financing	Section 4.5

Equity Financing Letter	Section 4.5

ERISA	Article IX

Exchange Act	Article IX

Exchange Fund	Section 2.1

Export Approvals	Section 3.23

Financing	Section 4.5

Financing Letters	Section 4.5

FLSA	Article IX

FMLA	Article IX

GAAP	Article IX

Governmental Entity	Article IX

Hazardous Materials	Article IX

HSR Act	Article IX

Indemnified Persons	Section 5.10(a)

Information Systems	Section 3.16(n)

Intellectual Property	Article IX

IRS	Article IX

Index of Defined Terms

(continued)

Defined Term	Location
Knowledge	Article IX

Labor Laws	Article IX

Law	Article IX

Letter of Transmittal	Section 2.2(a)

Liabilities	Article IX

Limited Guarantee	Section 4.10

Merger	Recital A

Merger Consideration	Section 1.4(a)

Merger Sub	Preamble

Nasdaq	Article IX

NLRB	Article IX

Notice of Superior Competing Transaction	Section 5.6(d)

Open Source Software	Article IX

Order	Article IX

Outside Termination Date	Section 7.1(f)

Parent	Preamble

Parent Bylaws	Article IX

Parent Material Adverse Effect	Article IX

Paying Agent	Article IX

Person	Article IX

Proxy Statement	Article IX

Representatives	Article IX

SEC	Article IX

Securities Act	Article IX

Shares	Section 1.4(a)

Software	Article IX

Subsidiary	Article IX

Subsidiary Stock Rights	Article IX

Superior Proposal	Section 5.6(d)

Surviving Corporation	Article IX

Tax	Article IX

Tax Return	Article IX

Termination Fee Cap	Article IX

Third Party	Article IX

Transaction Documents	Article IX

User Documentation	Article IX

Voting Agreements	Recital D

WARN	Article IX

EXHIBIT A

VOTING AGREEMENT

This Voting Agreement (the “Agreement”) is made and entered into as of April 5, 2007, between EMB Holding Corp., a Delaware corporation (“Parent”), Embarcadero Technologies, Inc., a Delaware corporation (the “Company”), and the undersigned stockholder of the Company (“Holder”).

RECITALS

Pursuant to an Agreement and Plan of Merger, dated as of April 5, 2007 (the “Merger Agreement”) by and among Parent, EMBT Merger Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and the Company, Merger Sub is merging with and into the Company (the “Merger”) and the Company, as the surviving corporation of the Merger, will thereby become a wholly-owned subsidiary of Parent. Concurrently with the execution and delivery of the Merger Agreement and as a condition and inducement to Parent and Merger Sub to enter into the Merger Agreement, Parent has required that Holder enter into this Agreement. The Holder is the record and beneficial owner (within the meaning of Rule 13d-3 of the Exchange Act) of such number of shares of the outstanding Common Stock, par value $0.001 per share, of the Company as is indicated beneath Holder’s signature on the last page of this Agreement (the “Shares”). Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Merger Agreement.

AGREEMENT

The parties agree as follows:

1. Agreement to Retain Shares.

(a) Transfer. (1) Except as contemplated by the Merger Agreement, and except as provided in Section 1(b) below, during the period beginning on the date hereof and ending on the earlier to occur of (i) the Effective Time (as defined in the Merger Agreement) and (ii) the Expiration Date (as defined below), Holder agrees not to, directly or indirectly, sell, transfer, exchange or otherwise dispose of (including by merger, consolidation or otherwise by operation of law) the Shares or any New Shares (as defined below), (2) Holder agrees not to, directly or indirectly, grant any proxies or powers of attorney, deposit any of such Holder’s Shares into a voting trust or enter into a voting agreement with respect to any of such Holder’s Shares, or enter into any agreement or arrangement providing for any of the actions described in this clause (2), and (3) Holder agrees not to, directly or indirectly, take any action that could reasonably be expected to have the effect of preventing or disabling Holder from performing Holder’s obligations under this Agreement at any time prior to the earlier to occur of (i) the Effective Time and (ii) the Expiration Date. As used herein, the term “Expiration Date” shall mean the earlier to occur of (i) the date of termination of the Merger Agreement in accordance with the terms and provisions thereof and (ii) the date on which the Company’s Board of Directors withdraws or modifies in a manner adverse to Parent or Merger Sub its approval or recommendation of the Merger or the transactions contemplated thereby or by the Transaction Documents.

(b) Permitted Transfers. Section 1(a) shall not prohibit a transfer of Shares or New Shares by Holder to (i) any family member, trust for the benefit of any family member so long as the assignee or transferee agrees to be bound by the terms of this Agreement and executes and delivers to the parties hereto a written consent memorializing such agreement or (ii) to charities, so long as such transfers do not exceed 125,000 Shares.

(c) New Shares. Holder agrees that any shares of the Company Common Stock that Holder purchases or with respect to which Holder otherwise acquires record or beneficial ownership after the date of this Agreement and prior to the earlier to occur of (i) the Effective Time and (ii) the Expiration Date (“New Shares”) shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares.

(d) Stop Transfer. From and after the date of this Agreement through the term of this Agreement, the Company will not register or otherwise recognize the transfer (book-entry or otherwise) of any Shares or any certificate or uncertificated interest representing any of Holder’s Shares, except as permitted by, and in accordance with, Section 1(b).

2. Agreement to Vote Shares.

(a) Until the earlier to occur of the Effective Time and the Expiration Date, at every meeting of the stockholders of the Company called with respect to any of the following, and at every adjournment thereof, and on every action or approval by written consent of the stockholders of the Company with respect to any of the following, Holder shall appear at such meeting (in person or by proxy) and shall vote or consent the Shares and any New Shares (i) in favor of adoption of the Merger Agreement and the approval of the transactions contemplated thereby and (ii) against any proposal for any recapitalization, merger, sale of assets or other business combination (other than the Merger) between the Company and any person or entity other than Parent or any other action or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or Holder under this Agreement or which would reasonably be expected to result in any of the conditions to the Company’s obligations under the Merger Agreement not being fulfilled. This Agreement is intended to bind Holder as a stockholder of the Company only with respect to the specific matters set forth herein. Except as set forth in clauses (i) and (ii) of this Section 2, Holder shall not be restricted from voting in favor of, against or abstaining with respect to any other matter presented to the stockholders of the Company. Prior to the termination of this Agreement, Holder covenants and agrees not to enter into any agreement or understanding with any person to vote or give instructions in any manner inconsistent with the terms of this Agreement.

(b) Holder further agrees that, until the termination of this Agreement, Holder will not, and will not permit any entity under Holder’s control to, (A) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Rule 14A under the Exchange Act) with respect to an Opposing Proposal (as defined below), (B) initiate a stockholders’ vote with respect to an Opposing Proposal or (C) become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of the Company with respect to an Opposing Proposal. For the purposes of this Agreement, an “Opposing Proposal” means any action or proposal described in clause (ii) of Section 2(a) above.

(c) Subject to the provisions set forth in Section 5 hereof and as security for Holder’s obligations under Section 2(a), Holder hereby irrevocably constitutes and appoints Parent and its or his designees as his attorney and proxy in accordance with the DGCL, with full power of substitution and resubstitution, to cause the Shares to be counted as present at the Company Stockholders Meeting, to vote his Shares at the Company Stockholders Meeting, however called, and to execute consents in respect of his Shares as and to the extent provided in Section 2(a). SUBJECT TO THE PROVISIONS SET FORTH IN SECTION 5 HEREOF, THIS PROXY AND POWER OF ATTORNEY IS IRREVOCABLE AND COUPLED WITH AN INTEREST. Upon the execution of this Agreement by Holder, Holder hereby revokes any and all prior proxies or powers of attorney given by Holder with respect to voting of the Shares on the matters referred to in Section 2(a) and agrees not to grant any subsequent proxies or powers of attorney with respect to the voting of the Shares on the matters referred to in Section 2(a) until after the Expiration Date. Holder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Holder’s execution and delivery of this Agreement and Holder’s granting of the proxy contained in this Section 2(c). Holder hereby affirms that the proxy granted in this Section 2(c) is given in connection with the execution of the Merger Agreement, and that such proxy is given to secure the performance of the duties of Holder under this Agreement.

3. Representations, Warranties and Covenants of Holder. Holder hereby represents, warrants and covenants to Parent that Holder (i) is the record and beneficial owner of the Shares, which, at the date of this Agreement and at all times up until the earlier to occur of (A) the Effective Time and (B) the Expiration Date, and will be free and clear of any liens, claims, options, charges or other encumbrances, and (ii) does not own of record or

2

beneficially any shares of capital stock of the Company other than the Shares (excluding shares as to which Holder currently disclaims beneficial ownership in accordance with applicable law). Holder has the legal capacity, power and authority to enter into and perform all of Holder’s obligations under this Agreement (including under the proxy granted in section 2(c) above). This Agreement (including the proxy granted in section 2(c) above) has been duly and validly executed and delivered by Holder and constitutes a valid and binding agreement of Holder, enforceable against Holder in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

4. Additional Documents. Holder hereby covenants and agrees to execute and deliver any additional documents reasonably necessary to carry out the purpose and intent of this Agreement.

5. Termination. This Agreement and the proxy delivered in connection herewith shall terminate and shall have no further force and effect as of the earlier to occur of (i) the Expiration Date and (ii) the date following the date of the Company Stockholders Meeting, including any adjournment or postponement thereof.

6. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary: (i) Holder makes no agreement or understanding herein in any capacity other than in Holder’s capacity as a record holder and beneficial owner of the Shares, (ii) nothing in this Agreement shall be construed to limit or affect any action or inaction by Holder acting in his capacity as a director or fiduciary of the Company, and (iii) Holder shall have no liability to Parent, Merger Sub or any of their Affiliates under this Agreement as a result of any action or inaction by Holder acting in his capacity as a director or fiduciary of the Company.

7. Miscellaneous.

(a) Amendments and Waivers. Any term of this Agreement may be amended or waived with the written consent of the parties or their respective successors and assigns. Any amendment or waiver effected in accordance with this Section 7(a) shall be binding upon the parties and their respective successors and assigns.

(b) Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law thereof. Each of the parties hereto (i) consents to submit to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement, (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it shall not bring any action relating to this Agreement in any court other than a federal or state court sitting in the State of Delaware.

(c) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

(d) Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(e) Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or 72 hours after being deposited in the regular mail as certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or facsimile number as set forth below, or as subsequently modified by written notice.

(f) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

3

(g) Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach of any covenants or agreements contained in this Agreement will cause Parent and Merger Sub to sustain damages for which they would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach Parent shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which they may be entitled, at law or in equity.

[SIGNATURE PAGE FOLLOWS]

4

The parties have caused this Agreement to be duly executed on the date first above written.

EMB HOLDING CORP.

By:
Name:
Title:

Address:
EMB Holding Corp. c/o Thoma Cressey Bravo, Inc.
600 Montgomery Street, 32nd Floor
San Francisco, CA 94111

Attention: Orlando Bravo
Facsimile No.: (415) 392-6480

EMBARCADERO TECHNOLOGIES, INC.

By:
Name:	Michael Shahbazian
Title:	Chief Financial Officer

Address:
Embarcadero Technologies, Inc.
100 California Street, 12th Floor
San Francisco, CA 94111

Facsimile No.: (415) 536-0845

[SIGNATURE PAGE TO VOTING AGREEMENT]

“HOLDER”

Name:
Title:

Holder’s Address for Notice:

Attention:

Facsimile No.:

Shares owned of record:		Beneficially owned shares:

Class of Shares	Number	Class of Shares	Number

[SIGNATURE PAGE TO VOTING AGREEMENT]

SPOUSAL CONSENT

The undersigned represents that the undersigned is the spouse of:

Name of Holder

and that the undersigned is familiar with the terms of the Voting Agreement (the “Agreement”), entered into as of April 5, 2007, by and among EMB Holding Corp., a Delaware corporation, Embarcadero Technologies, Inc., a Delaware corporation, and the undersigned’s spouse. The undersigned hereby agrees that the interest of the undersigned’s spouse in all property which is the subject of such Agreement shall be irrevocably bound by the terms of such Agreement and by any amendment, modification, waiver or termination signed by the undersigned’s spouse. The undersigned further agrees that the undersigned’s community property interest in all property which is the subject of such Agreement shall be irrevocably bound by the terms of such Agreement, and that such Agreement shall be binding on the executors, administrators, heirs and assigns of the undersigned. The undersigned further authorizes the undersigned’s spouse to amend, modify or terminate such Agreement, or waive any rights thereunder, and that each such amendment, modification, waiver or termination signed by the undersigned’s spouse shall be binding on the community property interest of undersigned in all property which is the subject of such Agreement and on the executors, administrators, heirs and assigns of the undersigned, each as fully as if the undersigned had signed such amendment, modification, waiver or termination.

Dated: April , 2007
Name:

EXHIBIT B

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

EMBARCADERO TECHNOLOGIES, INC.

ARTICLE ONE

The name of the corporation is Embarcadero Technologies, Inc.

ARTICLE TWO

The address of the corporation’s registered office in the State of Delaware is 160 Greentree Drive, Suite 160 in the City of Dover, County of Kent, 19904. The name of its registered agent at such address is National Registered Agents, Inc.

ARTICLE THREE

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE FOUR

The total number of shares of stock which the corporation has authority to issue is one thousand (1,000) shares of Common Stock, par value one cent ($0.01) per share.

ARTICLE FIVE

The corporation is to have perpetual existence.

ARTICLE SIX

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the corporation is expressly authorized to make, alter or repeal the by-laws of the corporation.

ARTICLE SEVEN

A director of this corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law of the State of Delaware is amended hereafter to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of repeal or modification.

ARTICLE EIGHT

A. To the fullest extent permitted by applicable law, the corporation is also authorized to provide indemnification of (and advancement of expenses to) such agents (and any other persons to which Delaware law permits the corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law of the State of Delaware, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to a corporation, its stockholders, and others.

B. Any repeal or modification of any of the foregoing provisions of this Article Eight shall not adversely affect any right or protection of a director, officer, agent or other person existing at the time of, or increase the liability of any director of the corporation with respect to any acts or omissions of such director, officer or agent occurring prior to such repeal or modification.

C. The corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against, any expense, liability or loss reasonably incurred or suffered by such person in connection with his or her service as a director, officer, employee or agent of such entity, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

ARTICLE NINE

The corporation reserves the right to amend or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon a stockholder herein are granted subject to this reservation.

2

EXHIBIT C

BY-LAWS

OF

EMBARCADERO TECHNOLOGIES, INC.

A Delaware corporation

ARTICLE I

OFFICES

Section 1. Registered Office. The registered office of the corporation in the State of Delaware shall be located at Delaware is 160 Greentree Drive, Suite 160 in the City of Dover, County of Kent, 19904. The name of the corporation’s registered agent at such address shall be National Registered Agents, Inc. The registered office and/or registered agent of the corporation may be changed from time to time by action of the board of directors.

Section 2. Other Offices. The corporation may also have offices at such other places, both within and without the State of Delaware, as the board of directors may from time to time determine or the business of the corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

Section 1. Place and Time of Meetings. An annual meeting of the stockholders shall be held each year within one hundred twenty (120) days after the close of the immediately preceding fiscal year of the corporation for the purpose of electing directors and conducting such other proper business as may come before the meeting. The date, time and place of the annual meeting shall be determined by the president of the corporation; provided, that if the president does not act, the board of directors shall determine the date, time and place of such meeting.

Section 2. Special Meetings. Special meetings of stockholders may be called for any purpose and may be held at such time and place, within or without the State of Delaware, as shall be stated in a notice of meeting or in a duly executed waiver of notice thereof. Such meetings may be called at any time by the board of directors or the president and shall be called by the president upon the written request of holders of shares entitled to cast not less than a majority of the votes at the meeting, such written request shall state the purpose or purposes of the meeting and shall be delivered to the president.

Section 3. Place of Meetings. The board of directors may designate any place, either within or without the State of Delaware, as the place of meeting for any annual meeting or for any special meeting called by the board of directors. If no designation is made, or if a special meeting be otherwise called, the place of meeting shall be the principal executive office of the corporation.

Section 4. Notice. Whenever stockholders are required or permitted to take action at a meeting, written or printed notice stating the place, date, time, and, in the case of special meetings, the purpose or purposes, of such meeting, shall be given to each stockholder entitled to vote at such meeting not less than ten (10) nor more than sixty (60) days before the date of the meeting. All such notices shall be delivered, either personally or by mail, by or at the direction of the board of directors, the president or the secretary, and if mailed, such notice shall be deemed to be delivered when deposited in the United States mail, postage prepaid, addressed to the stockholder at his, her or its address as the same appears on the records of the corporation. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

Section 5. Stockholders List. The officer having charge of the stock ledger of the corporation shall make, at least ten (10) days before every meeting of the stockholders, a complete list of the stockholders entitled to vote at such meeting arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

Section 6. Quorum. The holders of a majority of the outstanding shares of capital stock, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders, except as otherwise provided by statute or by the certificate of incorporation. If a quorum is not present, the holders of a majority of the shares present in person or represented by proxy at the meeting, and entitled to vote at the meeting, may adjourn the meeting to another time and/or place.

Section 7. Adjourned Meetings. When a meeting is adjourned to another time and place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting the corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 8. Vote Required. When a quorum is present, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders, unless the question is one upon which by express provisions of an applicable law or of the certificate of incorporation a different vote is required, in which case such express provision shall govern and control the decision of such question.

Section 9. Voting Rights. Except as otherwise provided by the General Corporation Law of the State of Delaware or by the certificate of incorporation of the corporation or any amendments thereto and subject to Section 3 of Article VI hereof, every stockholder shall at every meeting of the stockholders be entitled to one (1) vote in person or by proxy for each share of common stock held by such stockholder.

Section 10. Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for him or her by proxy, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the corporation generally. Any proxy is suspended when the person executing the proxy is present at a meeting of stockholders and elects to vote, except that when such proxy is coupled with an interest and the fact of the interest appears on the face of the proxy, the agent named in the proxy shall have all voting and other rights referred to in the proxy, notwithstanding the presence of the person executing the proxy. At each meeting of the stockholders, and before any voting commences, all proxies filed at or before the meeting shall be submitted to and examined by the secretary or a person designated by the secretary, and no shares may be represented or voted under a proxy that has been found to be invalid or irregular.

Section 11. Action by Written Consent. Unless otherwise provided in the certificate of incorporation, any action required to be taken at any annual or special meeting of stockholders of the corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken and bearing the dates of signature of the stockholders who signed the consent or consents, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to

2

authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the corporation by delivery to its registered office in the state of Delaware, or the corporation’s principal place of business, or an officer or agent of the corporation having custody of the book or books in which proceedings of meetings of the stockholders are recorded. Delivery made to the corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested provided, however, that no consent or consents delivered by certified or registered mail shall be deemed delivered until such consent or consents are actually received at the registered office. All consents properly delivered in accordance with this section shall be deemed to be recorded when so delivered. No written consent shall be effective to take the corporate action referred to therein unless, within sixty (60) days of the earliest dated consent delivered to the corporation as required by this section, written consents signed by the holders of a sufficient number of shares to take such corporate action are so recorded. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing. Any action taken pursuant to such written consent or consents of the stockholders shall have the same force and effect as if taken by the stockholders at a meeting thereof.

ARTICLE III

DIRECTORS

Section 1. General Powers. The business and affairs of the corporation shall be managed by or under the direction of the board of directors.

Section 2. Number, Election and Term of Office. The number of directors which shall constitute the first board shall be three (3). Thereafter, the number of directors shall be established from time to time by resolution of the board. The directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote in the election of directors. The directors shall be elected in this manner at the annual meeting of the stockholders, except as provided in Section 4 of this Article III. Each director elected shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.

Section 3. Removal and Resignation. Any director or the entire board of directors may be removed at any time, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. Whenever the holders of any class or series are entitled to elect one or more directors by the provisions of the corporation’s certificate of incorporation, the provisions of this section shall apply, in respect to the removal without cause of a director or directors so elected, to the vote of the holders of the outstanding shares of that class or series and not to the vote of the outstanding shares as a whole. Any director may resign at any time upon written notice to the corporation.

Section 4. Vacancies. Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director. Each director so chosen shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as herein provided.

Section 5. Annual Meetings. The annual meeting of each newly elected board of directors shall be held without other notice than this by-law immediately after, and at the same place as, the annual meeting of stockholders.

Section 6. Other Meetings and Notice. Regular meetings, other than the annual meeting, of the board of directors may be held without notice at such time and at such place as shall from time to time be determined by resolution of the board. Special meetings of the board of directors may be called by or at the request of the president on at least twenty-four (24) hours notice to each director, either personally, by telephone, by mail, or by telegraph.

3

Section 7. Quorum, Required Vote and Adjournment. A majority of the total number of directors shall constitute a quorum for the transaction of business. The vote of a majority of directors present at a meeting at which a quorum is present shall be the act of the board of directors. If a quorum shall not be present at any meeting of the board of directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Section 8. Committees. The board of directors may, by resolution passed by a majority of the whole board, designate one or more committees, each committee to consist of one or more of the directors of the corporation, which to the extent provided in such resolution or these by-laws shall have and may exercise the powers of the board of directors in the management and affairs of the corporation except as otherwise limited by law. The board of directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the board of directors. Each committee shall keep regular minutes of its meetings and report the same to the board of directors when required.

Section 9. Committee Rules. Each committee of the board of directors may fix its own rules of procedure and shall hold its meetings as provided by such rules, except as may otherwise be provided by a resolution of the board of directors designating such committee. Unless otherwise provided in such a resolution, the presence of at least a majority of the members of the committee shall be necessary to constitute a quorum. In the event that a member and that member’s alternate, if alternates are designated by the board of directors as provided in Section 8 of this Article III, of such committee is or are absent or disqualified, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in place of any such absent or disqualified member.

Section 10. Communications Equipment. Members of the board of directors or any committee thereof may participate in and act at any meeting of such board or committee through the use of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in the meeting pursuant to this section shall constitute presence in person at the meeting.

Section 11. Waiver of Notice and Presumption of Assent. Any member of the board of directors or any committee thereof who is present at a meeting shall be conclusively presumed to have waived notice of such meeting except when such member attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Such member shall be conclusively presumed to have assented to any action taken unless his or her dissent shall be entered in the minutes of the meeting or unless his or her written dissent to such action shall be filed with the person acting as the secretary of the meeting before the adjournment thereof or shall be forwarded by registered mail to the secretary of the corporation immediately after the adjournment of the meeting. Such right to dissent shall not apply to any member who voted in favor of such action.

Section 12. Action by Written Consent. Unless otherwise restricted by the certificate of incorporation, any action required or permitted to be taken at any meeting of the board of directors, or of any committee thereof, may be taken without a meeting if all members of the board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the board or committee.

ARTICLE IV

OFFICERS

Section 1. Number. The officers of the corporation shall be elected by the board of directors and shall consist of a president, one or more vice-presidents, secretary, a treasurer, and such other officers and assistant officers as may be deemed necessary or desirable by the board of directors. Any number of offices may be held by the same person. In its discretion, the board of directors may choose not to fill any office for any period as it may deem advisable, except that the offices of president and secretary shall be filled as expeditiously as possible.

4

Section 2. Election and Term of Office. The officers of the corporation shall be elected annually by the board of directors at its first meeting held after each annual meeting of stockholders or as soon thereafter as conveniently may be. The president shall be elected annually by the board of directors at the first meeting of the board of directors held after each annual meeting of stockholders or as soon thereafter as conveniently may be. The president shall appoint other officers to serve for such terms as he or she deems desirable. Vacancies may be filled or new offices created and filled at any meeting of the board of directors. Each officer shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.

Section 3. Removal. Any officer or agent elected by the board of directors may be removed by the board of directors whenever in its judgment the best interests of the corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.

Section 4. Vacancies. Any vacancy occurring in any office because of death, resignation, removal, disqualification or otherwise, may be filled by the board of directors for the unexpired portion of the term by the board of directors then in office.

Section 5. Compensation. Compensation of all officers shall be fixed by the board of directors, and no officer shall be prevented from receiving such compensation by virtue of his or her also being a director of the corporation.

Section 6. The President. The president shall be the chief executive officer of the corporation; shall preside at all meetings of the stockholders and board of directors at which he is present; subject to the powers of the board of directors, shall have general charge of the business, affairs and property of the corporation, and control over its officers, agents and employees; and shall see that all orders and resolutions of the board of directors are carried into effect. The president shall execute bonds, mortgages and other contracts requiring a seal, under the seal of the corporation, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the board of directors to some other officer or agent of the corporation. The president shall have such other powers and perform such other duties as may be prescribed by the board of directors or as may be provided in these by-laws.

Section 7. Vice-presidents. The vice-president, or if there shall be more than one, the vice-presidents in the order determined by the board of directors or by the president, shall, in the absence or disability of the president, act with all of the powers and be subject to all the restrictions of the president. The vice-presidents shall also perform such other duties and have such other powers as the board of directors, the president or these by-laws may, from time to time, prescribe.

Section 8. The Secretary and Assistant Secretaries. The secretary shall attend all meetings of the board of directors, all meetings of the committees thereof and all meetings of the stockholders and record all the proceedings of the meetings in a book or books to be kept for that purpose. Under the president’s supervision, the secretary shall give, or cause to be given, all notices required to be given by these by-laws or by law; shall have such powers and perform such duties as the board of directors, the president or these by-laws may, from time to time, prescribe; and shall have custody of the corporate seal of the corporation. The secretary, or an assistant secretary, shall have authority to affix the corporate seal to any instrument requiring it and when so affixed, it may be attested by his signature or by the signature of such assistant secretary. The board of directors may give general authority to any other officer to affix the seal of the corporation and to attest the affixing by his signature. The assistant secretary, or if there be more than one, the assistant secretaries in the order determined by the board of directors, shall, in the absence or disability of the secretary, perform the duties and exercise the powers of the secretary and shall perform such other duties and have such other powers as the board of directors, the president, or secretary may, from time to time, prescribe.

Section 9. The Treasurer and Assistant Treasurer. The treasurer shall have the custody of the corporate funds and securities; shall keep full and accurate accounts of receipts and disbursements in books belonging to

5

the corporation; shall deposit all monies and other valuable effects in the name and to the credit of the corporation as may be ordered by the board of directors; shall cause the funds of the corporation to be disbursed when such disbursements have been duly authorized, taking proper vouchers for such disbursements; and shall render to the president and the board of directors, at its regular meeting or when the board of directors so requires, an account of the corporation; shall have such powers and perform such duties as the board of directors, the president or these by-laws may, from time to time, prescribe. If required by the board of directors, the treasurer shall give the corporation a bond (which shall be rendered every six (6) years) in such sums and with such surety or sureties as shall be satisfactory to the board of directors for the faithful performance of the duties of the office of treasurer and for the restoration to the corporation, in case of death, resignation, retirement, or removal from office, of all books, papers, vouchers, money, and other property of whatever kind in the possession or under the control of the treasurer belonging to the corporation. The assistant treasurer, or if there shall be more than one, the assistant treasurers in the order determined by the board of directors, shall in the absence or disability of the treasurer, perform the duties and exercise the powers of the treasurer. The assistant treasurers shall perform such other duties and have such other powers as the board of directors, the president or treasurer may, from time to time, prescribe.

Section 10. Other Officers, Assistant Officers and Agents. Officers, assistant officers and agents, if any, other than those whose duties are provided for in these by-laws, shall have such authority and perform such duties as may from time to time be prescribed by resolution of the board of directors.

Section 11. Absence or Disability of Officers. In the case of the absence or disability of any officer of the corporation and of any person hereby authorized to act in such officer’s place during such officer’s absence or disability, the board of directors may by resolution delegate the powers and duties of such officer to any other officer or to any director, or to any other person whom it may select.

ARTICLE V

INDEMNIFICATION OF OFFICERS, DIRECTORS AND OTHERS

Section 1. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or an officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than such law permitted the corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section 3 of this Article V with respect to proceedings to enforce rights to indemnification, the corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the board of directors of the corporation.

Section 2. Right to Advancement of Expenses. The right to indemnification conferred in Section 1 of this Article V shall include the right to be paid by the corporation the expenses (including attorney’s fees) incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the General Corporation Law of the State of Delaware requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in

6

which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section 2 or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections 1 and 2 of this Article V shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

Section 3. Right of Indemnitee to Bring Suit. If a claim under Section 1 or 2 of this Article V is not paid in full by the corporation within 60 days after a written claim has been received by the corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the indemnitee may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit brought by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the General Corporation Law of the State of Delaware. Neither the failure of the corporation (including its board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the corporation (including its board of directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to inemnification or to an advancement of expenses hereunder, or brought by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article V or otherwise shall be on the corporation.

Section 4. Article Not Exclusive. The rights to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article V shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the certificate of incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

Section 5. Insurance. The corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

Section 6. Employees and Agents. The corporation may, to the extent authorized from time to time by the board of directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the corporation to the fullest extent of the provisions of this Article V with respect to the indemnification and advancement of expenses of directors and officers of the corporation.

7

ARTICLE VI

CERTIFICATES OF STOCK

Section 1. Form. Every holder of stock in the corporation shall be entitled to have a certificate, signed by, or in the name of the corporation by the president or a vice-president and the secretary or an assistant secretary of the corporation, certifying the number of shares of a specific class or series owned by such holder in the corporation. If such a certificate is countersigned (1) by a transfer agent or an assistant transfer agent other than the corporation or its employee or (2) by a registrar, other than the corporation or its employee, the signature of any such president, vice-president, secretary, or assistant secretary may be facsimiles. In case any officer or officers who have signed, or whose facsimile signature or signatures have been used on, any such certificate or certificates shall cease to be such officer or officers of the corporation whether because of death, resignation or otherwise before such certificate or certificates have been delivered by the corporation, such certificate or certificates may nevertheless be issued and delivered as though the person or persons who signed such certificate or certificates or whose facsimile signature or signatures have been used thereon had not ceased to be such officer or officers of the corporation. All certificates for shares shall be consecutively numbered or otherwise identified. The name of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered on the books of the corporation. Shares of stock of the corporation shall only be transferred on the books of the corporation by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the corporation of the certificate or certificates for such shares endorsed by the appropriate person or persons, with such evidence of the authenticity of such endorsement, transfer, authorization, and other matters as the corporation may reasonably require, and accompanied by all necessary stock transfer stamps. In that event, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, cancel the old certificate or certificates, and record the transaction on its books. The board of directors may appoint a bank or trust company organized under the laws of the United States or any state thereof to act as its transfer agent or registrar, or both in connection with the transfer of any class or series of securities of the corporation.

Section 2. Lost Certificates. The board of directors may direct a new certificate or certificates to be issued in place of any certificate or certificates previously issued by the corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. When authorizing such issue of a new certificate or certificates, the board of directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen, or destroyed certificate or certificates, or his or her legal representative, to give the corporation a bond sufficient to indemnify the corporation against any claim that may be made against the corporation on account of the loss, theft or destruction of any such certificate or the issuance of such new certificate.

Section 3. Fixing a Record Date for Stockholder Meetings. In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If no record date is fixed by the board of directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the board of directors may fix a new record date for the adjourned meeting.

Section 4. Fixing a Record Date for Action by Written Consent. In order that the corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the board of directors. If no record date has been fixed by the

8

board of directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the board of directors is required by statute, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the board of directors and prior action by the board of directors is required by statute, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the board of directors adopts the resolution taking such prior action.

Section 5. Fixing a Record Date for Other Purposes. In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purposes of any other lawful action, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the board of directors adopts the resolution relating thereto.

Section 6. Registered Stockholders. Prior to the surrender to the corporation of the certificate or certificates for a share or shares of stock with a request to record the transfer of such share or shares, the corporation may treat the registered owner as the person entitled to receive dividends, to vote, to receive notifications, and otherwise to exercise all the rights and powers of an owner. The corporation shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof.

Section 7. Subscriptions for Stock. Unless otherwise provided for in the subscription agreement, subscriptions for shares shall be paid in full at such time, or in such installments and at such times, as shall be determined by the board of directors. Any call made by the board of directors for payment on subscriptions shall be uniform as to all shares of the same class or as to all shares of the same series. In case of default in the payment of any installment or call when such payment is due, the corporation may proceed to collect the amount due in the same manner as any debt due the corporation.

ARTICLE VII

GENERAL PROVISIONS

Section 1. Dividends. Dividends upon the capital stock of the corporation, subject to the provisions of the certificate of incorporation, if any, may be declared by the board of directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the certificate of incorporation. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or any other purpose and the directors may modify or abolish any such reserve in the manner in which it was created.

Section 2. Checks, Drafts or Orders. All checks, drafts, or other orders for the payment of money by or to the corporation and all notes and other evidences of indebtedness issued in the name of the corporation shall be signed by such officer or officers, agent or agents of the corporation, and in such manner, as shall be determined by resolution of the board of directors or a duly authorized committee thereof.

9

Section 3. Contracts. The board of directors may authorize any officer or officers, or any agent or agents, of the corporation to enter into any contract or to execute and deliver any instrument in the name of and on behalf of the corporation, and such authority may be general or confined to specific instances.

Section 4. Loans. The corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the corporation or of its subsidiary, including any officer or employee who is a director of the corporation or its subsidiary, whenever, in the judgment of the directors, such loan, guaranty or assistance may reasonably be expected to benefit the corporation. The loan, guaranty or other assistance may be with or without interest, and may be unsecured, or secured in such manner as the board of directors shall approve, including, without limitation, a pledge of shares of stock of the corporation. Nothing in this section contained shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the corporation at common law or under any statute.

Section 5. Fiscal Year. The fiscal year of the corporation shall be fixed by resolution of the board of directors.

Section 6. Corporate Seal. The board of directors shall provide a corporate seal which shall be in the form of a circle and shall have inscribed thereon the name of the corporation and the words “Corporate Seal, Delaware”. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

Section 7. Voting Securities Owned By Corporation. Voting securities in any other corporation held by the corporation shall be voted by the president, unless the board of directors specifically confers authority to vote with respect thereto, which authority may be general or confined to specific instances, upon some other person or officer. Any person authorized to vote securities shall have the power to appoint proxies, with general power of substitution.

Section 8. Inspection of Books and Records. Any stockholder of record, in person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose the corporation’s stock ledger, a list of its stockholders, and its other books and records, and to make copies or extracts therefrom. A proper purpose shall mean any purpose reasonably related to such person’s interest as a stockholder. In every instance where an attorney or other agent shall be the person who seeks the right to inspection, the demand under oath shall be accompanied by a power of attorney or such other writing which authorizes the attorney or other agent to so act on behalf of the stockholder. The demand under oath shall be directed to the corporation at its registered office in the State of Delaware or at its principal place of business.

Section 9. Section Headings. Section headings in these by-laws are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.

Section 10. Inconsistent Provisions. In the event that any provision of these by-laws is or becomes inconsistent with any provision of the certificate of incorporation, the General Corporation Law of the State of Delaware or any other applicable law, the provision of these by-laws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect.

ARTICLE VIII

AMENDMENTS

These by-laws may be amended, altered, or repealed and new by-laws adopted at any meeting of the board of directors by a majority vote. The fact that the power to adopt, amend, alter, or repeal the by-laws has been conferred upon the board of directors shall not divest the stockholders of the same powers.

10

EXHIBIT D

April 4, 2007

Thoma Cressey Bravo, inc.

600 Montgomery Street, 32nd Floor

San Francisco, CA 94111

Attn: Holden Spaht

COMMITMENT LETTER

$100 MILLION SENIOR SECURED CREDIT FACILITIES

Gentlemen:

As we, Wells Fargo Foothill, Inc. (“WFF” or “we”), understand, Thoma Cressey Bravo, Inc. (the “Sponsor” or “you”) has formed or will be forming an acquisition entity, EMBT Merger Corp. (“Newco”) in order to acquire (the “Acquisition”) Embarcadero Technologies, Inc. (the “Company”). The acquisition is expected to be accomplished pursuant to the terms of a merger agreement between an affiliate of Sponsor, Newco, and the Company (the “Merger Agreement”) pursuant to which Newco will merge (the “Merger”) with and into Company, with Company as the survivor of such merger. WFF further understands that Sponsor is desirous of obtaining financing in order to (a) finance a portion of the consideration payable in connection with the consummation of the Acquisition, (b) refinance certain of Company’s existing indebtedness, (c) finance working capital, capital expenditures, and the general corporate purposes (including Permitted Acquisitions (to be defined in the final loan documentation for the Facilities)) of the Company, and each of its domestic subsidiaries, and (d) pay costs, fees and expenses associated with the transactions contemplated hereby (the “Transaction”).

Based upon information known to us today concerning the Transaction, we are pleased to provide you with this commitment letter, and the term sheet attached hereto (the “Term Sheet”), which establish the terms and conditions under which WFF commits to provide to Company senior secured credit facilities in the aggregate amount of $100,000,000 (the “Facilities”). The parties acknowledge that the Term Sheet and this commitment letter (1) summarize all of the substantive conditions precedent to the Facilities, and (2) do not purport to summarize all of the covenants, representations, warranties and other provisions that will be contained in definitive legal documentation for the Facilities. The parties hereto agree that such covenants, representations, warranties and other provisions (to the extent not already addressed in the Term Sheet or this commitment letter) will be customary for transactions of this type or otherwise acceptable to the Sponsor and WFF.

Syndication

While WFF has provided a commitment for the entire amount of the Facilities subject to the terms and conditions of this commitment letter and the Term Sheet, WFF may syndicate (in consultation with the Sponsor (it being understood that in no event shall WFF be required to obtain the Sponsor’s consent with respect to all or any portion of such syndicate)) the financing for the Transaction to additional lenders with a corresponding reduction in WFF’s share of the Facilities. WFF will manage all aspects of any syndication, including the timing of all offers to potential lenders and the allocation and acceptance of commitments, the amount offered, and the compensation provided and titles. The Sponsor also agrees that no lender will receive any compensation for its participation in the Facilities except as expressly agreed to and offered by WFF.

If WFF elects to syndicate the Facilities, Sponsor agrees to cooperate in such syndication process and use commercially reasonable efforts to assist WFF in forming a syndicate acceptable to WFF (in reasonable consultation with the Sponsor (it being understood that in no event shall WFF be required to obtain the Sponsor’s

Thoma Cressey Bravo, inc.

April 4, 2007

consent with respect to all or any portion of such syndicate)). Such assistance shall include but not be limited to (a) using commercially reasonable efforts to make senior management and representatives of Company available to participate in meetings and to provide information to potential lenders and participants at such reasonable times and places as WFF may reasonably request upon reasonable prior notice; and (b) using commercially reasonable efforts to provide all information reasonably deemed necessary by WFF to complete the syndication, subject to confidentiality agreements in form and substance reasonably satisfactory to Sponsor and WFF. In addition, Sponsor agrees that WFF shall have the right to provide information concerning the Facilities to loan syndication and reporting services.

Costs and Expenses

You agree to pay all reasonable fees and out-of-pocket costs and expenses of WFF (including, without limitation, reasonable out-of-pocket fees and disbursements of counsel, consultant costs and expenses, filing and recording fees, costs and expenses of due diligence, transportation, duplication, messenger, collateral reviews, appraisals, valuations, audits, field examinations, and syndication) (the “Expenses”) incurred by or on behalf of WFF in connection with (a) the preparation, negotiation, execution, and delivery of this commitment letter, the Term Sheet, and any and all definitive documentation for the Facilities, (b) the syndication of the Facilities, and (c) the enforcement of any of WFF’s rights and remedies under this commitment letter and any and all definitive documentation relating hereto, in each case regardless of whether the Transaction is consummated.

Conditions

The commitment by WFF to provide the Facilities shall be subject to (a) the negotiation, execution and delivery of definitive loan documentation customary for transactions of this type and consistent with the terms and conditions set forth herein and the Term Sheet (the “Loan Documents”), in form and substance reasonably satisfactory to WFF in all material respects, (b) since December 31, 2006, there has not occurred any Material Adverse Change, and (c) the conditions set forth in this commitment letter and the Term Sheet. If (i) any condition set forth in this commitment letter or in the Term Sheet is not satisfied when due to be satisfied, or (ii) any Material Adverse Change has occurred, then WFF may terminate this commitment letter by giving notice thereof to you. Sponsor may terminate this commitment letter at any time upon written notice to WFF. For purposes of this commitment letter, a “Material Adverse Change” means, with respect to the Company, any change, event, violation, inaccuracy, effect or circumstance (any such item, an “Effect”) that, individually or taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Change, is or could reasonably be expected to be materially adverse to the business, operations, properties, financial condition, assets or Liabilities (as defined in the Merger Agreement) of the Company or prevent or materially delay the performance by the Company of any of its obligations under the Merger Agreement or the consummation of the Merger or the other transactions contemplated by the documents relative to the Merger; provided, however, that in no event shall any of the following occurring after the date hereof, alone or in combination, be deemed to constitute, nor be taken into account in determining whether there has been or will be, a Material Adverse Change: (A) any change in the Company’s stock price or trading volume, in and of itself (provided, however, that the exception in this clause shall not in any way prevent or otherwise affect a determination that any change, event, circumstance, development or effect underlying such decrease has resulted in, or contributed to, a Material Adverse Change), or change in Law (as defined in the Merger Agreement) (to the extent the Company is not disproportionately affected by such change in Law relative to similarly situated companies in the industry in which the Company operates) or generally accepted accounting principles after the date hereof, (B) any failure by the Company to meet internal projections or published revenue or earnings projections, in and of itself, for any period ending (or for which revenues or earnings are released) on or after the date hereof, (C) any Effect that results from changes affecting the enterprise software industry or data

2

Thoma Cressey Bravo, inc.

April 4, 2007

management software market generally (to the extent such Effect is not disproportionate with respect to the Company in any material respect) or the United States economy generally (to the extent such Effect is not disproportionate with respect to the Company in any material respect), (D) any Effect that results from changes affecting general worldwide economic or capital market conditions (to the extent such Effect is not disproportionate with respect to the Company in any material respect), (E) any Effect resulting from compliance with the terms and conditions of this Agreement, (F) any Effect caused by an impact to the Company’s relationships with its employees, customers, suppliers or partners directly attributable to the announcement or pendency of the Merger, (G) any stockholder class action litigation arising from allegations of a breach of fiduciary duty relating to the Merger Agreement; (H) any failure by the Company to obtain any consent or approval, provided that nothing in this clause shall modify the condition set forth in Section 6.1(c) of the Merger Agreement; (I) any declaration of war, military crisis or conflict, civil unrest, act of terrorism, or act of God, (J) any acts taken with the consent of Sponsor that are not materially adverse to the Lenders; (K)(i) actions, claims, audits, arbitrations, mediations, investigations, proceedings or orders (in each case, whether threatened, pending or otherwise), (ii) penalties, sanctions, fines, injunctive relief, remediation or any other civil or criminal sanction (in each case, whether threatened, pending, deferred or otherwise, and whether financial or otherwise), or (iii) facts, circumstances, changes, effects, outcomes, results, occurrences and eventualities (whether or not known, contemplated or foreseeable, and whether financial or otherwise), in each case with respect to (i) through (iii), resulting from, relating to or arising out of: (1) the Company’s pending restatement of its historical financial statements for all periods commencing on or after January 1, 2000 through the present (the “Restatement”), (2) the Company’s failure to file in a timely manner its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2006 and its Annual Report on Form 10-K for the fiscal year ended December 31, 2006, or (3) the Company’s historical stock-based compensation practices, including with respect to the grant of stock options and the purchase of Company stock by employees, the recording of, accounting for and disclosure relating to the stock option grants and Company stock purchases by employees, remedies determined by the Company’s Special Committee of its Board of Directors or the Board of Directors of the Company relating to the Company’s investigation of such stock-based compensation or in connection with the Restatement, and the Company’s tax practices with respect to such compensation practices, including the grant of stock options and the purchase of Company stock by employees; or (L) any change in the Company’s registered public accounting firm.

Confidentiality

(a)	You agree that this commitment letter (including the Term Sheet) is for your confidential use only and that neither its existence, nor the terms hereof, will be disclosed by you to any person other than your officers, directors, employees, accountants, attorneys, and other advisors, and then only on a “need-to-know” basis in connection with the Transaction contemplated hereby and on a confidential basis. The foregoing notwithstanding, you may (i) provide a copy to Company (so long as it agrees not to disclose this commitment letter other than to its officers, directors, employees, accountants, attorneys, and other advisors, and then only on a “need-lo-know” basis in connection with the Transaction contemplated hereby and on a confidential basis), (ii) following your acceptance of this commitment letter in accordance herewith and your return of an executed counterpart of this commitment letter to us, file a copy of this commitment letter in any public record in which it is required by law to be filed, and (iii) following your acceptance of this commitment letter in accordance herewith and your return of an executed counterpart of this commitment letter to us, make such other public disclosures of the terms and conditions hereto as you are required by law, in the opinion of your counsel, to make.

3

Thoma Cressey Bravo, inc.

April 4, 2007

(b)	WFF agrees that material, non-public information regarding Company and its subsidiaries, their operations, assets, and existing and contemplated business plans shall be treated by WFF in a confidential manner, and shall not be disclosed by WFF to persons who are not parties to this commitment letter, except: (i) to attorneys for and other advisors, accountants, auditors, and consultants to WFF, provided that any such attorney, advisor, accountant, auditor, or consultant to any Lender shall have agreed to receive such information hereunder subject to the terms of this clause (b), (ii) to subsidiaries and affiliates of WFF, provided that any such subsidiary or affiliate shall have agreed to receive such information hereunder subject to the terms of this clause (b), (iii) as may be required by statute, decision, or judicial or administrative order, rule, or regulation, provided that prior to any disclosure under this clause (iii), the disclosing party agrees to provide the Sponsor with prior notice thereof, to the extent that the disclosing party is permitted to provide such prior notice to Sponsor pursuant to the terms of each of the applicable statutes, decisions, or judicial or administrative orders, rules, or regulations, (iv) as may be agreed to in advance by Sponsor, (v) as requested or required by any governmental authority pursuant to any subpoena or other legal process, provided that prior to any disclosure under this clause (v) the disclosing party agrees to provide the Sponsor with prior notice thereof, (vi) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by WFF), (vii) in connection with any proposed assignment or participation of WFF’s interest under the Facilities, provided that any such assignee or participant shall have agreed in writing to receive such information subject to the terms of this clause (b), and (viii) in connection with any litigation or other adversary proceeding involving parties to this commitment letter; provided that prior to any disclosure to a party other than the Sponsor, the Company, the Lenders, their respective affiliates and their respective counsel under this clause (viii) with respect to litigation involving a party other than the Sponsor, the Company, the Lenders, and their respective affiliates, the disclosing party agrees to provide the Sponsor with prior notice thereof to the extent that the disclosing party is permitted to provide such prior notice to Sponsor.

Information

In issuing this commitment letter, WFF is relying on the accuracy of the information furnished to it by or on behalf of Sponsor and Company and their affiliates, without independent verification thereof. Sponsor acknowledges that it is a further condition precedent to the funding of the Facilities that (a) all written information (other than forward looking information and projections of future financial performance) concerning Company and its subsidiaries (the “Information”) that has been, or is hereafter, made available by or on behalf of Sponsor or Company is, or when delivered shall be, when considered as a whole, complete and correct in all material respects and does not, or shall not when delivered, contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in any material respect in light of the circumstances under which such statements have been made, and (b) all projections that have been or are hereafter made available by or on behalf of Sponsor or the Company are, or when delivered shall be, prepared in good faith on the basis of (i) assumptions that are believed by Sponsor or Company to be reasonable at the time such projections were prepared, and (ii) information believed by Sponsor or Company to have been accurate, in all material respects, based upon the information available to Sponsor or Company at the time such projections were prepared.

Indemnification

You agree to indemnify and hold harmless WFF, each of its affiliates, and each of their officers, directors, employees, agents, advisors, attorneys, and representatives (each, an “Indemnified Party”) from and against any and all out-of-pocket claims, damages, losses, liabilities, and expenses (including, without limitation, fees and

4

Thoma Cressey Bravo, inc.

April 4, 2007

disbursements of counsel), that may be incurred by or asserted or awarded against any Indemnified Party, in each case, arising out of or in connection with or relating to this commitment letter, the loan documentation, or the Transaction, or any use made or proposed to be made with the proceeds of the Facilities, and whether or not the Transaction is consummated, except, in the case of each Indemnified Party, to the extent such claim, damage, loss, liability, or expense is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s or its affiliates’ or each of their officers’, directors’, employees’, agents’, advisors’, attorneys’, or representatives’, gross negligence, bad faith, or willful misconduct. Upon the closing of the Transaction, the foregoing indemnity shall be provided solely be Newco, the Company and its subsidiaries, and Sponsor shall have no continuing liability hereunder.

You further agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to Sponsor or Company for or in connection with the Transaction contemplated hereby, except to the extent such liability is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s or its affiliates’ or each of their officers’, directors’, employees’, agents’, advisors’, attorneys’, or representatives’, gross negligence, bad faith, or willful misconduct. In no event, however, shall any Indemnified Party be liable on any theory of liability for any special, indirect, consequential or punitive damages.

Governing Law, Etc,

This commitment letter shall be governed by, and construed in accordance with, the law of the State of New York. Each of the parties hereto consents to the jurisdiction and venue of the federal and/or state courts located in New York, New York. This commitment letter sets forth the entire agreement between the parties with respect to the matters addressed herein, supersedes all prior communications, written or oral, with respect hereto, and may not be amended or modified except in writing. This commitment letter may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original and all of which, taken together, shall constitute one and the same letter. Delivery of an executed counterpart of a signature page to this commitment letter by telecopier or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this commitment letter. In the event that this commitment letter is terminated or expires, the Costs and Expenses, Confidentiality, Indemnification, Governing Law, and Waiver of Jury Trial provisions hereof shall survive such termination. Anything contained herein to the contrary notwithstanding, the obligations of the parties under this commitment letter shall terminate at the time of the initial funding under the Facilities.

5

Waiver of Jury Trial

To the maximum extent permitted by applicable law, each party hereto irrevocably waives all right to trial by jury in any action or proceeding (whether based on contract, tort, or otherwise) arising out of or relating to this commitment letter or the Transaction contemplated hereby or the actions of WFF or any of its affiliates in the negotiation, performance, or enforcement of this commitment letter. The offer made by WFF in this commitment letter shall expire, unless otherwise agreed to in writing by WFF, at 5 p.m. (California time) on April 5, 2007, unless prior thereto WFF has received a copy of this commitment letter signed by Sponsor. In the event the closing of the Facilities does not occur by July 16, 2007, WFF’s commitment to provide the Facilities shall automatically expire on such date. If you elect to deliver this commitment letter by fax (310-496-1239), please arrange for the executed original to follow by next-day courier.

Very truly yours,

WELLS FARGO FOOTHILL, INC.

By:	/a/ TODD NAKAMOTO
Name:	Todd Nakamoto
Title:	Vice-President and Senior Underwriter

ACCEPTED AND AGREED TO

this      day of April, 2007

THOMA CRESSEY BRAVO, INC.

By:	/s/ P. HOLDEN SPAHT
Name:	P. Holden Spaht
Title:	Principal

cc:	James A. Marasco, EVP, Regional Director of Loan Originations, Wells Fargo Foothill, Inc.
Steven V. Macko, Managing Director of Loan Originations, Wells Fargo Foothill Inc.
Thomas E. Lane, SVP, National Underwriting Manager, Wells Fargo Foothill, Inc.
Tricia McLoughlin, Managing Director of Loan Sales & Syndications, Wells Fargo Foothill, Inc.

6

TERM SHEET

Senior Secured Credit Facilities

This Term Sheet is part of the commitment letter, dated April 4, 2007 (the “Commitment Letter”), addressed to Thoma Cressey Bravo, Inc. (“Sponsor”) by Wells Fargo Foothill, Inc. (“WFF”), and is subject to the terms and conditions of the Commitment Letter. Capitalized terms used herein shall have the meanings set forth in the Commitment Letter unless otherwise defined herein.

Borrowers:

Embarcadero Technologies, Inc. (the “Company”) and each of its subsidiaries as are reasonably acceptable to WFF (together with the Company, each a “Borrower” and collectively, jointly and severally, the “Borrowers”).

Guarantors:

All of the Company’s present and future subsidiaries that are not Borrowers; provided, that foreign subsidiaries shall not be required to be Loan Parties if to do so could reasonably be expected to result in adverse tax consequences that would exceed a to be agreed-upon amount (such Guarantors, together with Borrowers, each a “Loan Party” and collectively, the “Loan Parties”).

Lenders and Agents:

WFF and such other lenders designated by WFF in consultation with Sponsor (the “Lenders”). WFF shall act as the agent for the Lenders under the First Lien Facility (in such capacity, the “First Lien Agent”), and as agent for the Lenders under the Second Lien Facility (in such capacity, the “Second Lien Agent”; together with the First Lien Agent, the “Agents”), but WFF reserves the right to assign the position of Second Lien Agent to another person or entity in consultation with Borrowers (it being understood that in no event shall WFF be required to obtain any Borrower’s consent with respect to such person or entity).

Facilities:

Senior secured credit facilities (the “Facilities”) with a maximum credit amount (“Maximum Credit Amount”) of $100,000,000. Under the Facilities, Lenders will provide Borrowers with a revolving line of credit (the “Revolver”), a first lien term loan (the “First Lien Term Loan”; together with the Revolver, the “First Lien Facility”), and a second lien term loan (the “Second Lien Term Loan”; also referred to as the “Second Lien Facility”; the Second Lien Term Loan, together with the First Lien Term Loan, the “Term Loans”, together with amounts outstanding under the Revolver, the “Loans”).

Revolver:

Advances under the Revolver (“Advances”) will be available up to a maximum aggregate amount outstanding not to exceed $10,000,000 (the “Maximum Revolver Amount”), of which at least $5,000,000 will be undrawn on the Closing Date.

Letter of Credit Subfacility:

Under the Revolver, Borrowers will be entitled to request that First Lien Agent issue guarantees of payment (“Letters of Credit”) with respect to letters of credit issued by an issuing bank in an aggregate amount not to exceed $5,000,000 at any one time outstanding. The aggregate amount of outstanding Letters of Credit will be reserved against the Maximum Revolver Amount.

7

First Lien Term Loan:

On the Closing Date, WFF will provide Borrowers the First Lien Term Loan in an amount equal to $65,000,000, but in no event will the sum of (i) the First Lien Term Loan to be made on the Closing Date and (ii) the amount of the Revolver that is outstanding on the Closing Date be greater than (A) 3.75 (“First Lien Multiplier”) times (B) Borrowers’ trailing twelve months pro forma EBITDA for the most recently completed 12 month period ended not more than 45 days prior to the Closing Date (“TTM Pro Forma EBITDA”) (to be defined). The parties agree that (a) TTM EBITDA for the period ending on December 31, 2006 for the Company and its subsidiaries shall be set at $7,700,000, and (b) the pro forma adjustments that are to be added to calculate TTM Pro Forma EBITDA shall be mutually agreed upon, but the parties acknowledge that they will be based upon the methodology (including the assumptions and conclusions) utilized in the PricewaterhouseCoopers report dated as of March 15, 2007.

The outstanding amount of the First Lien Term Loan will be repayable, on a quarterly basis, by an amount equal to 0.25% per quarter of the original principal balance of the First Lien Term Loan on the first day of each quarter occurring after the Closing Date, starting on October 1, 2007, with the entire amount remaining unpaid being due and payable in full on the Maturity Date.

Second Lien Term Loan:

On the Closing Date, WFF will provide Borrowers the Second Lien Term Loan in an amount equal to $25,000,000, but in no event will the sum of (i) the First Lien Term Loan to be made on the Closing Date, (ii) the amount of the Revolver that is outstanding on the Closing Date, and (iii) the Second Lien Term Loan to be made on the Closing Date be greater than (A) 5.50 (“Second Lien Multiplier”) times (B) Borrowers’ TTM Pro Forma EBITDA.

The outstanding amount of the Second Lien Term Loan shall be due and payable in full on the Maturity Date.

Optional Prepayment:	Advances under the Revolver may be prepaid in whole or in part from time to time and without penalty or premium.

The First Lien Term Loan may be voluntarily prepaid before the Maturity Date at Borrower’s sole discretion, in whole or in part, without penalty or premium, upon ten days prior written notice. The Second Lien Term Loan may be prepaid before the Maturity Date, at Borrower’s sole discretion, in whole or in part upon ten days’ prior written notice, so long as Borrower pays the Prepayment Premium set forth in Annex A-I in connection therewith and the First Lien Term Loan and the Revolver have been paid in full and there are no remaining commitments under the Revolver. All optional prepayments of the First Lien Term Loan shall be applied to the remaining installments due in respect of the First Lien Term Loan (including any balloon payment due on the Maturity Date) on a ratable basis.

8

Mandatory Prepayments:	The Loans shall be required to be prepaid as follows:

(i)	starting with the period commencing on the Closing Date and ending on December 31, 2007, and thereafter with respect to each fiscal year of the Company thereafter (each such period, a “Fiscal Period”), in an amount equal to (a) 75% of the Company’s consolidated excess cash flow for the relevant Fiscal Period minus (b) the aggregate amount of voluntary prepayments of the Term Loans made during such Fiscal Period; provided that the foregoing percentage shall be reduced to 50% with respect to any Fiscal Period of the Company in which the Company’s Total Leverage Ratio (as defined in Annex A-l) for such Fiscal Period is 4.00:1.00 or less. The definition of “excess cash flow” to be defined in a manner mutually acceptable to the Company and the Agents, but it will be based on EBITDA minus interest expense, principal payments and loan servicing fees, taxes, and net capital expenditures to the extent permitted,

(ii)	in an amount equal to 100% of the net cash proceeds of asset sales (subject to exceptions and subject to reinvestment provisions to be mutually agreed upon),

(iii)	in an amount equal to 100% of the net cash proceeds of any debt issued by the Company or its subsidiaries (subject to exceptions to be mutually agreed upon),

(iv)	in an amount equal to 100% of the net cash proceeds of any equity issuance by the Company or its subsidiaries, other than equity issuances (a) to the Sponsor and other existing shareholders, (b) to management and other employees pursuant to employee stock or option plans approved by the board of directors of the Company, and (c) to the extent the proceeds are used to finance Permitted Acquisitions, or

(v)	in an amount equal to (a) 50% of the net cash proceeds of tax refunds, and (b) 100% of the net cash proceeds of insurance and casualty receipts (subject to exceptions for (a) customary reinvestment rights in assets used or useful in the business of the Company and its subsidiaries, and (b) such other exceptions and reinvestment rights to be mutually agreed upon) and other extraordinary events (subject to exceptions for payments of indemnification claims and for proceeds of business interruption insurance) received by the Company or its subsidiaries.

All Mandatory Prepayments shall be applied (a) first, to the outstanding principal balance of the First Lien Term Loan, (b) second, to the outstanding principal balance of the Advances (with a commensurate reduction in the Revolver commitments), (c) third, to cash collateralize the outstanding Letters of Credit (with a commensurate reduction in the Revolver commitments), and (d) fourth, to the outstanding principal balance of the Second Lien Term Loan. All Mandatory Prepayments of the Term Loans shall be applied to the installments due in respect of the applicable Term Loan (including any balloon payment due on the Maturity Date) on a

9

ratable basis and, with the exception of clauses (iii) and (iv), shall be payable without premium or penalty. Prepayments under clauses (iii) and (iv) shall include the Prepayment Premium set forth in a separate commitment fee letter.

All Mandatory Prepayments may be waived by the First Lien Agent (as to the First Lien Facility) and by the Second Lien Agent (as to the Second Lien Facility) in its discretion.

Use of Proceeds:

To (i) finance a portion of the consideration payable in connection with the acquisition of the Company, (ii) refinance Borrowers’ existing indebtedness, (iii) fund certain fees, costs, and expenses associated with the Facilities, and (iv) finance the ongoing working capital, capital expenditure, and general corporate needs (including Permitted Acquisitions) of Borrowers and their subsidiaries.

Fees and Interest Rates:	As set forth on Annex A-I or in the commitment fee letter referred to therein.

Term:	5 years from the Closing Date for the First Lien Facility and 6 years from the Closing Date for the Second Lien Facility (“Maturity Date”).

Collateral:

The First Lien Facility will be secured by a first priority perfected security interest in, and the Second Lien Facility will be secured by a second priority perfected security interest in, substantially all of the Loan Parties now owned or hereafter acquired property and assets, including, but not limited to, inventory, accounts, equipment, chattel paper, documents, instruments, copyrights (which shall be registered with the U.S. Copyright office), trademarks, and patents and related rights, general intangibles, deposit accounts, cash and cash equivalents, and investment property (including a first priority perfected security interest in all of the capital stock of (or other ownership interests in) each Loan Parry) and all proceeds and products thereof; provided, that only 65% of the capital stock of (or other ownership interests in) first tier foreign subsidiaries of the Loan Parties shall be required to be pledged if the pledge of a greater percentage could reasonably be expected to result in adverse tax consequences that would exceed a to be agreed-upon amount.

Collection:

As quickly as practicable (and the Loan Parties shall use their commercially reasonable efforts to cause the following to occur on or before the Closing Date) but in any event within five (5) Business Days after the Closing Date, the Loan Parties will direct all of their customers to remit all payments to deposit accounts that are the subject of control agreements among the Loan Parties, the Agents, and the depository bank, and, to the extent such payments are not remitted to such deposit accounts, the Loan Parties will be required promptly to remit any payments received by them to such deposit accounts. The terms and conditions of the control agreements shall be reasonably acceptable to the Agents but in any event shall allow the

10

Loan Parties access to the deposit account balances so long as no event of default under the Loan Documents shall have occurred and be continuing.

Financial Covenants:

Borrowers will be required to maintain minimum fixed charge coverage ratios, minimum levels of maintenance revenue and maximum leverage ratios. The levels for each of the foregoing will be based upon discounts of Borrowers’ projected operating performance, which discounts with respect to the First Lien Facility and the Second Lien Facility shall be materially consistent with the levels discussed between Sponsor and Agent prior to execution of the Commitment Letter.

Financial Reporting:

Customary for the Agents’ loans of this type and those additional deemed appropriate by the Agents for this transaction including monthly financial statements and annual audited financial statements and projections.

Conditions Precedent to Closing:	The following:

a)	(i) the review of UCC, tax lien, and litigation searches regarding the Loan Parties, the results of which are satisfactory to each Lender, and (ii) the review of the Merger Agreement (including schedules thereto), with any changes to the Merger Agreement from the drafts thereof previously received by WFF which are materially adverse to the Lenders or the Loan Parties to be satisfactory to each Lender,

b)	evidence of a cash equity investment by Sponsor or its affiliates, or other investors reasonably satisfactory to the Lenders, in a minimum amount of $44,000,000,

c)	minimum availability under the First Lien Facility plus unrestricted cash and cash equivalents (that are subject to control agreements in favor of Agent which are reasonably satisfactory to Agent) of the Loan Parties at closing, after giving effect to the initial use of proceeds (including the payment in full of all amounts due in connection with the termination on the Closing Date of all existing stock option plans and other similar plans for executive compensation), of not less than $6,500,000.

d)	all documentation associated with the Acquisition shall be substantially in the form of such documentation delivered to the Agents prior to execution and delivery of the commitment letter or subject to subsequent amendments or modifications thereto that are not materially adverse to the Lenders or the Loan Parties or are otherwise reasonably acceptable to the Agents, the Acquisition shall be completed on the Closing Date in accordance with the terms and conditions thereof, and no such terms or conditions (other than any immaterial terms or conditions) shall have been waived other than with the consent of the Agents, and

11

e)	definitive legal documentation customary for transactions of this type, including credit agreements, security agreements, control agreements, and intercreditor agreements, each in form and substance reasonably satisfactory, in all material respects, to the Agents and each of the Lenders.

Closing Date:	The closing date (“Closing Date”) shall occur within 7 days from shareholder approval of the Acquisition but in no event later than July 16, 2007.

12

Annex A-l

Interest Rates and Fees

Interest Rate Options	Borrowers may elect that the loans bear interest at a rate per annum equal to:

(i)	the Base Rate plus the Applicable Margin; or

(ii)	the LIBOR Rate plus the Applicable Margin.

As used herein:

The “Base Rate” means the prime lending rate as publicly announced from time to time by Wells Fargo Bank, N.A.

The “LIBOR Rate” means the rate per annum, determined by Agent in accordance with its customary procedures, at which dollar deposits are offered to major banks in the London interbank market, adjusted by the reserve percentage prescribed by governmental authorities as determined by Agent. The LIBOR Rate shall be available for interest periods of 1,2,3, or 6 months.

“Applicable Margin” means, as of any date of determination, the following margins based upon the most recent Total Leverage Ratio calculation; provided, however, that for the period from the Closing Date through two full quarters following the Closing Date the Applicable Margin shall be at Level III:

Level	Total leverage Ratio	LIBOR Rate Loans under the First Lien Facility	Rase Rate Loans under the First Lien Facility	LIBOR Rate Loans under the Second Lien Facility	Base Rate Loans under the Second Lien Facility
I	<4.00X	2.25%	0.50%	6.25%	4.50%
II	< 4.50X and ≥ 4.00X	2.50%	0.75%	6.50%	4.75%
III	≥ 4.50X	2.75%	1.00%	6.75%	5.00%

“Total Leverage Ratio” means (a) the outstanding amount outstanding of the Revolver (including letters of Credit), the First Lien Term Loan and the Second Lien Term Loan at such date, to (b) trailing twelve months actual EBITDA (“TTM Actual EBITDA”) (to be defined) for the most recently completed 12 consecutive month period most recently ended on or prior to the date of determination.

Interest Payment Dates

In the case of loans bearing interest based upon the Base Rate (“Base Rate Loans”), monthly in arrears. In the case of Loans bearing interest based upon the LIBOR Rate (“LIBOR Rate Loans”), on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Letter of Credit Fees

An amount equal to the product of (i) 2.50% per annum (the “Letter of Credit Margin”) and (ii) the undrawn amount of each Letter of Credit, earned in full, non-refundable and payable in cash monthly in

13

arrears, plus the charges imposed by the letter of credit issuing bank; provided however, that if the Default Rate is in effect, the Letter of Credit Margin shall be increased by an additional 2.0% per annum.

Default Rate

At any time when an event of default has occurred and is continuing and upon the written election of the required lenders under the First Lien Facility, all amounts outstanding under the Revolver and the First Lien Term Loan shall bear interest at 2.0% above the interest rate otherwise applicable thereto. At any time when an event of default has occurred and is continuing and upon the written election of the required lenders under the Second Lien Facility, all amounts outstanding under the Second Lien Term Loan shall bear interest at 2.0% above the interest rate otherwise applicable thereto.

Rate and Fee Basis	All per annum rates shall be calculated on the basis of a year of 360 days and the actual number of days elapsed.

Fees and Expenses	All fees and expenses shall be as agreed to by the parties in a separate commitment fee letter.

14

EXHIBIT E

Thoma Cressey Fund VIII, L.P.

600 Montgomery Street, 32nd Floor

San Francisco, CA 94111

April 5, 2007

EMBT Holdings Inc.

c/o Thoma Cressey Bravo, Inc.

600 Montgomery Street, 32nd Floor

San Francisco, CA 94111

Attn: Orlando	Bravo

             Scott Crabill

Re:       Equity Commitment

Ladies and Gentlemen:

Thoma Cressey Fund VIII, L.P., a Delaware limited partnership (“TCB”), and certain of its affiliates intend to purchase equity securities of EMBT Holding Corp., a Delaware corporation (“Parent”), in connection with the acquisition (the “Acquisition”) by EMBT Merger Corp., a Delaware corporation and an indirect, wholly-owned subsidiary of Parent, (the “Buyer”) by merger of Buyer with and into Embarcadero Technologies, Inc., a Delaware corporation (the “Company”).

This is to advise you that, upon the terms and subject to the conditions set forth below, TCB hereby commits to purchase or cause to be purchased equity securities of Parent upon the consummation of the Acquisition (the “Equity Commitment”) in an amount not to exceed $52,000,000.00. TCB may allocate a portion of its investment to co-investors, including its affiliates.

TCB’s obligation under this letter is subject to: (1) the execution of documentation customary in financings of this type, (2) the funding of the debt financing commitments made pursuant to the financing commitment letter from Wells Fargo Foothill, Inc. and Silver Point Finance, LLC in the amount of $90,000,000.00 of even date herewith, and (3) the consummation of the merger contemplated by that certain Agreement and Plan of Merger by and among Parent, Buyer and the Company (the “Merger Agreement”) and the satisfaction of all conditions thereunder; provided that, notwithstanding anything to the contrary set forth in this paragraph, TCB’s obligation under this letter is not subject to the conditions set forth in items (1), (2) and (3) of this paragraph up to an amount equal to, but in no event exceeding, the Parent Termination Fee, as defined in the Merger Agreement.

The commitment set forth herein shall expire upon the termination of the Merger Agreement; provided, however, that notwithstanding the foregoing, the commitment set forth herein to the extent it relates to the Parent Termination Fee shall continue uninterrupted until such fee is paid in full to the Company if such payment is required by the terms of the Merger Agreement. The commitment set forth herein shall not be assignable by you without TCB’s prior

Thoma Cressey Fund VIII, L.P.

April 5, 2007

written consent, and the granting of such consent in a given instance shall be solely in the discretion of TCB and, if granted, shall not constitute a waiver of this requirement as to any subsequent assignment. Nothing set forth in this letter shall be construed to confer upon or give to any person other than Parent any rights or remedies under or by reason of this commitment or to confer upon or give to any person any rights or remedies against any person other than the undersigned under or by reason of this commitment; provided, however, that the Company may enforce TCB’s obligations hereunder to the extent all of the conditions thereto have been satisfied and/or to enforce TCB’s obligation to contribute to or pay the Parent Termination Fee; and provided, further, that the Company, by this reference, is joined in this agreement and entitled to enforce all of the foregoing obligations of TCB to the extent set forth above.

2

Thoma Cressey Fund VIII, L.P.

April 5, 2007

If this letter is agreeable to you, please so indicate by signing in the space indicated below.

Very truly yours,

THOMA CRESSEY FUND VIII, L.P.

By:	TC Partners VIII, L.P.
Its:	General Partner

By:	Thoma Cressey Bravo, Inc.
Its:	General Partner

By:	/s/ Orlando Bravo
Name: Orlando Bravo
Its: Managing Director

Accepted and agreed as of April 5, 2007.

EMBT HOLDING CORP.

By:	/s/ Orlando Bravo
Name: Orlando Bravo
Title: President

EXHIBIT F

LIMITED GUARANTEE OF THOMA CRESSEY FUND VIII, L.P.

Reference is made to that certain Agreement and Plan of Merger, dated as of April 5, 2007 (the “Agreement”), by and among EMB Holding Corp., a Delaware corporation (“Parent”), EMBT Merger Corp., a Delaware corporation and wholly-owned direct subsidiary of Parent (“Merger Sub”), and Embarcadero Technologies, Inc., a Delaware corporation (the “Company”). Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Agreement.

The undersigned, Thoma Cressey Fund VIII, L.P., (“Guarantor”) hereby agrees to be responsible for the performance by Parent and Merger Sub of, and to cause Parent and Merger Sub to perform, all of their obligations under the Agreement that are to be performed by Parent or Merger Sub on or prior to the Effective Time, provided that the maximum aggregate liability of Guarantor hereunder shall not in any event exceed the amount of the Parent Termination Fee. In addition to the Company’s other rights under this Limited Guarantee and the Agreement, if Parent becomes obligated to pay the Parent Termination Fee and does not do so in full within the time provided in the Agreement, Guarantor will pay the Parent Termination Fee within five Business Days after the date Parent should have paid the Parent Termination Fee. The obligation of Guarantor pursuant to this undertaking shall terminate and be of no further force or effect immediately upon the Effective Time; provided that all obligations of the Parent and Merger Sub required to be performed on or prior to the Effective Time have been performed. This obligation is irrevocable, absolute and continuing until terminated in accordance with its terms, and may not be assigned, whether by operation of law or otherwise, without the prior written consent of the Company.

Without impairing the rights of Parent and Merger Sub under the Agreement, Guarantor’s responsibility shall not be discharged, released, diminished, or impaired in whole or in part by (a) any setoff, counterclaim, defense, act or occurrence which Guarantor may have against the Company as a result or arising out of this or any other transaction, (b) the renewal, extension, modification, waiver or alteration of the Agreement, with or without the knowledge or consent of Guarantor, or (c) the inaccuracy of any of the representations and warranties of the Company under the Agreement. Guarantor waives notice of: (1) acceptance of this obligation; (2) the creation, renewal, extension, modification, waiver or alteration of the Agreement; (3) any breach of or default in the performance of Parent or Merger Sub of their obligations under the Agreement; and (4) all other matters the notice of which Guarantor might otherwise be entitled to receive. The Company may enforce Guarantor’s obligation without first (A) suing Parent or Merger Sub, (B) joining Parent or Merger Sub in any suit against Guarantor, (C) enforcing any rights and remedies against Parent or Merger Sub or (D) otherwise pursuing or asserting any claims or rights against Parent or Merger Sub or any of their respective property. The undersigned waives all rights of subrogation and reimbursement against Parent and Merger Sub until the Company has been irrevocably paid in full the amounts owed to the Company under this Limited Guarantee.

The undersigned hereby represents and warrants to the Company that as of the date hereof, the undersigned has sufficient liquid and unencumbered assets (or the enforceable right to obtain such assets from its limited partners in connection with this undertaking pursuant to the terms of its limited partnership agreement or other governing documents) to satisfy its obligations under this undertaking, and will at all times maintain at least such amount of liquid and unencumbered assets (or the right to maintain such assets) until the termination of this undertaking in accordance with the terms hereof.

This Limited Guarantee shall be governed by, and construed in accordance with, the internal laws of the State of Delaware.

THOMA CRESSY FUND VIII, L.P.

By:	/s/ ORLANDO BRAVO

EXHIBIT G

NOTICE TO THE INTERNAL REVENUE SERVICE

This notice is being provided by Embarcadero Technologies, Inc., a Delaware corporation (the “Company”), pursuant to the requirements of Treasury Regulation Section 1.897-2(H)(2).

The Company is located at 100 California Street, Suite 1200, San Francisco, CA 94111. The Company’s Taxpayer Identification Number is [            ].

The attached Notice of Non-U.S. Real Property Holding Corporation Status was not requested by a foreign interest holder. Rather, it was requested by EMB Holding Corp., a Delaware corporation (“Parent”), the transferee of capital stock of the Company. Parent is located at [            ]. Parent’s Taxpayer Identification Number is                     .

The interests in question (shares of the Company stock to be received by Parent pursuant to an Agreement and Plan of Merger) are not U.S. Real Property Interests.

Under penalties of perjury, I declare that I have examined this notice and the attachment hereto and to the best of my knowledge and belief they are true, correct and complete, and I further declare that I have authority to sign this document on behalf of the Company.

EMBARCADERO TECHNOLOGIES, INC.

Dated: , 2007	By
President and Chief Executive Officer

NOTICE OF NON-U.S. REAL PROPERTY HOLDING CORPORATION

STATUS PURSUANT TO TREASURY REGULATION

SECTION 1.897-2(H) AND CERTIFICATION OF NON-FOREIGN STATUS

Pursuant to an Agreement and Plan of Merger, dated as of April 5, 2007, among EMB Holding Corp., a Delaware corporation (“Parent”), EMBT Merger Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and Embarcadero Technologies, Inc., a Delaware corporation (the “Company”), Merger Sub shall be merged with and into the Company, and the Company will become a wholly owned subsidiary of Parent. In completing that merger, Parent will receive shares of the Company’s capital stock in exchange for the merger consideration provided for in the Agreement and Plan of Merger.

Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), provides that a transferee of a U.S. Real Property Interest must withhold tax if the transferor is not a U.S. person. In order to confirm that Parent, as transferee, is not required to withhold tax upon the receipt of the capital stock of the Company in exchange for the merger consideration, the undersigned, in his capacity as Chief Executive Officer of the Company, hereby certifies as follows:

1.	The capital stock of the Company outstanding immediately prior to the merger does not constitute a U.S. Real Property Interest as that term is defined in Section 897(c)(1)(A)(ii) of the Code.

2.	The assertion in Paragraph 1 above is based on a determination by the Company that the Company is not and has not been a U.S. Real Property Holding Corporation, as that term is defined in Section 897(c)(2) of the Code, at any time during the five-year period preceding the date of this Notice.

3.	The Company is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Code and the related regulations).

4.	The Company’s U.S. employer identification number is [ ].

5.	The Company is not a disregarded entity as defined in Section 1.1445-2(b)(2)(iii) of the Treasury Regulations.

6.	The Company’s office address is 100 California Street, Suite 1200, San Francisco, CA 94111.

7.	The Company will file this notice with the Internal Revenue Service within 30 days after this notice is delivered to Parent.

This notice is made in accordance with the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3). The Company understands that any false statement contained herein could be punished by fine, imprisonment or both.

Under penalties of perjury I declare that I have examined this notice and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this notice on behalf of the Company.

EMBARCADERO TECHNOLOGIES, INC.

Dated: , 2007	By
President and Chief Executive Officer

Annex B

2725 Sand Hill Road

Menlo Park, CA 94025

April 5, 2007

Board of Directors

Embarcadero Technologies, Inc.

100 California Street

Suite 1200

San Francisco, California 94111

Members of the Board:

We understand that Embarcadero Technologies, Inc. (the “Company”), EMB Holding Corp. (the “Parent”), and EMBT Merger Corp., a wholly-owned subsidiary of the Parent (the “Merger Sub”) propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated April 5, 2007 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of the Merger Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly-owned subsidiary of the Parent, and each outstanding share of common stock, par value $0.001 per share (the “Company Common Stock”) of the Company, other than shares held in treasury, or held by the Parent or as to which dissenters’ rights have been perfected, will be converted into the right to receive $7.20 per share in cash (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement. We further understand that one or more of the executive officers of the Company will invest a portion of the Merger Consideration he receives in shares of capital stock of the Parent (the “Investor(s)”).

You have asked for our opinion as to whether the Merger Consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders other than the Investor(s).

For purposes of the opinion set forth herein, we have:

i)	reviewed certain publicly available financial statements and other business and financial information of the Company;

ii)	reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

iii)	reviewed certain financial projections of the Company prepared by the management of the Company;

iv)	discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

v)	reviewed the reported prices and trading activity for the Company Common Stock and other publicly available information regarding the Company;

vi)	compared the financial performance of the Company and the prices and trading activity of the Company Common Stock with that of certain other comparable publicly-traded companies and their securities;

vii)	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

viii)	participated in discussions and negotiations among representatives of the Company, the Parent and their financial and legal advisors;

ix)	reviewed the Merger Agreement and certain related documents; and

x)	performed such other analyses and considered such other factors as we have deemed appropriate.

B-1

We have assumed and relied upon without independent verification the accuracy and completeness of the information supplied or otherwise made available to us by the Company for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best available estimates and judgments of the future financial performance of the Company. Although we understand that the financial statements of the Company will be restated, for the purposes of this letter we have reviewed and relied upon, without independent verification, the existing financial statements of the Company available as of the date hereof. We have also assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions including, among other things, that the Parent will obtain financing for the Merger. We have relied upon, without independent verification, the assessment by the management of the Company of the validity of, and risks associated with, the Company’s existing and future technologies, intellectual property, products and services, and the strategic rationale for the Merger. We have assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the Merger. We are not legal, tax or regulatory advisors and have relied upon, without independent verification, the assessment of the Company and its legal, tax or regulatory advisors with respect to such matters. We have not made any independent valuation or appraisal of the assets or liabilities of the Company nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a substantial portion of which is contingent upon the consummation of the Merger. In addition, Morgan Stanley, its affiliates, directors or officers, including individuals working with the Company in connection with this transaction, may have committed and may commit in the future to invest in private equity funds managed by affiliates of the Parent. In the ordinary course of our trading, brokerage, investment management and financing activities, Morgan Stanley or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or the accounts of customers, in debt or equity securities or senior loans of the Company, affiliates of the Parent or any other company or any currency or commodity that may be involved in this transaction.

It is understood that this letter is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, Morgan Stanley expresses no opinion or recommendation as to how the stockholders of the Company should vote at the stockholders’ meeting to be held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Merger Consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders other than the Investor(s).

Very truly yours,

MORGAN STANLEY & CO. INCORPORATED

By:
Michael F. Wyatt Managing Director

B-2

Annex C

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

Section 262. Appraisal Rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

EMBARCADERO TECHNOLOGIES, INC.

100 California Street, 12th Floor

San Francisco, California 94111

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all prior proxies, hereby constitutes and appoints Michael Shahbazian, Samuel T. Spadafora and Bradley C. Weber, and each of them, with power to act without the others and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side of this proxy, all shares of common stock of Embarcadero Technologies, Inc. which the undersigned is entitled to vote, and, in accordance with the recommendation of the Board of Directors, to vote upon such other business as may properly come before the Special Meeting of Stockholders of Embarcadero Technologies, Inc. to be held on Friday, June 22, 2007 at 10:00 a.m., local time, or any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Special Meeting.

This proxy, when properly executed, will be voted in the manner you direct, or, if no contrary direction is made, your proxy will be voted FOR the proposals described in the enclosed proxy statement; and in accordance with the recommendation of the Board of Directors on all other matters that may properly come before the meeting (or any adjournments or postponements thereof) or may otherwise be allowed to be considered at the meeting.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY

USING THE ENCLOSED ENVELOPE.

YOUR VOTE IS IMPORTANT! PLEASE VOTE.

(Continued and to be marked, dated and signed on the other side)

1:	To adopt the Agreement and Plan of Merger, dated as of April 5, 2007, by and among EMB Holding Corp., EMBT Merger Corp. and Embarcadero Technologies, Inc. (the “Merger Agreement”).

☐ FOR ☐ AGAINST ☐ ABSTAIN

2:	To approve the adjournment of the Special Meeting, as necessary, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the adoption of the Merger Agreement.

☐ FOR ☐ AGAINST ☐ ABSTAIN

3:	To vote on such other business as may properly come before the meeting.

Signature of Stockholder(s):                                                                                              Date:

Signature of Stockholder(s):                                                                                              Date:

This proxy must be signed exactly as the name appears herein. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

THANK YOU FOR VOTING

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to Special Meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET		TELEPHONE
http://www.proxyvoting.com/embt		1-866-540-5760

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.